Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

UFP INDUSTRIAL, LLC,

THUNDER MERGER SUB, INC.,

PALLETONE, INC.,

and

THE REPRESENTATIVE NAMED HEREIN

November 11, 2020

TABLE OF CONTENTS

ARTICLE I MERGER		1

1.1	Agreement to Merge	1

1.2	Effect of the Merger	2

1.3	Certificate of Incorporation and Bylaws	2

1.4	Directors and Officers	2

1.5	Effect on Company Securities	2

1.6	Exchange of Certificates	4

ARTICLE II MERGER CONSIDERATION; CLOSING PAYMENTS		5

2.1	Merger Consideration	5

2.2	Closing Payments	6

2.3	Final Adjustment of the Purchase Price	7

2.4	Representative; Additional Merger Consideration	10

2.5	Withholding	10

ARTICLE III CLOSING		11

3.1	Closing	11

3.2	Deliveries by the Company at Closing	11

3.3	Deliveries by Purchaser at the Closing	12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		12

4.1	Organization	13

4.2	Authorization of Agreement	13

4.3	Conflicts; Consents of Third Parties	13

4.4	Capitalization; Subsidiaries	14

4.5	Financial Statements	15

4.6	Undisclosed Liabilities	16

4.7	Absence of Certain Developments	16

4.8	Legal Proceedings	16

4.9	Compliance with Laws; Permits; Anticorruption	16

4.10	Taxes	17

4.11	Title to Assets; Real Property	21

4.12	Environmental Matters	23

4.13	Material Contracts	25

i

4.14	Customers and Suppliers	27

4.15	Intellectual Property	28

4.16	Employee Benefits Plans	30

4.17	Labor	32

4.18	Transactions With Related Parties	33

4.19	Insurance	34

4.20	No Brokers	35

4.21	Inventory	35

4.22	Accounts Receivable; Accounts Payable	35

4.23	Books and Records	35

4.24	Products and Services.	35

4.25	Bank Accounts	36

4.26	Limitations on Representations and Warranties	36

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB		37

5.1	Organization	37

5.2	Authorization of Agreement	37

5.3	Conflicts; Consents of Third Parties	38

5.4	Legal Proceedings	38

5.5	No Brokers	38

5.6	Financial Capability	38

ARTICLE VI CONDUCT OF BUSINESS		39

6.1	Conduct of the Company Pending the Closing	39

6.2	Stockholder Approval	41

6.3	Notice; Effect of Notice	42

6.4	No Solicitation of Other Bids	43

ARTICLE VII COVENANTS		44

7.1	Access to Information	44

7.2	Cooperation; Filings and Approvals	45

7.3	Confidentiality	47

7.4	Publicity	47

7.5	Satisfaction of Indebtedness	48

7.6	Director and Officer Liability; Indemnification	48

7.7	R&W Insurance Policy	49

7.8	Company Treasury Relationship	49

7.9	Employees; Benefits	49

ARTICLE VIII CONDITIONS TO CLOSING		50

8.1	Conditions Precedent to Obligation of the Parties	50

8.2	Conditions Precedent to Obligation of Purchaser and Merger Sub	51

8.3	Conditions Precedent to Obligation of the Company	53

ARTICLE IX INDEMNIFICATION		53

9.1	Survival	53

9.2	Indemnification	54

9.3	Indemnification Procedures	55

9.4	Limitations on Indemnification	57

9.5	Effect of Investigation; Materiality Qualifiers	57

9.6	Waiver of Subrogation, Contribution, Reimbursement and Other Rights	57

9.7	Exclusive Remedy; Nature of Representations and Warranties	58

ARTICLE X TAX MATTERS		58

10.1	Tax Returns	58

10.2	Cooperation	60

10.3	No Duplication	60

ARTICLE XI TERMINATION		60

11.1	Termination	60

11.2	Termination Procedure	61

11.3	Effect of Termination	61

11.4	Purchaser Termination Fee	61

ARTICLE XII MISCELLANEOUS		62

12.1	Expenses	62

12.2	Governing Law	63

12.3	Submission to Jurisdiction; Waivers	63

12.4	Further Assurances	63

12.5	Entire Agreement	64

12.6	Amendments and Waivers	64

12.7	Notices	64

12.8	Severability	66

12.9	Specific Performance	66

12.10	No Third-Party Beneficiaries	66

12.11	Assignment	67

12.12	Authorization of Representative	67

12.13	Counterparts	70

12.14	Independent Legal Counsel; Continuing Representation; Privileges	70

12.15	Disclosure Schedule	71

ARTICLE XIII DEFINITIONS AND INTERPRETATIONS		71

13.1	Certain Definitions	71

13.2	Certain Interpretive Matters	82

EXHIBITS

Exhibit AForm of Support Agreement

Exhibit BForm of Letter of Transmittal

Exhibit CForm of Restrictive Covenant Agreement

Exhibit DForms of Employment Agreement

Exhibit ERequired Approvals

Exhibit FDiligence Matters

Exhibit GAgreed Principles

Exhibit HForm of Warrant Cancellation Agreement

Exhibit IWorking Capital

INDEX OF DEFINED TERMS:

ACA	20	Dissenting Shares	42

Accounting Referee	8	Effective Time	2

Acquisition Proposal	43	Employment Agreements	12

Adjustment Escrow Fund	6	Enterprise Value	6

Agreement	1	Environmental Inspections	44

ASC 740-10	20	Environmental Permits	23

Background Checks	45	Equity Holders Indemnified Parties	54

Balance Sheet Date	15	Escrow Agreement	11

Bay Wood Note	52	Estimated Net Debt	7

Benefit Plans	30	Estimated Transaction Expenses	7

Board Recommendation	41	Estimated Working Capital	7

Business Products	35	Excess Amount	9

Certificate of Merger	1	Governmental Approval	14

Certificates	4	Indemnified Parties	54

Claim Notice	55	Indemnifying Party	55

Closing	11	Information Statement	41

Closing Date	11	Insurance Policies	34

Closing Payments	6	Intervening Event	42

Closing Statement	7	Leased Real Property	21

Company	1	Letter of Transmittal	4

Company Employees	49	Material Contracts	25

Company Financial Statements	15	Material Customers	27

Confidentiality Agreement	47	Material Suppliers	28

Delaware Courts	62	Merger	1

DGCL	1	Merger Consideration	5

Diligence Matter(s)	52	Merger Sub	1

Dispute Notice	8	Most Recent Balance Sheet	15

Dispute Period	55	Multiemployer Plan	31

Disputed Items	9	Necessary Stockholder Approval	13

Dissenting Shareholder	70	New Plans	50

v

Old Plans	50	Representative Expense Fund	80

Organizational Documents	13	Required Approvals	14

Outside Date	60	Restrictive Covenant Agreements	12

Owned Real Property	21	Schedule Supplement	42

Party	1	Shortfall Amount	9

Pay-Off Letters	48	Straddle Period	59

PCBs	25	Support Agreements	1

Pre-Closing Statement	7	Surveys	44

Purchaser	1	Surviving Corporation	2

Purchaser Indemnified Parties	54	Systems	29

Purchaser Termination Fee	61	Tax Claim	59

R&W Insurance Policy	49	Third-Party Claim	55

Real Property Lease	21	Transfer Taxes	62

Related Party	33	UFP	1

Representative	1	UFP Board Approval	1

Execution Version

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of November 11, 2020, by and among UFP Industrial, LLC, a Michigan limited liability company (“Purchaser”), Thunder Merger Sub, Inc., a Delaware corporation (“Merger Sub”), PalletOne, Inc., a Delaware corporation (the “Company”), and Former P1 Stockholders, LLC, a Delaware limited liability company, solely in its capacity as representative for the Equity Holders (as defined herein) (the “Representative”). Purchaser, Merger Sub, the Company and the Representative, as applicable, are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article XIII.

WHEREAS, the Parties propose that Merger Sub, a wholly owned subsidiary of Purchaser, will merge with and into the Company (the “Merger”) so that the Company will continue as the surviving corporation of the Merger and will become a wholly owned subsidiary of Purchaser;

WHEREAS, the respective boards of directors (or comparable governing bodies) of Merger Sub and the Company have approved, in accordance with applicable Law, including the General Corporation Law of the State of Delaware (the “DGCL”), and declared advisable the Merger, this Agreement and the Transaction;

WHEREAS, prior to, or concurrently with, the execution and delivery of this Agreement, and as a material inducement to Purchaser and Merger Sub’s willingness to enter into this Agreement, Purchaser and the Equity Holders party thereto have entered into a Support Agreement (the “Support Agreements”), in the form attached as Exhibit A, pursuant to which the Equity Holders party thereto will agree to take certain specified actions in furtherance of the Transaction and the Merger; and

WHEREAS, it is a condition to the obligations of Purchaser to close the Transaction that (a) the holders of Company Stock execute a written consent in favor of the Transaction and the Merger sufficient to provide the Necessary Stockholder Approval and (b) that the Board of Directors of UFP Industries, Inc., a Michigan corporation and parent of Purchaser (“UFP”), shall have approved in all respects, in its sole discretion, this Agreement, the other Transaction Agreements and the Transaction, including the Merger, in accordance with the terms of this Agreement (the “UFP Board Approval”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

MERGER

1.1      Agreement to Merge. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. The Parties shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed on the Closing Date with the Secretary of State of the State of

Delaware. The “Effective Time” shall be the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as may be specified in the Certificate of Merger.

1.2      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. From and after the Effective Time, the Company shall continue as the surviving corporation in the Merger (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

1.3      Certificate of Incorporation and Bylaws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

1.4      Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5      Effect on Company Securities.  As of the Effective Time, by virtue of the Merger and without any action on the part of any Equity Holder, the Company or any other Person, and subject to the other provisions of this Section 1.5:

(a)      Each share of the common stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such common stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

(b)      Except as otherwise provided herein, each share of Company Stock issued and outstanding as of immediately prior to the Effective Time (other than (A) shares of Company Stock cancelled pursuant to Section 1.5(d), if any, and (B) Dissenting Shares, if any) shall be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal and surrender of a Certificate formerly representing such share in the manner provided in Section 1.6, (1) the Closing Company Stock Per Share Merger Consideration, and (2) the Additional Per Share Merger Consideration, and such share of Company Stock after such conversion shall automatically be cancelled and retired and shall cease to exist.

(c)      Except as otherwise provided herein, each vested and unexercised Company Warrant that is issued and outstanding as of immediately prior to the Effective Time and in respect of which a Warrant Cancellation Agreement has been delivered shall be converted with respect to each share of Company Stock subject to such Company Warrant into the right to receive, upon delivery of a duly executed and completed applicable Warrant Cancellation Agreement in the manner provided in Section 1.6, (1) the Closing Warrant Merger Consideration and (2) the Additional Per Share Merger Consideration, and after such conversion such Company Warrant (and all Company Stock subject to such Company Warrant) shall automatically be cancelled and retired and shall cease to exist. Prior to the Effective Time, the Company shall take all actions as are required to cancel and terminate all Company Warrants issued and outstanding as of immediately prior to the Effective Time, including by seeking to obtain a Warrant Cancellation Agreement from each holder of a Company Warrant as provided in Section 6.2(b). Each Company Warrant for which a Warrant Cancellation Agreement has not been obtained prior to the Closing Date shall be cancelled and extinguished as of immediately prior to the Effective Time and shall not be assumed by Purchaser.

(d)      Each share of Company Stock held in the treasury of the Company or owned or held by its Subsidiaries and each share of Company Stock owned or held, directly or indirectly, by Purchaser, Merger Sub or their respective Subsidiaries, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist without any conversion thereof.

(e)      With respect to any holder of Company Stock and/or Company Warrants, the portion of the Merger Consideration receivable by such holder under this Agreement shall be aggregated for all shares of Company Stock and/or all shares of Company Stock subject to the Company Warrants held, in each case, by such holder, as applicable, and following such aggregation, any fractional cents shall be rounded to the nearest whole cent.

(f)      It is understood that the cash exercise prices payable upon exercise in full of all Company Warrants held by all holders of Company Warrants, as applicable, issued and outstanding as of immediately prior to the Effective Time shall, notwithstanding the fact that such amounts will not be paid in cash to the Company, be taken into account for purposes of determining the Closing Company Stock Per Share Merger Consideration and the Closing Warrant Merger Consideration payable to the holders of Company Stock and Company Warrants, as applicable, as part of the Merger Consideration pursuant to this Agreement and allocating such Merger Consideration among all such holders of Company Stock and Company Warrants in accordance with the terms hereof.

(g)      As of the Effective Time, each holder of a Certificate (other than a Certificate representing Dissenting Shares, the treatment of which is addressed in Section 6.2) shall cease to have any rights with respect thereto and any shares of Company Stock that were represented thereby prior to the Effective Time, except the right to receive, upon surrender of such Certificate in accordance with Section 1.6, without interest, the Closing Company Stock Per Share Merger Consideration and the Additional Per Share Merger Consideration for each share of Company Stock held by such holder. Surrendered Certificates shall forthwith be cancelled by the Surviving Corporation.

(h)      None of the Surviving Corporation, Purchaser, Merger Sub or the Representative shall be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat or similar Law in connection with the Transaction.

1.6      Exchange of Certificates.

(a)      The Representative will act as exchange agent in connection with the Merger to receive the Letters of Transmittal, Warrant Cancellation Agreements, Certificates and, subject to Section 2.2, the Closing Merger Consideration and Additional Merger Consideration for the benefit of, and further distribution to, the Equity Holders.

(b)      Prior to receiving any Closing Payment, a holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Stock (the “Certificates”) shall have delivered to the Representative (i) a properly completed and duly executed letter of transmittal and release substantially in the form set forth in Exhibit B (a “Letter of Transmittal”) and (ii) the Certificates, if any, held of record by such holder. Such Letter of Transmittal shall have been previously delivered by the Representative or its designee to such holder along with instructions thereto and a notice to the effect that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Representative. For the sake of clarity, unless and until the Representative receives a properly completed and duly executed Letter of Transmittal, together with the other required deliveries, from an Equity Holder as required by this Agreement, the Representative shall not make any payment to such Equity Holder on account of such Equity Holder’s Company Stock. Upon surrender of a Certificate to the Representative, together with such Letter of Transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration into which the shares of Company Stock represented by such Certificate shall have been converted pursuant to Section 1.5 and the Certificate so surrendered shall be canceled. If the portion of the Closing Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Company and Purchaser that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.6, each Certificate shall be deemed as of the Effective Time to represent only the right to receive, upon surrender of such Certificate in accordance with this Section 1.6, the consideration into which the shares of Company Stock represented by such Certificate shall have been converted pursuant to Section 1.5. If any Certificate shall have been lost, stolen or destroyed, the Company or Purchaser may, in its discretion and as a condition precedent to the issuance of any consideration pursuant to this Section 1.6, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit (providing indemnification) with respect to such Certificate.

(c)      Prior to receiving any Closing Payment, each holder of record of a Company Warrant shall deliver to the Representative a properly completed and duly executed Warrant Cancellation Agreement together with the original Company Warrant. Upon delivery of a Warrant Cancellation Agreement and related Company Warrant to the Representative duly executed, the holder of such Company Warrant shall be entitled to receive in exchange therefor the consideration into which the Company Warrant shall have been converted pursuant to Section 1.5. If the portion of the Closing Warrant Merger Consideration is to be paid to a Person other than the Person in whose name the Company Warrant so cancelled is registered, it shall be a condition of exchange that such Company Warrant shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Company Warrant or establish to the reasonable satisfaction of the Company and Purchaser that such Tax has been paid or is not applicable. Until delivery of a Warrant Cancellation Agreement as provided in this Section 1.6, each Company Warrant shall be deemed as of the Effective Time of the Merger to represent only the right to receive, upon execution and delivery of a Company Warrant and Warrant Cancellation Agreement in accordance with this Section 1.6, the consideration into which the Company Warrant shall have been converted pursuant to Section 1.5. If any Company Warrant shall have been lost, stolen or destroyed, the Company or Purchaser may, in its discretion and as a condition precedent to the issuance of any consideration pursuant to this Section 1.6, require the owner of such lost, stolen or destroyed Company Warrant to provide an appropriate affidavit (providing indemnification) with respect to such Company Warrant.

(d)      All Closing Payments paid upon the surrender of Certificates or delivery of a Warrant Cancellation Agreement and related Company Warrant in accordance with the terms of this Section 1.6 shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the shares represented by such Certificates or Company Warrants and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were issued and outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time, Certificates (and the related Letter of Transmittal) or Company Warrants (and the related Warrant Cancellation Agreements) are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the portion of the Closing Payments as provided in this Section 1.6.

(e)      The Representative and the Company shall keep Purchaser fully apprised of the status of Letters of Transmittal, Certificates and Warrant Cancellation Agreements and shall deliver to Purchaser copies of all Letters of Transmittal, Certificates and Warrant Cancellation Agreements received as of such date by them at least three (3) days prior to the Closing Date. Upon Purchaser’s making of the Closing Payments as set forth in Section 2.2, Purchaser shall have no obligation to make any payment of the Closing Merger Consideration to any Equity Holder and thereafter, such Equity Holders shall be entitled only to seek payment from the Representative for any portion of the Merger Consideration payable to such Equity Holder pursuant to the terms of this Agreement. In addition, upon Purchaser’s (or Escrow Agent’s) payment of the Excess Amount, if any, to the Representative, Purchaser shall have no obligation to make any payment of the Excess Amount to any Equity Holder and thereafter, such Equity Holders shall be entitled only to seek payment from the Representative for any portion of the Excess Amount payable to such Equity Holder pursuant to the terms of this Agreement.

ARTICLE II

MERGER CONSIDERATION; CLOSING PAYMENTS

2.1      Merger Consideration. The aggregate purchase price payable by Purchaser to the Equity Holders pursuant to the terms of this Agreement (the “Merger Consideration”) shall be an amount equal to:

(a)      $232,000,000 (the “Enterprise Value”), minus

(b)      the Net Debt Target, minus

(c)      the amount of Company Transaction Expenses, minus

(d)      the Representative Expense Fund, plus

(e)      the amount, if any, by which Working Capital as of the Adjustment Time exceeds the Working Capital Target, minus

(f)      the amount, if any, by which the Working Capital Target exceeds the Working Capital as of the Adjustment Time, minus

(g)      the amount, if any, by which Net Debt exceeds the Net Debt Target, plus

(h)      the amount, if any, by which the Net Debt Target exceeds the Net Debt.

2.2      Closing Payments. At the Closing, Purchaser shall, or shall cause Merger Sub to, make the following deliveries (the “Closing Payments”):

(a)      To the Representative, in cash by wire transfer of immediately available funds to a bank account designated by the Representative at least two (2) Business Days prior to the Closing Date, on behalf of, and for further distribution to, the Equity Holders, an amount equal to the Closing Merger Consideration.

(b)      To the Escrow Agent, in cash by wire transfer of immediately available funds to a bank account designated by the Escrow Agent at least two (2) Business Days prior to the Closing Date an aggregate amount equal to the Adjustment Escrow Deposit Amount for deposit into a separate escrow account (including any interest or other income earned thereon, the “Adjustment Escrow Fund”) established and maintained pursuant to the terms of the Escrow Agreement.

(c)      To the Representative, in cash by wire transfer of immediately available funds to a bank account designated by the Representative at least two (2) Business Days prior to the Closing Date, on behalf of the Equity Holders, an amount in cash equal to the Representative Expense Fund.

(d)      To recipients of Estimated Company Transaction Expenses set forth on the Pre-Closing Statement, in cash by wire transfer of immediately available funds to a bank account designated by such recipient at least two (2) Business Days prior to the Closing Date, an amount in cash equal to the Estimated Company Transaction Expenses payable to such Person as set forth on the Pre-Closing Statement.

Each of the Closing Payments shall be made in amounts and as set forth in the Pre-Closing Statement delivered pursuant to Section 2.3(a).

2.3      Final Adjustment of the Purchase Price.

(a)      Pre-Closing Statement. Not later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Purchaser (i) a statement (the “Pre-Closing Statement”) setting forth (A) the Company’s good faith estimate of Working Capital as of the Adjustment Time (the “Estimated Working Capital”), (B) the amount, if any, by which such calculation of Estimated Working Capital exceeds the Working Capital Target or the amount, if any, by which the Working Capital Target exceeds such calculation of Estimated Working Capital, (C) the Company’s good faith estimate of the Company Transaction Expenses (the “Estimated Transaction Expenses”), (D) the Company’s good faith estimate of the Net Debt (the “Estimated Net Debt”), (E) the amount, if any, by which such calculation of Estimated Net Debt exceeds the Net Debt Target or the amount, if any, by which the Net Debt Target exceeds such calculation of Estimated Net Debt, (F) the name of all holders of Company Stock, together with the number of shares of Company Stock owned by such holder as of immediately prior to the Effective Time, an indication whether such holder of Company Stock has duly executed and delivered a Letter of Transmittal, and such holder’s Participation Percentage, (G) the name of all holders of Company Warrants, together with the number of shares of Company Stock issuable upon the exercise of the Company Warrants owned by such holder and the exercise price therefor as of immediately prior to the Effective Time, an indication whether such holder has duly executed and delivered a Warrant Cancellation Agreement, Closing Warrant Merger Consideration payable to such holder and such holder’s Participation Percentage, (H) the number of Fully Diluted Shares, (I) the resulting calculation of the Estimated Merger Consideration and Closing Merger Consideration, (J) the resulting calculation of the Closing Company Stock Per Share Merger Consideration, (K) the resulting calculation of the Closing Payments, and (L) wire transfer instructions for any Closing Payment to be paid to the Representative, (ii) a certificate signed by an authorized executive officer of the Company that the Pre-Closing Statement and the determinations and calculations contained therein were prepared in accordance with the Accounting Rules, and (iii) the Pay-Off Letters. The Company shall provide Purchaser with reasonable access to the books and records of the Company, and other Company documents, to verify the information set forth in the Pre-Closing Statement prior to the Closing Date; provided, however, that Purchaser and Merger Sub shall be entitled to rely on the Pre-Closing Statement and Purchaser and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Pre-Closing Statement. The Representative and the Company shall give due and reasonable consideration in good faith to any comments made by Purchaser (and shall correct the Pre-Closing Statement, as applicable, for any inaccuracies shown by Purchaser) and shall otherwise cooperate in good faith to answer any questions and resolve any issues raised by Purchaser and its representatives in connection with their review of the Pre-Closing Statement.

(b)      Closing Statement. Purchaser shall deliver, within ninety (90) days after the Closing Date, to the Representative a statement (the “Closing Statement”), setting forth Purchaser’s good faith calculation of (i) Working Capital as of the Adjustment Time, (ii) the amount, if any, by which such calculation of Working Capital exceeds the Working Capital Target or the amount, if any, by which the Working Capital Target exceeds such calculation of Working Capital, (iii) Company Transaction Expenses, (iv) Net Debt, (v) the amount, if any, by which such calculation of Net Debt exceeds the Net Debt Target or the amount, if any, by which the Net Debt Target exceeds such calculation of Net Debt, (vi) the resulting calculation of the Merger

Consideration, (vii) the resulting calculation of the Closing Company Stock Per Share Merger Consideration, and (viii) the resulting calculation of the Closing Warrant Merger Consideration.

(c)      Disputes.

(i)      The Representative shall have thirty (30) days to review the Closing Statement. If the Representative determines in good faith that there is a mathematical error in the calculation of the Merger Consideration as set forth in the Closing Statement or that the Merger Consideration as set forth in the Closing Statement has not been determined in accordance with this Agreement (including the definition of the terms Working Capital, Net Debt, Company Transaction Expenses and the Accounting Rules), the Representative may, within such 30-day period, deliver a written notice to Purchaser (a “Dispute Notice”) setting forth the Representative’s good faith basis for such determination, and the Representative shall be deemed to have agreed with all other items contained in the Closing Statement and the calculations of the Merger Consideration set forth therein (except to the extent specified in such Dispute Notice or related to the items or amount subject to such disagreement). If the Representative fails to deliver such a Dispute Notice during such 30-day period, the Representative shall have waived its rights to contest the Closing Statement and the calculations of the Merger Consideration set forth therein shall be deemed to be final and binding upon the Parties.

(ii)      If a Dispute Notice is duly delivered pursuant to Section 2.3(c)(i), the Representative and Purchaser shall, during the thirty (30) days following such delivery, attempt to reach agreement on the Disputed Items (as defined below) or amounts to determine, as may be required, the amount of the Merger Consideration. Any such agreement shall be in writing and shall be final and binding upon the Parties. If during such 30-day period, the Representative and Purchaser are unable to reach such agreement, then all amounts and items remaining in dispute shall be submitted by the Representative and Purchaser to Grant Thornton, LLP (the “Accounting Referee”) for a determination resolving such Disputed Items or amounts (and only such Disputed Items and amounts) for the purpose of calculating the Merger Consideration (it being agreed and understood that the Accounting Referee shall act as an arbitrator to determine such Disputed Items or amounts (and, as a result thereof, the Merger Consideration) and shall do so based solely on presentations and information provided by Purchaser and the Representative and not by independent review). Purchaser and the Representative shall agree, promptly after the appointment of the Accounting Referee, on the process and procedures governing the resolution of any Disputed Items by the Accounting Referee; provided, that if such Parties fail to agree on such process and procedures within ten (10) days following the appointment of the Accounting Referee, then such process and procedures shall be determined by the Accounting Referee (it being agreed and understood that such process shall include, at a minimum, appropriate measures to ensure compliance by the applicable parties with Section 2.3(e) and the process and procedures for the submission of any written presentations by the Representative and Purchaser and the time periods thereof). In conducting its review, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Purchaser’s calculations of the Merger Consideration that are set forth in the Dispute Notice. The scope of the disputes to be resolved by the Accounting Referee shall be limited to fixing mathematical errors and determining whether the items in dispute (the “Disputed Items”) were determined in accordance with this Agreement (including the definition of the terms Working Capital, Closing Cash, Closing Date Indebtedness, Company Transaction Expenses and the Accounting Rules) and the Accounting Referee is not to make any other determination. The Accounting Referee shall deliver to the Representative and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days after the date of engagement of the Accounting Referee), a report setting forth its calculations of each Disputed Item and the resulting Merger Consideration; provided that, the Accounting Referee shall not give any Disputed Item a value greater than the greatest value given to it by the Representative or Purchaser or a value less than the smallest value given to it by the Representative or Purchaser in the Closing Statement or Dispute Notice, as applicable. Such report shall be final and binding upon the Parties and shall be used for purposes of calculating the adjustment pursuant to Section 2.3(d). Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accounting Referee shall be allocated to be paid by Purchaser, on the one hand, and Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Referee.

(d)      Final Closing Date Purchase Price Adjustment. Following the time that the Merger Consideration is finally determined pursuant to Section 2.3(c), whether by the Accounting Referee, by mutual agreement of Purchaser and the Representative or because the Representative failed to deliver a Dispute Notice as set forth herein, payment shall be made as follows:

(i)      If the Merger Consideration (as finally determined) is greater than the Estimated Merger Consideration (such excess amount, the “Excess Amount”), (A) Purchaser shall, within five (5) Business Days after the Merger Consideration is finally determined, pay to the Representative for further payment to the Equity Holders, without interest and rounded to the nearest cent, by wire transfer of immediately available funds, an amount equal to the Excess Amount and (B) Purchaser and the Representative shall, within five (5) Business Days after the Merger Consideration is finally determined, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Representative for further payment to the Equity Holders, by wire transfer in immediately available funds, all remaining Adjustment Escrow Funds. Any payments made pursuant to this Section 2.3(d)(i) shall be paid by the Representative to the Equity Holders pro rata based on their Participation Percentage.

(ii)      If the Merger Consideration (as finally determined) is less than the Estimated Merger Consideration (such shortfall amount, the “Shortfall Amount”) then:

(A)      If the Shortfall Amount is equal to or less than the Adjustment Escrow Funds as of such time, Purchaser and the Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay, within two (2) Business Days after the determination of the Merger Consideration becomes final and binding on the Parties pursuant to Section 2.3(c): (x) to Purchaser, by wire transfer in immediately available funds, of an amount equal to the Shortfall Amount from the Adjustment Escrow Fund and (y) to the Representative for further payment to the Equity Holders, by wire transfer in immediately available funds, all remaining amounts in the Adjustment Escrow Fund (after making payment to Purchaser of the Shortfall Amount) in accordance with the provisions of the Escrow Agreement; and

(B)      If the Shortfall Amount is greater than the Adjustment Escrow Funds as of such time, Purchaser and the Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay, within two (2) Business Days after the determination of the Merger Consideration becomes final and binding on the Parties pursuant to Section 2.3(c), to Purchaser, by wire transfer in immediately available funds, the entire balance of the Adjustment Escrow Fund.

(e)      Cooperation. During the period of time from and after the Closing Date through the final determination and payment of the Merger Consideration in accordance with this Section 2.3, (i) the Representative and Purchaser shall, and Purchaser shall cause the Company to, reasonably cooperate and assist in any review by the Accounting Referee of the Closing Statement and the calculations of the Merger Consideration and in the conduct of the review referred to in this Section 2.3 and (ii) Purchaser and the Representative shall afford, and Purchaser shall cause the Company to afford, to the Purchaser and the Representative, as applicable, and any accountants, counsel or financial advisers retained by the other Parties in connection with the review of the Estimated Merger Consideration and Closing Payments, and afford to the Accounting Referee in connection with any review by it in accordance with this Section 2.3, and subject to signing a reasonable confidentiality agreement and any other customary document required by any accountants providing work papers, adequate access during normal business hours upon reasonable advance notice to the applicable books and records of the Company and such representatives (including the work papers of the Company’s accountants) relevant to the review or preparation of the Closing Statement and to the determination of the Merger Consideration and, if requested by the Representative and readily available to Purchaser, shall provide any such books and records electronically and in such formats as are reasonably requested.

(f)      Any amount paid pursuant to this Section 2.3 shall be treated by the Parties as an adjustment to the Merger Consideration for federal, state, local and foreign income Tax purposes, unless applicable Tax Law causes such payment not to be so treated.

2.4      Representative; Additional Merger Consideration. Any Additional Merger Consideration received by the Representative pursuant to this Agreement shall be received for the benefit of the Equity Holders (other than (a) shares of Company Stock cancelled pursuant to Section 1.5(d) and (b) Dissenting Shares), with each such Equity Holder entitled to receive the Additional Per Share Merger Consideration payable for each share of Company Stock held by such holder immediately prior to the Effective Time and each share of Company Stock issuable upon exercise of Company Warrant held by such holder immediately prior to the Effective Time.

2.5      Withholding. The Representative, Purchaser, Merger Sub, the Company and the Surviving Corporation (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required by applicable Tax Law to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

ARTICLE III

CLOSING

3.1      Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place by a so-called “virtual closing” pursuant to which all Closing deliveries may be effected by telephone, facsimile, email, PDF, wire transfer and/or similar means on the third Business Day following the satisfaction or waiver of all conditions contained in Article VIII (except for those conditions which by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or on such other date, place and time as the Representative and Purchaser may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

3.2      Deliveries by the Company at Closing. At Closing, the Company and/or the Representative, as applicable, shall deliver, or cause to be delivered, to Purchaser the following:

(a)      the certificates required by Sections 8.2(c) and 8.2(k);

(b)      the Certificate of Merger;

(c)      a certificate of the Secretary of the Company certifying that (i) attached thereto are true and complete copies of (A) all resolutions adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the Transaction, and (B) a written consent executed by holders of Company Stock sufficient to deliver the Necessary Stockholder Approval, and (ii) all such resolutions are in full force and effect and are all the resolutions adopted by the Company in connection with the Transaction;

(d)      a certificate that complies with Treasury Regulation Section 1.1445-2(c)(3), certifying that the Company Stock does not constitute a U.S. real property interest within the meaning of such Treasury Regulation and Treasury Regulation Section 1.897-2(h);

(e)      a good standing certificate of the Company and each of its Subsidiaries, issued not earlier than twenty (20) days prior to the Closing Date by the Secretary of State (or other issuing Governmental Authority) for each state in which the Company or such Subsidiary has been formed;

(f)      an escrow agreement, by and among Purchaser, the Representative and the Escrow Agent, in a customary form reasonably acceptable to Purchaser, the Representative and the Escrow Agent (the “Escrow Agreement”), duly executed by the Representative and the Escrow Agent;

(g)      with respect to the Leased Real Property, (i) if required by the terms of the applicable Lease, a consent duly executed by the landlord with respect to the Transaction, and (ii)

an estoppel certificate and non-disturbance agreement with respect to the applicable Lease, duly executed by the applicable landlord, in each case in a form and substance reasonably satisfactory to Purchaser;

(h)      written resignations, effective as of the Closing Date, of all officers and directors of the Company and its Subsidiaries, except to the extent Purchaser otherwise notifies the Representative in writing prior to the Closing Date;

(i)      a restrictive covenant agreement, by and among Purchaser, Company and the Equity Holders set forth on Schedule 3.2(i), substantially in the form attached as Exhibit C (the “Restrictive Covenant Agreements”), duly executed by the Company and such Equity Holders;

(j)      an employment agreement, by and among the Company and the individuals set forth on Schedule 3.2(j), substantially in the form or forms attached as Exhibit D (the “Employment Agreements”), duly executed by such individuals and the Company; and

(k)      such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the Transaction.

3.3      Deliveries by Purchaser at the Closing. At Closing, Purchaser shall deliver, or cause to be delivered, to the Representative or such other Persons, as applicable, the following:

(a)      a certificate of the Secretary of Purchaser certifying that (i) attached thereto are true and complete copies of all resolutions adopted by Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements to which Purchaser is a party and the consummation of the Transaction, and (ii) all such resolutions are in full force and effect and are all the resolutions adopted by Purchaser in connection with the Transaction;

(b)      the certificates required by Section 8.3(a) and Section 8.3(b);

(c)      the applicable Closing Payment, as set forth in the Pre-Closing Statement delivered pursuant to Section 2.3(a);

(d)      the Escrow Agreement, duly executed by Purchaser;

(e)      the Restrictive Covenant Agreements, duly executed by the Purchaser; and

(f)      such other documents or instruments as the Representative reasonably requests and are reasonably necessary to consummate the Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, which, subject to the limitations set forth herein shall qualify or supplement, as applicable, the representations and warranties of the Company, for the purpose of inducing Purchaser and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to and for the benefit of Purchaser and Merger Sub as of the date of this Agreement and the Closing Date the following:

4.1      Organization. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its state or jurisdiction of organization as set forth on Schedule 4.1. The Company and its Subsidiaries have the power and authority to own or lease all of their respective properties and assets and to carry on the Company’s and its Subsidiaries business as it has been and is currently conducted. Schedule 4.1 sets forth each jurisdiction in which the Company or any of its Subsidiaries is licensed or qualified to do business, and the Company and its Subsidiaries are duly licensed or qualified to do business in each jurisdiction in which the nature of their respective businesses or the character or location of any properties or assets owned or leased by them makes such licensing or qualification necessary.

4.2      Authorization of Agreement.

(a)      The Company has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by the Company of the Transaction Agreements, and the consummation by it of the Merger, have been duly authorized and approved by the Company’s board of directors, and except for obtaining the Necessary Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger. Each of the Transaction Agreements to which the Company is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

(b)      The affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding shares of Company Stock in favor of the adoption of this Agreement, (the “Necessary Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company that are necessary to adopt this Agreement.

4.3      Conflicts; Consents of Third Parties.

(a)      Except as listed on Schedule 4.3(a), neither the execution, delivery or performance by the Company of this Agreement or the other Transaction Agreements to which the Company is a party, nor the consummation of the Transaction by the Company, (i) conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under the certificate of formation, certificate of incorporation, bylaws, stockholders agreement, limited liability company agreement, partnership agreement or other comparable organizational documents (as any of the same may be amended, restated, supplemented or otherwise modified, collectively, “Organizational Documents”), of the Company or any Subsidiary of the Company, (ii) require the consent, notice or other action by any Person under, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any Permit affecting the properties, assets or business of the Company or any Subsidiary of the Company, (iii) result in the creation or imposition of any Lien on the Company Stock or any Lien other than Permitted Liens on any properties or assets of the Company or any Subsidiary of the Company, or (iv) conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under any Law applicable to the Company or any of its Subsidiaries.

(b)      Except as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority (a “Governmental Approval”) is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Agreements to which the Company is a party or the consummation of the Transaction by the Company, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and any filing or termination of the waiting period or other approval required under the HSR Act. All consent, notices or other actions by any Person set forth (or required to be set forth) on Schedule 4.3(a) and any Governmental Approval set forth (or required to be set forth) on Schedule 4.3(b) shall be referred to herein collectively as the “Required Approvals”.

4.4      Capitalization; Subsidiaries.

(a)      Schedule 4.4(a) sets forth (i) for the Company and each of its Subsidiaries, as of the date hereof, the number of shares of capital stock or other Equity Interests of the Company and each Subsidiary which are authorized and which are issued and outstanding and (ii) for the Company, the name of each Equity Holder and the number of shares of Company Stock held by such Equity Holder or the type of Company Warrants and the number of shares of Company Stock issuable upon exercise of such Company Warrants held by such Equity Holder. All of the issued and outstanding shares of capital stock or other Equity Interests of the Company and each of its Subsidiaries (A) are duly authorized, validly issued, fully paid and nonassessable and free of any Liens, (B) are not subject to any preemptive rights created by statute, the Organizational Documents of the Company or any of its Subsidiaries, or any Contract to which the Company or any of its Subsidiaries is a party and (C) were issued in compliance with applicable Law. Other than the Equity Interests set forth on Schedule 4.4(a) neither the Company nor any of its Subsidiaries have any capital stock or other Equity Interests issued and outstanding.

(b)      There are no outstanding options, warrants, rights, calls, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock or other Equity Interests of the Company or its Subsidiaries other than as contemplated by this Agreement. Except as disclosed in Schedule 4.4(b), there is no commitment by the Company or any Subsidiary of the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights, to distribute to holders of any of its Equity Interests any evidence of indebtedness or asset, or to purchase, redeem or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries, or securities or obligations of any kind convertible into or exchangeable for any Equity Interests of the Company or its Subsidiaries.

(c)      Except as disclosed in Schedule 4.4(c), no outstanding share of Company Stock and no Company Warrant is subject to vesting or forfeiture rights or repurchase by the Company and there are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company, any of its Subsidiaries or any of their respective Equity Interests.

(d)      There are no declared or accrued and unpaid dividends with respect to any shares of Company Stock or amounts payable with respect to any Company Warrants. All distributions, dividends, repurchases and redemptions of the capital stock or other Equity Interests of the Company and its Subsidiaries were undertaken in compliance with the applicable Organizational Documents then in effect, any Contract to which the Company or any such Subsidiary then was a party and in compliance with applicable Law.

(e)      Schedule 4.4(e) lists the Subsidiaries of the Company and, except for such Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other Equity Interests in any Person. Except as set forth on Schedule 4.4(e) the Company owns, directly or indirectly, all of the issued and outstanding capital stock or other Equity Interests of each of its Subsidiaries, free and clear of all Liens.

4.5      Financial Statements.

(a)      The Company has made available to Purchaser the following financial statements (collectively the “Company Financial Statements”):

(i)      audited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries for each of the fiscal years 2017, 2018, and 2019 and the related statements of comprehensive income, changes in stockholders’ equity and cash flows for the years then ended; and

(ii)      unaudited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries as at September 27, 2020 (the “Balance Sheet Date” and such balance sheet delivered as at such date, the “Most Recent Balance Sheet”) and the related statements of comprehensive income, changes in stockholders’ equity and cash flows for the nine (9)-month period then ended.

(b)      The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Company Financial Statements are based on the books and records of the Company and its Subsidiaries and fairly present, in all material respects, the consolidated financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein, except as set forth on Schedule 4.5(b) and, in the case of the unaudited Company Financial Statements, (i) that such Company Financial Statements may be subject to normal and recurring year-end adjustments (the effect of which will not be material individually or in the aggregate) and (ii) for the absence of notes thereto (which, if presented, would not differ materially from those presented in the audited Company Financial Statements).

(c)      The Company has established and maintains a system of internal controls over financial reporting sufficient in all material respects to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

4.6      Undisclosed Liabilities; Indebtedness; Change in Control Payments.

(a)      Except as set forth in Schedule 4.6(a), neither the Company nor any of its Subsidiaries has any Liabilities, other than (i) those which are adequately reflected or reserved against in the Most Recent Balance Sheet, (ii) those incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, or (iii) those included in the Company Transaction Expenses, and, in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law.

(b)      Neither the Company nor any of its Subsidiaries has any Indebtedness other than the Indebtedness set forth on Schedule 4.6(b).

(c)      Neither the Company nor any of its Subsidiaries will owe any Change in Control Payments in connection with the Transaction.

4.7      Absence of Certain Developments. Except as set forth in Schedule 4.7, between the Balance Sheet Date and the date of this Agreement (a) the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business, (b) there has not been any event, change, occurrence or circumstance that would have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken subsequent to the signing of this Agreement and on or prior to the Closing Date, would constitute a breach of any of the covenants set forth in Section 6.1 without Purchaser’s prior written consent.

4.8      Legal Proceedings. Except as set forth on Schedule 4.8, there are no, and since January 1, 2017 there have been no, Legal Proceedings pending or, to the Company’s Knowledge, threatened in writing or otherwise (a) against or affecting the Company or any of its Subsidiaries or any of their respective properties, rights or assets, (b) to the Company’s Knowledge, any officer, director or employee of any of the Company or its Subsidiaries in such capacity which are, individually or in the aggregate, material to the Company or any of its Subsidiaries, or (c) against or by the Company or any of its Subsidiaries that challenges or seeks to prevent, enjoin or otherwise delay the Transaction or which could reasonably have the effect of preventing, enjoining or otherwise delaying the Transaction. To the Company’s Knowledge, no event has occurred or circumstances exist that could reasonably give rise to, or serve as a basis for, any such Legal Proceeding. There are no outstanding, and since January 1, 2017 there have been no, Orders imposed upon the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries intends to, or is contemplating, initiating any Legal Proceeding against any other Person.

4.9      Compliance with Laws; Permits; Anticorruption.

(a)      Except as set forth in Schedule 4.9(a), the Company and its Subsidiaries have complied during the past five (5) years, and are now complying with, all Laws and Orders applicable to their respective businesses or operations in all material respects. During the past five (5) years, neither the Company nor any of its Subsidiaries have received any written notice from any Person, or been charged by a Governmental Authority with, the violation or possible violation of any Law, or been the subject of any investigations by any Governmental Authority with respect to any violation or possible violation of any Law.

(b)      Schedule 4.9(b) lists all current Permits issued to, or used or held for use by, the Company or any of its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. All such Permits listed or required to be listed on Schedule 4.9(b) are valid and in full force and effect and will continue to be valid and in full force and effect after the consummation of the Transaction and the Company and each of its Subsidiaries is in compliance in all material respects with such Permits. All fees and charges and other applications for the renewal of such Permits have been paid in full and/or timely made. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.9(b). The Permits listed on Schedule 4.9(b) include all Permits required for the Company or any of its Subsidiaries to conduct their businesses as presently conducted.

(c)      None of the Company, any Subsidiary of the Company nor any director, officer, agent or employee of the Company or any Subsidiary, nor, to the Company’s Knowledge, any other Person acting for or on behalf of the Company or any Subsidiary (each of the foregoing, an “Company Representative”), has taken any act that would violate the U.S. Foreign Corrupt Practices Act (“FCPA”), or any other applicable anti-bribery or anti-corruption Laws from any other jurisdiction. Without limiting the foregoing, none of the Company, any Subsidiary of the Company nor any Company Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person under circumstances where Company, any Subsidiary of the Company or any Company Representative knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official, in each case for the purpose of (1) influencing any act or decision of such Government Official in his or her official capacity; (2) inducing such Government Official to perform or omit to perform any activity related to his or her legal duties; (3) securing any illegal advantage; or (4) inducing such Government Official to influence or affect any act or decision of any Governmental Authority or any enterprise owned or controlled by any Governmental Authority; in each case, in order to assist Company, any Subsidiary of the Company or any Company Representative in obtaining or retaining business for or with, or in directing business to, Company, any Subsidiary of the Company or any other Person.  No Company Representative made, offered, promised, or authorized any bribe, rebate, payoff, influence payment, kickback or other similar payment, whether directly or indirectly, to any private commercial entity for the purpose of obtaining an illegal business advantage.

4.10      Taxes. Except as set forth in Schedule 4.10:

(a)      The Company and its Subsidiaries have prepared and timely filed, or caused to be prepared and timely filed, with the appropriate Taxing Authorities, all material Tax Returns required to be filed with respect to the Company and its Subsidiaries, taking into account any extensions of time to file. All such Tax Returns as filed were accurate, complete and correct in all material respects. The Company and each Subsidiary has made available to Purchaser correct and complete copies of all material Tax Returns for Tax periods ending on or after December 31, 2014, and all examination reports and statements of deficiencies assessed against or agreed to by the Company and each Subsidiary issued since December 31, 2014.

(b)      All Taxes of the Company and each Subsidiary thereof (whether or not shown as due on such Tax Returns) required to have been paid on or before the Closing Date have been paid, and the reserves for Taxes provided in the books and records of the Company and each of the Subsidiaries thereof have been determined in accordance with GAAP and will be sufficient for all of the Taxes of the Company and each of the Subsidiaries thereof with respect to any period for which Tax Returns have not yet been filed or for Taxes not yet due and owing for any Tax period or portion thereof through and including the Closing Date.

(c)      No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that are still pending.

(d)      No waiver of the statute of limitations or extensions of the period for assessment of any Taxes are in effect with respect to the Company or any of its Subsidiaries (other than by virtue of extensions of time to file Tax Returns obtained in the Ordinary Course of Business). No power of attorney with respect to any Tax matter of the Company or any Subsidiary thereof is currently in force.

(e)      No Tax Return filed by the Company or any of its Subsidiaries is under current examination by any Taxing Authority.

(f)      No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns with respect to a particular Tax that the Company or any of its Subsidiaries is or may be subject to taxation in such jurisdiction that has not been resolved.

(g)      There are no Liens for Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(h)      Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(i)      Neither the Company nor any Subsidiary thereof is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, nor does the Company or any Subsidiary thereof have any Liability or potential Liability to another party under any such agreement.

(j)      Neither the Company nor any Subsidiary thereof has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(k)      Neither the Company nor any Subsidiary thereof has any liability for the Taxes of any Person (other than the Company or one of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) as a transferee or successor, by Contract or otherwise.

(l)      Neither the Company nor any Subsidiary thereof has filed an election under Section 338(g) or 338(h)(10) of the Code, or entered into a gain recognition agreement described in Treasury Regulations under Section 367 of the Code. Neither the Company nor any Subsidiary thereof is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date, (ii) any adjustment pursuant to (A) Section 481(a) of the Code or any similar provision of state, local or foreign Law or (B) any application pending with any Taxing Authority requesting permission for any change in any accounting method, (iii) any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law, (iv) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local, or foreign Law, relating to a taxable period (or portion thereof) ending on or before the Closing Date or (v) any election under Section 108(i) of the Code.

(m)      Neither the Company nor any Subsidiary thereof has incurred a dual consolidated loss within the meaning of Section 1503 of the Code or any similar provision of state, local or foreign Law.

(n)      The Company and each Subsidiary thereof has made available to Purchaser all documentation relating to any applicable Tax holidays or incentives. The Company and each Subsidiary thereof is in compliance with the requirements for any applicable Tax holidays or incentives.

(o)      Neither the Company nor any Subsidiary thereof is, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each Subsidiary thereof has filed with the Internal Revenue Service all statements, if any, required under Section 1.897-2(h) of the Treasury Regulations.

(p)      Neither the Company nor any Subsidiary thereof has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(q)      The Company and each Subsidiary thereof has complied (and until the Closing will comply) with all applicable requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law), has, within the time and in the manner prescribed by Law, withheld from employee wages or consulting compensation and paid over to the proper Taxing Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable requirements, including federal state and foreign income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state and foreign income and employment Tax withholding Laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(r)      Schedule 4.10(r) sets forth as of the Balance Sheet Date: (i) the amount of any net operating loss carryover or capital loss carryover of the Company or any of its Subsidiaries, the dates of expiration of such carryovers, and a description of any limitation of the use of such carryovers, (ii) the amount of unused research and development, investment credit or other credit carryover of the Company and each of its Subsidiaries, (iii) a list of the Company’s and each of its Subsidiaries’ material federal income Tax elections then in effect, and similar elections under foreign Law, (iv) a list of all joint ventures, partnerships, limited liability companies, disregarded entities or other business entities (within the meaning of Treas. Reg. Section 301.7701-3) in which the Company or any of its Subsidiaries has an interest, and (v) information comparable to the foregoing as determined for state, local and foreign Tax purposes in each jurisdiction where the Company or any Subsidiary thereof is required to file an income Tax Return.

(s)      Neither the Company nor any Subsidiary thereof is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any other Taxing Authority.

(t)      Neither the Company nor any Subsidiary thereof (i) owns an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) passive foreign investment company, each within the meaning of the Code, or (ii) has any permanent establishment in any foreign country.

(u)      The Company and each Subsidiary thereof is in compliance with Financial Accounting Standards Board ASC 740-10 (“ASC 740-10”) and has determined, assessed, and measured the benefits of all material Tax positions taken in any income Tax Return for any period covered by ASC 740-10, including all significant uncertain positions reflected in such Tax Returns that may be subject to assessment or challenge by any Governmental Authority.

(v)      No amount paid or which may become payable under any plan of the Company or any of its Subsidiaries or otherwise will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has or would be reasonably expected to have any gross-up or other indemnity obligation for any excise Taxes imposed under Section 4999 of the Code.

(w)      Neither the Company nor any of its Subsidiaries has (i) entered into an agreement in connection with, or participated in or applied to participate in, any program under any COVID-19 Law, including but not limited to, in respect of the Small Business Administration Paycheck Protection Program or (ii) claimed any Tax credit or deferral pursuant to a COVID-19 Law, and no actions by the Company or any of its Subsidiaries taken prior to the Closing Date will impair the eligibility of claiming any payroll tax credit or deferral that is permitted by a COVID-19 Law.

(x)      Since January 1, 2015 (i) the Company and its Subsidiaries have offered health insurance coverage to at least ninety-five percent (95%) of the full-time Company Employees (assuming, for all purposes of this Section 4.10(x) that the definition of “Company Employee” was made as of the applicable date of determination during such period and not as of immediately preceding the Effective Time) and such Company Employees’ dependents, as such terms are defined in Section 4980H of the Code (the “ACA”)), during each applicable calendar year, (ii) to the Company’s Knowledge, no full-time Company Employee or any dependent of any such full-time Company Employee has enrolled in a qualified health plan (as defined in the ACA) pursuant to which such Person received a premium tax credit or cost sharing reduction, and (iii) neither the Company nor any of its Subsidiaries have received any notice from the IRS (or any other similar or related Person or Governmental Authority) regarding any assessable payment (as defined in the ACA) or potential assessable payment, and to the Company’s Knowledge, there is no basis for any such assessable payment.

4.11      Title to Assets; Real Property.

(a)      The Company and its Subsidiaries each has good and valid (and, in the case of Owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets either reflected in the Most Recent Balance Sheet, acquired after the Balance Sheet Date or that is owned, used or held for use by, the Company or one of its Subsidiaries, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Liens except for Permitted Liens or Liens set forth on Schedule 4.11(a).

(b)      Schedule 4.11(b) sets forth a complete list of each parcel of Real Property owned by the Company or any of its Subsidiaries, including the street address therefor (the parcels of Real Property listed or required to be listed in Schedule 4.11(b), together with the improvements located thereon, the “Owned Real Property”). The Company has or one of its Subsidiaries owns good and marketable fee simple title all parcels of Owned Real Property, free and clear of Liens other than Permitted Liens. The Company has made available to Purchaser true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company or its Subsidiary acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and its Subsidiaries relating to the Owned Real Property.

(c)      Schedule 4.11(c) sets forth a list of all leases, subleases and occupancy agreements of real property, including the street address therefor (the parcels of Real Property listed or required to be listed in Schedule 4.11(c), the “Leased Real Property”), pursuant to which the Company or any Subsidiary of the Company is the lessee, sublessee, sublessor, lessor or other party to such agreement (individually, a “Real Property Lease”). The Company has made available to Purchaser true, correct and complete copies of all written Real Property Leases, including all modifications, amendments, restatements and supplements thereto, with respect to the Leased Real Property. There are no lease, sublease, license or similar agreements that grant to any Person the right to acquire, lease, use or occupy any portion of the Owned Real Property.

(d)     Except as disclosed on Schedule 4.11(d), with respect to each parcel of Leased Real Property:

(i)      Each Real Property Lease is a legal, valid and binding obligation of the Company or one of its Subsidiaries, as applicable, is in full force and effect, and has not been amended (other than with respect to any amendments made available to Purchaser);

(ii)      (A) Neither the Company nor any of its Subsidiaries is in default under any Real Property Lease, (B) within the past three (3) years, neither the Company nor any of its Subsidiaries has received any uncured notice of default under or termination of any Real Property Leases, (C) neither the Company nor any of its Subsidiaries has any Knowledge of any current default by any lessor under any Real Property Lease, and (D) to the Company’s Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a breach of, or default under, any Real Property Lease or could lead to the termination, modification or acceleration of any Real Property Lease; and

(iii)      The occupation, possession and use of the Leased Real Property by the Company and/or its Subsidiaries have not been disturbed and no claim has been asserted or threatened adverse to the rights of the Company and/or its Subsidiaries to the continued occupation, possession and use of the Leased Real Property.

(e)      With respect to each parcel of Real Property: (i) there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened that could reasonably be expected to interfere with the quiet enjoyment of any such Real Property, (ii) neither the Company nor any Subsidiary has received any notice of violation or claimed violation of any applicable building, zoning, subdivision and other land use and similar Laws affecting such Company’s interests in Real Property and there is no reasonable basis for any such claim, (iii) other than the Company or one of its Subsidiaries, no Person is in possession of the Real Property, (iv) there are no building or use restrictions that would (or do) restrict or prevent the current use or operation of such Real Property as currently used by the Company and its Subsidiaries and all such Real Property is properly and duly zoned for such use, and (v) no Governmental Authority has issued or, to the Company’s Knowledge, threatened to issue any notice or Order that adversely affects the use or operation of any such Real Property or requires, as of the date hereof or any time in the future, any repairs, alterations, additions or improvements thereto. None of the Real Property is subject to any right of first refusal, first offer or similar preferential right to purchase such Real Property.

(f)      All buildings, fixtures and improvements on the Owned Real Property and the Leased Real Property are in good operating condition and repair, subject to normal wear and tear and other minor imperfections that are not material in nature or cost, do not need maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and are adequate for the uses to which they are being put, and shall be sufficient for the continued conduct of the Company and its Subsidiaries’ businesses in substantially the same manner as conducted prior to the Closing. To the Company’s Knowledge, there exist no structural or other material defects or damages in or to the Real Property, whether latent or otherwise, and neither the Company nor any of its Subsidiaries has received any written notice from any insurance company or bonding company of any defects or inadequacies in any Real Property, or any part thereof, which would adversely affect the insurability thereof or cause the imposition of extraordinary premiums or charges thereon or of any termination or deemed termination of any policy of insurance or bond. Within the past three (3) years, no Real Property has suffered any damage by fire or other casualty that has not been restored in all respects to its original condition.

(g)      The Owned Real Property and the Leased Real Property comply with all applicable Laws and are benefited by those Permits required to be maintained for the development or use or occupancy of any portion of the Real Property. There are no Legal Proceedings pending or threatened against or affecting the Owned Real Property or the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings and there does not exist any actual or, to the Company’s Knowledge threatened or contemplated, condemnation or eminent domain proceedings that affect the Leased Real Property or Owned Real Property or any portion thereof. There are not any actual or pending imposition of any assessments for public improvements with respect to the Leased Real Property or Owned Real Property and no such improvements have been constructed or planned that would be paid for by means of assessments upon any Leased Real Property or Owned Real Property.

(h)      All water, gas, electrical, steam, compressed air, telecommunication, utility, sanitary and storm sewage lines and systems and other similar systems serving the Owned Real Property and the Leased Real Property are fully operational and in working order in all material respects and are sufficient to enable the continued use, occupation and operation of the Owned Real Property and the Leased Real Property in the manner currently being used, occupied and operated, and are supplied directly to the Owned Real Property and the Leased Real Property by facilities of public utilities and are benefited by customary utility easements providing for the continued use and maintenance of such systems. No Real Property is dependent for its access, operation or utility on any land, building or other improvement not part of such parcel of Real Property.

(i)      The tangible personal property of the Company and its Subsidiaries are (i) in good working condition and repair, subject to normal wear and tear and other minor imperfections that are not material in nature or cost, (ii) suitable, adequate and sufficient for the continued conduct of the Company’s and its Subsidiaries businesses as currently conducted, (iii) not obsolete or in need of any material renewal, replacement, improvement or maintenance and (iv) located at the Real Property. None of the tangible personal property was scheduled for any material capital expenditure or repairs, restoration, replacements or maintenance that has not been made.

4.12      Environmental Matters. Except as set forth on Schedule 4.12:

(a)      The Company and its Subsidiaries are in compliance, and have complied with at all prior times, with all Environmental Laws applicable to their respective businesses or operations in all material respects;

(b)      The Company and its Subsidiaries have obtained and maintain all material Permits that are required under Environmental Laws for the operation of their respective businesses as presently conducted (collectively, the “Environmental Permits”), and neither the Company nor any Subsidiary thereof is in default or violation of any material term, condition or provision of any Environmental Permit;

(c)      Neither the Company nor any of its Subsidiaries has received any written notice of a Legal Proceeding or Order alleging that the Company or its Subsidiaries is in material violation of or has any material liability for cleanup or remediation of Contaminants under any Environmental Law;

(d)      Neither the Company nor any of its Subsidiaries has engaged in or permitted any operations or activities upon the Real Property or any portion thereof, for the purpose of or in any way involving the manufacture, treatment, remediation, removal, generation, Release, discharge, disposal, refining or dumping of any Contaminant (whether legal or illegal, accidental or intentional) or the illegal or improper handling, storage, treatment or use of any Contaminant, nor has the Company caused any Contaminant to be constructed, deposited, Released, stored, handled, treated disposed, leached or otherwise located on or under the Real Property, or any previously owned, leased, or operated properties, onto or underneath other properties, nor has any Contaminant migrated or threatened to migrate from other properties onto or under the Real Property, or any previously owned, leased, or operated properties;

(e)      All of the third Persons with which the Company or any of its Subsidiaries has arranged, engaged or contracted to accept, treat, transport, store, dispose or remove any Contaminant generated or present at the Real Property, or any previously owned, leased or operated properties, were properly permitted at the relevant time to perform the foregoing activities or conduct;

(f)      Neither the Company nor any of its Subsidiaries has transported or arranged for the transport of any Contaminant to any facility or site for the purpose of storage, handling, treatment or disposal which (i) is or was, at the time of disposal, subject to a Remedial Action requirement (other than routine, anticipated, closure-related corrective action obligations affecting closed solid waste management units at such facility) issued under any federal, state or local solid or hazardous waste regulatory law, (ii) at the time of the disposal had received a notice of violation or was otherwise subject to a governmental enforcement action with respect to alleged violations of any Environmental Law or (iii) is listed or proposed for listing on the NPL pursuant to CERCLA, or listed on the CERCLIS list or any similar state list of sites, and the Company is not aware of any conditions at such facility or site for inclusion on such list;

(g)      Neither the Company nor any of its Subsidiaries is subject to any pending (or, to the Company’s knowledge, threatened) Legal Proceedings or Order, alleging or addressing in connection with the Company and its Subsidiaries’ businesses, Real Property, or any previously owned, leased, or operated properties of the Company or its Subsidiaries, concerning (i) any violation of any Environmental Law, (ii) any Remedial Action, (iii) any claims or liabilities and costs arising from the Release or threatened Release of any Contaminant at the Property, or any previously owned, leased, or operated properties, or any other location, or (iv) any claims or liabilities and costs for personal injury or threatened personal injury, or injury or threatened injury to property or natural resources;

(h)      There have been no Releases of any Contaminants at, to, or from the Real Property, or any previously owned, leased, or operated properties of the Company or its Subsidiaries;

(i)      No Environmental Lien has attached to any Real Property or any previously owned, leased or operated properties;

(j)      There is not constructed, placed, deposited, stored, disposed of nor located on the Real Property or any previously owned, leased or operated properties, any lead-based paint or any asbestos in any form which had become or threatens to become friable;

(k)      No underground or above ground storage tanks, landfills, impoundments, waste piles, or gas or oil wells, or associated piping, are or have ever been located on the Real Property or any previously owned, leased or operated properties;

(l)      There is not constructed, placed, deposited, stored, disposed, leaching nor located on the Real Property or any previously owned, leased or operated properties of the Company or its Subsidiaries any polychlorinated biphenyls (“PCBs or transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs, in violation of Environmental Laws;

(m)      The Real Property, and each previously owned, leased or operated property, is not listed or proposed for listing on the NPL pursuant to CERCLA, or listed on the CERCLIS list on any similar state lists of sites, and neither the Company nor any of its Subsidiaries is aware of any conditions at the Real Property or any previously owned, leased or operated property which, if known to a Governmental Authority, would qualify the Real Property or any previously owned, leased or operated property for inclusion on any such list; and

(n)      The Company and its Subsidiaries have provided Purchaser with a copy of all Phase I, Phase II or other environmental reports, studies, documents, inspection reports or notices, investigations, audits, or assessments in the possession of the Company or any of its Subsidiaries and related to the Real Property, as well as an identification of any offsite disposal locations used by the Company or any Subsidiary of the Company.

4.13      Material Contracts.

(a)        Schedule 4.13(a) sets forth a list of all of the following Contracts as of the date hereof to which the Company or any Subsidiary of the Company is a party or by which it is bound (collectively, the Contracts listed or required to be listed on Schedule 4.13(a), the “Material Contracts”):

(i)       (A) Contracts with current or former employees, officers, directors, independent contractors or consultants which, in each case, cannot be terminated by the Company or a Subsidiary thereof without penalty or without more than ninety (90) days’ notice or which involve annual consideration in excess of $100,000 and (B) Contracts with current or former employees, officers, directors, independent contractors or consultants that provide for any Change in Control Payments;

(ii)      Contracts for or relating to the making of any loans to another Person;

(iii)      except for Contracts relating to trade receivables, all Contracts relating to Indebtedness of the Company or a Subsidiary thereof, including any Contract granting a Lien on all or any part of the properties, rights or assets of the Company or any of its Subsidiaries;

(iv)      Contracts relating to the acquisition or disposition of any business or a material amount of stock or assets of the Company, any of its Subsidiaries or any other Person (whether by merger, sale of stock, sale of assets or otherwise);

(v)      Contracts relating to the purchase, sale, lease, assignment, sublease, license or transfer of any Real Property, including all Real Property Leases;

(vi)      Contracts under which (A) the Company or one of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or one of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or one of its Subsidiaries, in any case, which involve annual consideration in excess of $100,000;

(vii)      Contracts involving aggregate consideration in excess of $100,000 or which cannot be terminated by the Company or a Subsidiary thereof without penalty or with less than ninety (90) days’ notice;

(viii)     Contracts, other than purchase orders placed in the Ordinary Course of Business that have been fulfilled as of the date of this Agreement, with any Material Customer or Material Supplier;

(ix)       Contracts that require the Company or a Subsidiary thereof to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(x)         broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(xi)       Contracts that provide for the indemnification by the Company or a Subsidiary thereof of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xii)      Contracts with any Governmental Authority;

(xiii)     Contracts granting a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Interests in the Company or a Subsidiary thereof;

(xiv)      Contracts (i) containing covenants of the Company or its Subsidiaries prohibiting or limiting the right of the Company and its Subsidiaries to compete in any line of business or prohibiting or restricting their ability to conduct business with any Person in any geographic area or (ii) containing a provision or covenant that provides for exclusive dealings, right of first offer, right of first refusal, “most favored nation” or other similar terms or requirements in favor of any Person;

(xv)       Contracts for joint ventures or similar partnerships;

(xvi)      Contracts that provide for any rights of first or last offer, first negotiation or first refusal or that include a provision of the type commonly referred to as a “most-favored nations” provision;

(xvii)      collective bargaining agreements or any other Contract with, or relating to, any labor union;

(xviii)     Contracts involving the resolution or settlement of any actual or threatened Legal Proceeding other than settlements that solely involved the payment of cash in an amount less than $100,000 and which have been fully satisfied;

(xix)        all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound; and

(xx)         other Contracts that are material to the Company and not previously disclosed pursuant to this Section 4.13(a).

(b)        Except as set forth in Schedule 4.13(b), each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company or a Subsidiary thereof, as the case may be, and, to the Knowledge of the Company, of the other party or parties thereto in accordance with its terms, except as enforceability may be limited by applicable Equitable Principles. None of the Company or a Subsidiary thereof, as the case may be, or, to the Knowledge of the Company, any other party or parties thereto, is in breach of or default under (or is alleged in writing (with email constituting in writing) to be in breach of or default under), or has provided or received any written notice (with email constituting written notice) of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or could result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. No party to any Material Contract has given the Company written notice of its intention to cancel, terminate, materially change the scope of its rights under or fail to renew any Material Contract. The Company has made available to Purchaser complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).

4.14     Customers and Suppliers.

(a)      Schedule 4.14(a) sets forth (i) a list of the twenty (20) largest customers (measured by dollar volume of sales to such customers) of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2019 and the 6-month period ended June 30, 2020 (collectively, the “Material Customers”) and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Schedule 4.14(a), the Company has not received any written notice (with email constituting written notice), and to the Company’s

Knowledge, has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company and its Subsidiaries.

(b)      Schedule 4.14(b) sets forth (i) a list of the ten (10) largest suppliers (measured by dollar volume of purchases from such suppliers) of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2019 and the 6-month period ended June 30, 2020 (collectively, the “Material Suppliers”) and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Schedule 4.14(b), the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company and its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company and its Subsidiaries.

(c)      Neither the Company nor any of its Subsidiaries has experienced any material disruption in the supply or sale of products to or from the Company or its Subsidiaries arising out of or related to the COVID-19 Pandemic, including receipt of any letter or notice from a Material Customer or Material Supplier invoking, or attempting to invoke, any force majeure clause in any Contract or otherwise delivering a change notice related to the COVID-19 Pandemic.

4.15      Intellectual Property.

(a)      Schedule 4.15(a) lists all (i) Company IP Registrations and (ii) other Company Intellectual Property, including software, that is not registered including, the case of the Company IP Registrations, the current owner, registrant or applicant, the jurisdictions by or in which any such registrations or applications have been filed, the respective registration or application numbers, dates of issuance, registration or filing and any filings, actions or payments that must be made within one hundred eighty (180) days following the date hereof in order to continue to validly maintain, and not abandon, rights in and to the Company IP Registrations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)      The Company or its Subsidiary, as the case may be, is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company and its Subsidiaries’ businesses as currently conducted, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Purchaser with true and complete copies of all such agreements.

(c)      The rights of the Company or its Subsidiary, as the case may be, in the Company Intellectual Property are valid, subsisting and enforceable. The Company and its Subsidiaries have taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements. To the Company’s Knowledge, there has been no material unauthorized disclosure by any Person of any trade secrets or other confidential information used in connection with the conduct of the Company and its Subsidiaries’ businesses. The Company and each of its Subsidiaries has validly maintained, and have not taken any steps that could constitute abandonment of or that could invalidate, their rights in and to any material Company Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(d)      The conduct of the Company and its Subsidiaries’ businesses as currently and formerly conducted, and the products, processes and services of the Company and its Subsidiaries, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(e)      The computer systems, including software, hardware and networks (collectively, the “Systems”), currently used by the Company and its Subsidiaries are sufficient for the current needs of the businesses of the Company and its Subsidiaries, including as to capacity and ability to process current peak volumes in a timely manner and do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other faults or malicious code or damaging devices. In the past three (3) years, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any Systems that has caused the disruption or interruption in or to the use of such Systems by the Company or any of its Subsidiaries or the conduct of their businesses. There have been no unauthorized intrusions or breaches of the security of the Systems, and the data and information which they store, has not been corrupted in any discernible manner or accessed without the authorization of the Company or its Subsidiaries. The Company and its Subsidiaries have implemented backup, anti-virus, security and disaster recovery technology, policies and procedures consistent with applicable Law and customary industry practices. The Company and its Subsidiaries conduct vulnerability testing on its Systems and there have not been any material vulnerabilities found. To the Company’s Knowledge, the Company has provided to Purchaser copies of all third-party assessments of the Systems currently used by the Company and its Subsidiaries.

(f)      The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable privacy, data security and data protection Laws (including all Privacy and Security Laws), internal and external policies, and contractual requirements. The Company and its Subsidiaries have implemented, and required of their third party vendors, commercially reasonable policies and security controls regarding the collection, use, disclosure, retention, confidentiality, integrity, and availability of Personal Information and business proprietary or sensitive information in their possession, custody, or control, or held or processed on their behalf.  The Company and its Subsidiaries have not experienced any security incident that has compromised the integrity or availability of the IT Systems in any material respect, and there has been no material loss, damage, or unauthorized access, disclosure, use, or breach of security of the Company or its Subsidiaries information in their possession, custody, or control, or otherwise held or processed on their behalf.  The Company and its Subsidiaries have not received any written notice of any Legal Proceedings, investigations, or alleged violations of Law or contract with respect to Personal Information, nor has the Company or any of its Subsidiaries been notified in writing, or been required by applicable Laws or contractual obligation to notify in writing, any Person of any Personal Information or security-related incident.

4.16      Employee Benefits Plans.

(a)      Schedule 4.16(a) sets forth a list of all “employee benefit plans” as that term is defined in Section 3(3) of ERISA, and any benefit plan, program, Contract or arrangement, whether or not subject to ERISA, providing for group or individual (i) pension, retirement, profit-sharing, deferred compensation, equity or equity-based compensation, employee stock ownership, (ii) health, welfare life insurance, or disability benefits, (iii) employment, bonus, severance, salary continuation, retention, change-in-control payments, (iv) vacation, sick leave, or other paid time off, and (v) all other fringe benefit plans, but excluding government programs and statutory benefits, that are currently adopted, maintained by, sponsored or contributed to by the Company or its Subsidiaries (collectively, the “Benefit Plans”).

(b)      For each Benefit Plan, the Company has provided or made available to Purchaser the following, to the extent the Company maintains the following or is required to prepare, file, or distribute the following:

(i)      the plan document (or, in the case of an unwritten Benefit Plan, a written description thereof) and all amendments thereto,

(ii)      the most recent summary plan description (and any summaries of material modifications with respect thereto);

(iii)      the most recently-filed annual reports on Form 5500 (with schedules and attachments);

(iv)      the most recent IRS opinion or determination letter;

(v)      all insurance policies which were purchased by or to provide benefits under any Benefit Plan;

(vi)      all Contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Benefit Plan;

(vii)      all reports, including all discrimination testing reports and actuarial reports, submitted within the two (2) years preceding the date hereof by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Benefit Plan;

(viii)      a form of all notifications given within the two (2) years preceding the date hereof to employees of their rights under COBRA, and under all other applicable federal and state Laws regulating the notice requirements of “group health plans” (as defined in Section 607(1) of ERISA);

(ix)      all material notices or reports that were given by the Company or any Subsidiary of the Company, or any Benefit Plan to the IRS, the PBGC or the EBSA, within the four (4) years preceding the date hereof; and

(x)      all material notices that were given by the IRS, the PBGC or the EBSA to the Company, any of its Subsidiaries or any ERISA Affiliate, or any Benefit Plan within the four (4) years preceding the date hereof.

(c)      No Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or is subject to Title IV of ERISA or Section 412 of the Code and, in the last six (6) years, neither the Company nor any of its Subsidiaries has sponsored, maintained or contributed to a plan that is a Multiemployer Plan or is subject to Title IV of ERISA or Section 412 of the Code. No Benefit Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No transaction contemplated by this Agreement will result in liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company or any Subsidiary of the Company.

(d)      With respect to each Benefit Plan, the Company and its Subsidiaries have materially complied and are now in material compliance with all the provisions of ERISA, the Code and all Laws and regulations applicable to such Benefit Plans, and each Benefit Plan has been established, maintained, administered, operated, and contributed to in material compliance with its terms and with any applicable collective bargaining agreements. The Benefit Plans that are intended to be qualified plans within the meaning of Section 401(a) of the Code are so qualified. No event has occurred or circumstance exists that gives rise to disqualification or loss of Tax-exempt status of any such qualified Benefit Plan. To the Knowledge of the Company, no statement, either written or oral, has been made by the Company, any Subsidiary of the Company or any Person with regard to any Benefit Plan that is not in accordance with the terms of such Benefit Plan or any applicable collective bargaining agreements.

(e)      To the Knowledge of the Company, no claim (other than routine claims by participants and beneficiaries for benefits), Legal Proceeding, audits, administrative actions, litigations, arbitration or other action has been threatened or instituted against any Benefit Plan.

(f)      None of the Benefit Plans provides retiree health or welfare insurance benefits to any current or former employee, officer or director of the Company or its Subsidiaries except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law. No Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g)      With respect to each Benefit Plan, all contributions, premiums or payments required to be made have been made on or before the dates they are due and payable (including permissible extensions). No event has occurred or circumstance exists that could result in a material increase in premium costs of Benefit Plans that are insured, or a material increase in benefit costs of such Benefit Plans that are self-insured.

(h)      No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.

(i)      Each Benefit Plan can be terminated without payment of any additional contribution or amount and, except for any vesting of benefits of a qualified Benefit Plan, without the vesting or acceleration of any benefits promised by such Benefit Plan. The Company and its Subsidiaries have the right to modify and terminate benefits as to retirees (other than pensions) with respect to both retired and active employees.

(j)      Schedule 4.16(j) lists each Benefit Plan, agreement or arrangement to which the Company and/or any Subsidiary thereof is a party or under which the Company and/or any Subsidiary thereof is bound that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) and subject to Section 409A of the Code. With respect to each such nonqualified deferred compensation plan, (i) the written terms of such plan have at all times been in material compliance with, and (ii) such plan has, at all times while subject to Section 409A of the Code, been operated in material compliance with, Section 409A of the Code and all applicable guidance thereunder. Neither the Company nor any of its Affiliates has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(k)      Except as set forth on Schedule 4.16(k), the execution and delivery of this Agreement or the consummation of the Transaction (either alone or in combination with another event) will not result in the payment of any amount under any arrangements in effect on the date of this Agreement that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code, entitle any current or former director, officer, employee, independent contractor or consultant to severance pay, termination pay, unemployment compensation, or any other payment or benefit under the Benefit Plans or applicable Law, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to such individuals under any Benefit Plan, or trigger any funding obligation under any Benefit Plan or applicable Law.

4.17      Labor.

(a)      Neither the Company nor any of its Subsidiaries is, or has been at any time during the past six (6) years been, a party to, bound by or negotiating any labor or collective bargaining agreement in respect of any employee or group of employees of the Company or any of its Subsidiaries. No labor organization, union, or group of employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization or union.

(b)      Except as set forth on Schedule 4.17(b), (i) there are no, and at any time during the past six (6) years there have been no, strikes, work stoppages, work slowdowns, lockouts, picketing or other similar labor activities pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries against the Company or any of its Subsidiaries before a Governmental Authority or arbitrator.

(c)      Except as set forth on Schedule 4.17(c), the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Within the past six (6) years, neither the Company nor any of its Subsidiaries has implemented any “plant closing” or “mass layoff” (as such terms are defined in the WARN Act) of employees that required compliance with the WARN Act.

(d)      Schedule 4.17(d) contains a list of all persons who are employees, independent contractors or consultants of the Company and its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual base compensation rate, (v) commission, bonus or other incentive-based compensation, (vi) whether such employee is exempt or non-exempt, and (vii) a description of the fringe benefits provided to each such individual as of the date hereof. All compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company and its Subsidiaries for services performed prior to the date hereof have been paid or accrued in full (and, with respect to such compensation for services performed between the date hereof and the Closing Date, will be paid or accrued in full in the calculation of Working Capital).

(e)      Except as set forth on Schedule 4.17(e), there are no outstanding agreements, understandings or commitments of the Company or any of its Subsidiaries with respect to any compensation, commissions or bonuses. Except as set forth on Schedule 4.17(e) all employees of the Company and its Subsidiaries are employed at-will and not entitled to notice or additional payment or severance upon termination.

4.18      Transactions With Related Parties. Except as set forth on Schedule 4.18, no present officer, director, member, Equity Holder or stockholder of the Company or any of its Subsidiaries (or any of such Person’s family members of Affiliates or associates), nor any Affiliate of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries) (each a “Related Party”): (a) has any direct or indirect interest in any business arrangement, Contract or other relationship with the Company or any Subsidiaries thereof (other than any direct or indirect equity interest in the Company or any of its Subsidiaries through their ownership of Company Stock or Company Warrants), (b) have any direct or indirect interest in any property or right, tangible or intangible, that is used by the Company or any Subsidiaries thereof, (c) have any direct or indirect interest in any claim or cause of action against the Company or any Subsidiaries thereof, (d) controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiaries thereof, or (e) has engaged in any transaction with the Company or any Subsidiaries thereof within the last twelve (12) months. Except as set forth on Schedule 4.18, neither the Company nor any Subsidiaries thereof owes any amount to, and neither the Company nor any Subsidiaries thereof has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Party (other than payment of employment compensation in the Ordinary Course of Business). Except as set forth on Schedule 4.18, from and after the Closing Date, neither the Company nor any Subsidiaries thereof shall have any further obligation to engage in any transaction with any Related Party and shall not be bound by any Contract, agreement, arrangement or commitment with respect to any Related Party.

4.19      Insurance. Schedule 4.19 of the Company Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by or for the benefit of the Company or its Subsidiaries or otherwise relating to the assets, business, operations, employees, officers and directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the Company has made available to Purchaser true and complete copies of such Insurance Policies. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transaction. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or its Subsidiaries. All such Insurance Policies (a) are valid and binding in accordance with their terms, (b) to the Company’s Knowledge, are provided by carriers who are financially solvent, and (c) have not been subject to any lapse in coverage. There are no claims related to the Company and its Subsidiaries’ businesses pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and its Subsidiaries’ businesses and are sufficient for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound. To the Company’s Knowledge, the tangible assets of the Company and its Subsidiaries are insured to at least full replacement cost value. No policy limits of Insurance Policies have been exhausted or materially eroded or reduced and policies providing substantially similar insurance coverage have been in effect continuously.

4.20      No Brokers. Except as set forth on Schedule 4.20, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Equity Holders, the Company or its Subsidiaries, and no Person other than those Persons set forth on Schedule 4.20 of the Company Disclosure Schedule is entitled to any fee or commission or like payment from the Equity Holders, the Company or its Subsidiaries in connection with the Transaction.

4.21      Inventory. All inventory of the Company and its Subsidiaries, whether or not reflected in the Most Recent Balance Sheet, (a) consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, and (b) is reflected in the books and records of the Company and its Subsidiaries in accordance with GAAP. All such inventory is owned by the Company and its Subsidiaries, free and clear of all Liens except Permitted Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive and are reasonable in the present circumstances of the Company and its Subsidiaries.

4.22      Accounts Receivable; Accounts Payable. The accounts receivable reflected on the Most Recent Balance Sheet and the accounts receivable arising after the date thereof and until the Closing (a) have arisen from bona fide transactions entered into by the Company and its Subsidiaries involving the sale of goods or the rendering of services in the Ordinary Course of Business, and (b) constitute only valid, undisputed claims of the Company and its Subsidiaries not subject to claims of set-off or other defenses or counterclaims (other than normal cash discounts accrued in the Ordinary Course of Business). The reserve for bad debts shown on the Most Recent Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company and its Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. The accounts payable and accruals of the Company and each of its Subsidiaries have arisen in bona fide arm’s-length transactions in the Ordinary Course of Business, and the Company and each of its Subsidiaries has been paying its accounts payable as and when due.

4.23      Books and Records. The minute books and stock record books of the Company and its Subsidiaries, all of which have been made available to Purchaser by the Company, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders or other equity holders, the boards of directors or comparable governing bodies and any committees thereof in all material respects. At the Closing, all of those books and records will be in the possession of the Company.

4.24      Products and Services.

(a)      Each product or service developed, manufactured, sold, licensed, leased, rendered, provided or delivered by the Company or any of its Subsidiaries (collectively, the “Business Products”) has been developed, manufactured, sold, licensed, leased, rendered, provided or delivered, as applicable, in conformity in all material respects with any applicable specifications of such Business Product, all applicable contractual commitments, all applicable express and implied warranties, and all applicable Laws. There are no material defects in any Business Product, and (i) there have been no product recalls, post-sale notices or warning or similar matters, or obligations thereof, with respect to any Business Product and there is no reasonable basis for any of the foregoing and (ii) neither the Company nor any of its Subsidiaries has been required to file, or has filed, any notification or other report with or provide information to any Governmental Authority or product safety standards group concerning actual or potential defects or other hazards with respect to any Business Product and, to the Company’s Knowledge, there is no reasonable basis for the foregoing.

(b)      Schedule 4.24(b) sets forth a true, correct and complete list of all paid warranty claims in the 2019 and 2020 fiscal years. Except as set forth on Schedule 4.24(b) there are not, and within the 2019 and 2020 fiscal years there have not been, any warranty claims or disputes against or involving the Company or any Subsidiaries thereof or any other material claims or disputes against or involving the Company or any Subsidiaries thereof, in any case, with respect to any Business Product. Neither the Company nor any Subsidiary thereof has, and neither the Company nor any Subsidiary thereof has had, any material Liability arising out of any injury (or death) to individuals or damage to property as a result of the ownership, possession or use of any Business Products and there is no reasonable basis for any of the foregoing. To the Knowledge of the Company, there is no current set of facts that could give rise to a reasonable expectation or basis for any Business Product to be subject to warranty claims in excess of the warranty claims for such Business Products (or similar Business Products) incurred by the Company and its Subsidiaries in the Ordinary Course of Business during the past two years.

(c)      Schedule 4.24(c) sets forth the standard forms of warranties used by the Company and each of its Subsidiaries. Except as set forth on Schedule 4.24(c) or required by applicable Law, neither the Company nor any Subsidiary thereof has given to any Person any guaranty or warranty, right of return or other indemnity or remedy relating to the Business Products.

4.25      Bank Accounts. Schedule 4.25 sets forth a complete and correct list of each bank or financial institution in which the Company or any Subsidiaries thereof has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.

4.26      Limitations on Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR ANOTHER DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION HEREWITH (EACH AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE TO THE EXTENT PROVIDED HEREIN), NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR

WARRANTY WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES OR THE TRANSACTION, AND THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY AFFILIATE OF THE COMPANY OR ANY OF ITS OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR ANOTHER DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION HEREWITH (EACH AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE TO THE EXTENT PROVIDED HEREIN), THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION, MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Purchaser and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement and the Closing Date, as follows:

5.1        Organization.

(a)      Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Michigan. Purchaser has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary.

(b)      Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub has been formed solely for the purpose of engaging in the Transaction and, as of the Effective Time, will have engaged in no other business or other activities or incurred any Liabilities, other than in connection with or as contemplated herein. Purchaser owns, and immediately prior to the Effective Time shall continue to own, of record and beneficially, all outstanding shares of capital stock of Merger Sub. Merger Sub has delivered to the Company true, correct and complete copies of its certificate of incorporation and bylaws as in effect on the date hereof.

5.2      Authorization of Agreement. Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, and subject to, in the case of the consummation of the Merger by Purchaser and Merger Sub, adoption of this Agreement by the consent of the sole stockholder of

Purchaser and Merger Sub and the UFP Board Approval, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by each of Purchaser and Merger Sub of the Transaction Agreements to which it is a party and the consummation of the Transaction has been duly authorized by the requisite corporate action on the part of Purchaser and Merger Sub. Each of the Transaction Agreements to which it is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and Merger Sub and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Transaction Agreements, when so executed and delivered, will constitute, the legal, valid and binding obligations of Purchaser and Merger Sub, enforceable against each in accordance with its terms, subject to applicable Equitable Principles.

5.3        Conflicts; Consents of Third Parties.

(a)      Assuming the making of the filings and the receipt of the consents or waiting period terminations or expirations identified in Section 5.3(b), except for the UFP Board Approval, neither the execution, delivery or performance by Purchaser and Merger Sub of this Agreement or the other Transaction Agreements to which each is a party, nor the consummation of the Transaction by Purchaser or Merger Sub, (i) conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under the Organizational Documents of Purchaser or Merger Sub (ii) require the consent, notice or other action by any Person under, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Purchaser or Merger Sub is a party or by which any of their respective properties or assets are bound, or (iii) conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under any Law applicable to Purchaser, Merger Sub or any of their Affiliates.

(b)      No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required by or with respect to Purchaser or Merger Sub in connection with the execution, delivery and performance by Purchaser and Merger Sub of this Agreement or the other Transaction Agreements to which Purchaser or Merger Sub is a party or the consummation of the Transaction by Purchaser, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, any filing pursuant to the Exchange Act or stock exchange rules, or any filing or termination of the waiting period or other approval required under the HSR Act.

5.4      Legal Proceedings. There are no pending or, to the knowledge of Purchaser, threatened, Legal Proceedings against or by Purchaser, Merger Sub or any of their Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the Transaction.

5.5      No Brokers. No Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Purchaser, Merger Sub or their Affiliates and no Person is entitled to any fee or commission or like payment from Purchaser, Merger Sub or their Affiliates in connection with the Transaction.

5.6      Financial Capability. Purchaser has, and will have as of the Closing, sufficient cash on hand or other sources of available funds to pay the Merger Consideration and to perform its obligations hereunder.

ARTICLE VI

CONDUCT OF BUSINESS

6.1      Conduct of the Company Pending the Closing. From the date of this Agreement until the earlier of the Closing or valid termination of this Agreement pursuant to Article XI, except (i) as set forth on Schedule 6.1, (ii) as required by applicable Law, (iii) as otherwise specifically contemplated by this Agreement, or (iv) with the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), (A) the Company shall and shall cause the Company’s Subsidiaries to (1) conduct the business of the Company and the Company’s Subsidiaries in the Ordinary Course of Business and (2) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries, and (B) the Company shall not, and shall cause the Company’s Subsidiaries not to:

(a)       (i) declare or pay any dividends or other distributions of cash or other property to any of the Equity Holders or their respective Affiliates or (ii) repurchase, redeem or otherwise acquire any outstanding Equity Interests;

(b)      except for (i) the issuance of Certificates for shares of Company Stock upon the exercise of Company Warrants issued and outstanding as of the date hereof, or (ii) the issuance of replacement Certificates for shares of Company Stock issued and outstanding as of the date hereof: (x) issue, sell, transfer, grant, adjust or otherwise dispose of, or authorize to issue, sell, transfer, grant or otherwise dispose of, any Equity Interests of the Company or any Subsidiary, (y) issue, sell, transfer, grant or otherwise dispose of, any other securities convertible into or exchangeable for, or options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise), any Equity Interests of the Company or any Subsidiary, or (z) enter into any Contract with respect to the issuance, sale, transfer, grant or other disposition of any Equity Interests of the Company or any Subsidiary or other securities convertible into or exchangeable for, or options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise), any Equity Interests of the Company or any Subsidiary;

(c)      effect any stock split, recapitalization, reclassification or like change in the capitalization of the Company or its Subsidiaries;

(d)      amend any of the Organizational Documents of the Company or its Subsidiaries;

(e)       (i) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness of the Company or a Subsidiary existing on the date hereof, or (ii) make any loans or advances to, or any capital investments in, any other Person;

(f)      acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the Equity Interests or assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof;

(g)      except for sales of inventory in the Ordinary Course of Business, sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any of the material assets owned by the Company or its Subsidiaries (including any Company Intellectual Property), or enter into any Contract regarding the foregoing;

(h)      except for the Merger, adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(i)       (i) other than in the Ordinary Course of Business, make or cause to be made any capital expenditures or (ii) fail to make or cause to be made any planned capital expenditure or repairs, restoration, replacements and maintenance reasonably necessary to maintain its tangible assets and Real Property (including the buildings, fixtures and improvements thereon) in reasonable operating condition based upon the circumstances, normal wear and tear excepted;

(j)      fail to preserve or maintain its Permits other than any failure that would not have any material impact on the Company or any of its Subsidiaries;

(k)      fail to continue in full force and effect and without modification all Insurance Policies, except as required by applicable Law;

(l)      settle or compromise any Legal Proceedings, other than settlements for which the only obligation of the Company or the applicable Subsidiary is the payment of cash in an amount less than $40,000;

(m)       (i) grant any bonus or increase the compensation or benefits payable or to become payable to any current or former employee, officer, director, independent contractor or consultant, other than as provided for in any Material Contract or required by applicable Law, (ii) change the terms of employment for any employee or terminate any employee other than in the Ordinary Course of Business with respect to employees earning annual compensation (both before and after such change or termination) less than $50,000, (iii) adopt, amend or terminate any employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (iv) adopt, amend or terminate any Benefit Plan, or (v) hire or promote any person as or to, as the case may be, an executive officer or hire or promote any employee below executive officer, except to fill a vacancy in the Ordinary Course of Business;

(n)      terminate or materially amend (including with respect to pricing, payment or other economic terms), permit to expire, waive, terminate or rescind any Material Contract or enter into any new Contract which, had it been entered into prior to the date hereof, would have been a Material Contract;

(o)      fail to pay its material debts, Taxes and other material Liabilities when due;

(p)      change any of the Company’s or its Subsidiaries’ methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy, except in each case as required by applicable Law or GAAP;

(q)      materially change any of the Company’s or its Subsidiaries’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; or

(r)      enter into any agreement or otherwise make a commitment to do anything prohibited by this Section 6.1.

6.2        Stockholder Approval.

(a)      As promptly as practicable, and in any event within five (5) days after the date hereof, the Company shall prepare and distribute to the holders of Company Stock a notice of action by written consent and information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) pursuant to Delaware Law, containing the following information: (i) a statement that the Company has entered into this Agreement, (ii) a summary of the Transactions contemplated hereby, (iii) a statement that the Company’s Board of Directors has recommended that the holders of Company Stock approve the Transaction (including the Merger), (iv) a request that such holder of Company Stock execute such action by written consent approving the Transaction (including the Merger) and waive any appraisal rights pursuant to Section 262 of the DGCL, and (v) any other information required by Law to be disclosed to the holders of Company Stock in connection with the Transaction. The Company shall provide Purchaser with a reasonable opportunity to review and comment on the Information Statement and Purchaser shall reasonably cooperate with the Company in the preparation of the Information Statement. In connection with seeking approval from the holders of Company Stock for execution of the action by written consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL (including Section 228 of the DGCL) and the Organization Documents of the Company. The Company agrees that the Information Statement shall not, as of the date of mailing or the Effective Time, contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be responsible to the extent any such information was provided by Purchaser. The Company shall include with the Information Statement a copy of Section 262 of the DGCL and all such other information as Purchaser shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which an Equity Holder must demand appraisal of such Equity Holder’s Company Stock as contemplated by Section 262(d)(2) of the DGCL.

(b)      As promptly as practicable, and in any event within five (5) days after the date hereof, the Company shall prepare and distribute to the holders of Company Warrants a request that such holder execute and deliver to the Company a Warrant Cancellation Agreement with respect to all outstanding Company Warrants of such holder.

(c)      The board of directors of the Company shall not withdraw, alter, modify, change or revoke (i) its recommendation to the Equity Holders to vote in favor of adoption of this Agreement (the “Board Recommendation”) or (ii) its approval of the Merger.

(d)      Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly demanded and not effectively withdrawn or lost such holder’s appraisal rights in accordance with Section 262 of the DGCL, if applicable (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares), shall not be converted into or represent a right to receive the applicable consideration for Company Stock set forth in this Agreement, but the holder thereof shall only be entitled to such rights as are provided by Section 262 of the DGCL, if applicable. Notwithstanding the provisions of this Section 6.2(d), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights with respect to such shares under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such holder’s shares shall be treated as if they had been converted into and shall represent only the right to receive, as of the Effective Time, the consideration for Company Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon surrender of the Certificate (as defined below) formerly representing such shares, without interest thereon. The Company shall provide Purchaser prompt written notice of any demands received by the Company for appraisal of any shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Purchaser shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Purchaser, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

6.3      Notice; Effect of Notice. Prior to the Closing each of the Company and Purchaser shall promptly notify the other upon receiving knowledge of the occurrence of any event, transaction or circumstance that causes any covenant or agreement of the Company (in the case of the Company) or Purchaser or Merger Sub (in the case of the Purchaser) to be breached or that renders untrue any representation or warranty of the Company (in the case of the Company) or Purchaser or Merger Sub (in the case of the Purchaser) contained in this Agreement, in each case in any material respect and, in such case, either the Company (in the case of the Company) or Purchaser or Merger Sub (in the case of the Purchaser) shall have the right (but not the obligation) to supplement or amend the Company Disclosure Schedule hereto with respect to any such event, transaction or circumstance (each, a “Schedule Supplement”). In the event that any such Schedule Supplement relates exclusively to any event, transaction or circumstance first occurring after the date hereof (an “Intervening Event”) such Schedule Supplement shall have the effect of curing any inaccuracy in or breach of any representation or warranty contained in this Agreement, but only for determining whether or not the conditions set forth in Section 8.2(a) has been satisfied (and not with respect to the indemnification rights contained in this Agreement). In the event that such Schedule Supplement does not exclusively relate to an Intervening Event, such Schedule Supplement shall not have the effect of curing any inaccuracy in or breach of any representation or warranty contained in this Agreement, whether for purposes of the indemnification, termination rights contained in this Agreement or of determining whether or not the conditions set forth in

Section 8.2(a) has been satisfied. In the event that the Company delivers a written notice pursuant to this Section 6.3 and such written notice states that such event, transaction or circumstance has resulted in a Company Material Adverse Effect, then Purchaser shall have the right, but not the obligation, to terminate this Agreement within a ten (10) Business Day period immediately after Purchaser’s receipt of such notice; provided that any failure to deliver any such notice shall not impair any of Purchaser’s indemnification or termination rights hereunder.

6.4        No Solicitation of Other Bids.

(a)      The Company and its Subsidiaries shall not, and shall not authorize any of their respective Affiliates or any of their respective representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of their respective representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries, (2) the issuance or acquisition of shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries, or (3) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of the Company and its Subsidiaries, take as a whole.

(b)      In addition to the other obligations under this Section 6.3, the Company shall promptly (and in any event within two (2) Business Days after receipt thereof by the Company or any Subsidiary thereof or their respective representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, and the identity of the Person making the same, unless such disclosure violates a Contract or other confidentiality obligation that the Company or its Subsidiaries entered into prior to the date of this Agreement, such as a non-disclosure agreement between the Company and a prior potential acquiror of the business.

(c)      The Company agrees that the rights and remedies for noncompliance with this Section 6.4 shall include having such provision specifically enforced by any court having competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

ARTICLE VII

COVENANTS

7.1      Access to Information.

(a)      From the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date, upon reasonable prior written request, the Company shall, and shall cause its Subsidiaries to, afford each of Purchaser and its authorized representatives reasonable access to the offices, properties (including the Real Property), and books and records of the Company and its Subsidiaries; provided, however, that (i) such access shall be conducted during normal business hours under the supervision of the Company’s personnel and in such a manner so as not to unreasonably interfere with the normal operations of the Company or any of its Subsidiaries; (ii) the auditors and accountants of the Company or any of its Subsidiaries shall not be obligated to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants and the Company; and (iii) if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 7.1(a) shall be subject to applicable rules relating to discovery.

(b)      For a period of five (5) years commencing on the Closing Date, in connection with any reasonable business purpose, including the determination of any matter relating to the rights or obligations of the Company under this Agreement, upon reasonable prior request and except as determined by the Purchaser in good faith to be appropriate to ensure compliance with any applicable Law and, except as determined by Purchaser in good faith to reasonably be expected to violate the attorney-client privilege, other legal privilege, or contractual confidentiality obligations, Purchaser shall, and shall cause the Company and its representatives to, (i) afford the Representative reasonable access, during normal business hours, to the offices, books and records of the Company and its Subsidiaries and (ii) make available to the Representative and any representatives of the Representative the employees of the Company and its Subsidiaries whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Representative in connection with the Representative’s inquiries for any of the purposes referred to above, including the presence of such Persons as witnesses in hearings or trials for such purposes; provided, however, that (A) such requests shall not unreasonably interfere with the normal operations of the Company or any of its Affiliates; (B) that the auditors and accountants of the Company or its Affiliates shall not be obligated to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants and (C) that if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 7.1(b) shall be subject to applicable rules relating to discovery.

(c)      Without limiting the generality of Section 7.1(a), between the date of this Agreement and the Closing:

(i)      Purchaser, at its cost and expense, may have one or more independent consultants perform environmental inspections, reviews and audits of the Real

Property and the machinery and equipment located at the buildings, improvements and fixtures at the Real Property (“Environmental Inspections”), including tests of air, soil (including surface and subsurface materials), surface water and ground water, or any equipment located at the Real Property;

(ii)      Purchaser, at its cost and expense, may have one or more land surveyors perform surveys of any parcel of Real Property, complying with the 2016 minimum detail requirements for ALTA/NSPS land title surveys as adopted by the American Land Title Association and the National Society of Professional Surveyors (“Surveys”);

(iii)      the Company and its Subsidiaries shall cooperate with Purchaser in connection with any Environmental Inspection or Survey, including making Company and Subsidiary employees available to Purchaser and its consultants for reasonable times upon reasonable prior notice; and

(iv)      Purchaser, at its cost and expense, may perform customary background checks on the individuals set forth on Schedule 7.1(c)(iv) and the Company shall cooperate with Purchaser in receiving signed authorization from such individuals in order to perform such customary background checks (the “Background Checks”).

7.2      Cooperation; Filings and Approvals.

(a)      Upon the terms and subject to the conditions of this Agreement, each of the Company and Purchaser shall use commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case, such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with such other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transaction (including (i) preparing and filing, as promptly as practicable, with any Governmental Authority or other third party all documentation to effect all necessary filings and applications (including, to the extent necessary, filings and applications pursuant to the HSR Act, which such necessary filings and applications pursuant to the HSR Act shall be made within two (2) Business Days after the date of this Agreement and the expenses of which shall be borne by Purchaser), and filings and applications pursuant to any other Government Approvals, which such filings and applications shall be made within two (2) Business Days after the date of this Agreement) (and, absent the prior written consent of such other Party, not withdrawing any such filings and applications) and resubmitting any such filings and applications as soon as is reasonably practicable in the event such filings are rejected for any reason whatsoever by the relevant Governmental Authority and (ii) using commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case, such different standard shall apply) to obtain, as promptly as practicable, all Required Approvals that are necessary, proper or advisable to consummate the Transaction). Notwithstanding the foregoing or anything else in this Agreement, neither the Company, Purchaser or any of their Subsidiaries or Affiliates or any Equity Holder shall request early termination of the waiting period under the HSR Act. To the extent permitted by applicable Law, the Company and Purchaser shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by any Governmental Authority in connection with the Transaction. Without limiting the foregoing, none of the Company, Purchaser or any of their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or the other Governmental Approvals or enter into any agreement with any Governmental Authority not to consummate the Transaction, except with the prior written consent of the Company or Purchaser, as applicable, which shall not be unreasonably withheld, conditioned or delayed.

(b)      Each of the Company and Purchaser shall, to the extent permitted by applicable Law, (i) promptly notify such other Party of any written communication made or received by the Company or Purchaser, as applicable, with any Governmental Authority relating to antitrust Law (or any other filings or applications made pursuant to this Section 7.2) and regarding this Agreement or the Transaction (including the Merger), and, if permitted by applicable Law and reasonably practical, permit such other Party to review in advance any proposed written communication to any such Governmental Authority and incorporate such other Party’s (and any of their respective outside counsel’s) reasonable comments to such proposed written communication, (ii) not agree to participate in any in-person meeting or substantive discussion with any Governmental Authority in respect of any filing or application, investigation or inquiry relating to antitrust Law (or any other filing or application made pursuant to this Section 7.2) and regarding this Agreement or the Transaction unless, to the extent reasonably practicable, it consults with such other Party in advance and, to the extent permitted by such Governmental Authority, gives such other Party the opportunity to attend or participate, as applicable, and (iii) promptly furnish such other Party with copies of all correspondence, filings and written communications between it and its Affiliates and representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transaction. Any materials exchanged in connection with this Section 7.2 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning any competitively sensitive material; provided, that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 7.2 as “outside counsel only.”

(c)      Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Purchaser and the Company shall, and shall cause each of their respective Affiliates to, use commercially reasonable efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any Governmental Authority with respect to the Transaction so as to enable the Merger to occur as promptly as practicable (and in any event prior to the Outside Date); provided that nothing in this Section 7.2 or anything else in this Agreement shall require the Company, Purchaser or any of their respective Subsidiaries or other Affiliates to (and neither the Company nor any of its Subsidiaries shall, or shall offer or agree to, do any of the following without Purchaser’s prior written consent): (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Purchaser, UFP, UFP’s Subsidiaries, UFP’s Affiliates, or the Company or any of its Subsidiaries, or any interest therein, or agree to any other structural or conduct remedy, (ii) otherwise take or commit to take any actions that would limit Purchaser’s, UFP, UFP’s Subsidiaries, UFP’s Affiliates, or the Company’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Purchaser, UFP, UFP’s Subsidiaries, UFP’s Affiliates, or the Company or its Subsidiaries, or any interest or interests therein; or (iii) agree to do any of the foregoing.

(d)      In the event any Legal Proceeding by any Governmental Authority or other third party is commenced which questions the validity or legality of, or otherwise challenges, the Transaction, or seeks damages in connection therewith, the Company and Purchaser shall, subject to the provisions set forth in this Section 7.2(d), reasonably cooperate and use commercially reasonable efforts to defend against such Legal Proceeding, and if an injunction or other Order is issued in any such Legal Proceeding, to use commercially reasonable efforts to have such injunction or other Order lifted or extinguished, and to cooperate reasonably regarding any other impediment to the consummation of the Transaction; provided that, unless the Company or Purchaser elects to do so, nothing in this Agreement shall require either Party to commence any litigation against any Governmental Authority; provided, further, that any Party not electing to commence any litigation against a Governmental Authority shall not be required to do so because the other Party did so elect. Purchaser shall, in consultation with the Company, be entitled to direct the defense of the Transaction before any Governmental Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities regarding (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act or (ii) the other Governmental Approvals, so long as Purchaser’s actions in connection therewith are otherwise in accordance with Purchaser’s obligations under this Section 7.2.

(e)      The Company and Purchaser shall reasonably cooperate with each other and their respective representatives in obtaining any other Required Approvals that may be required in connection with the Transaction; provided that pursuing the Required Approvals described in Section 6.2 shall be governed by Section 6.2. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Company or any of its Affiliates or Purchaser or any of its Affiliates to, and without the prior written consent of the Company or Purchaser, as applicable, neither the Company or any of its Affiliates nor Purchaser or any of its Affiliates shall make, or cause to be made, any payment or other accommodation to any third party in order to obtain the consent, waiver, approval, or authorization of such third party under any Contract or otherwise.

7.3      Confidentiality. Purchaser acknowledges that the information provided to Purchaser and its representatives in connection with this Agreement and the Transaction is subject to the terms of the Confidentiality Agreement, dated April 1, 2020, by and between UFP Retail, LLC, UFP Industrial, LLP and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference; provided, however, that, effective as of the Closing, the Confidentiality Agreement (and any covenants incorporated into this Agreement) shall be automatically terminated and of no further force or effect.

7.4      Publicity. None of the Company or the Representative on the one hand, or Purchaser and its Affiliates, on the other hand, shall issue any press release or public announcement concerning this Agreement, the other Transaction Agreements or the Transaction or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining the Company’s or Purchaser’s, as applicable, prior written approval, which approval shall be in writing from Howe Wallace, on behalf of the Company (or his successor) or Michael R. Cole, on behalf of Purchaser (or his successor) unless, in the judgment of legal counsel to the Party seeking to disclose, disclosure is otherwise required by applicable Law, Governmental Authorities or by the applicable rules of any stock exchange on which such disclosing Party lists securities; provided, however, that, to the extent any disclosure is required by applicable Law or stock exchange rules, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law or stock exchange rule to consult with the Representative or Purchaser, as applicable, with respect to the text thereof. For the avoidance of doubt, disclosures resulting from the Parties’ efforts to obtain approval under the HSR Act and to make any related filing, in each case in accordance with this Agreement, shall be deemed not to violate this Agreement.

7.5      Satisfaction of Indebtedness. At the Closing Purchaser shall extinguish, assume or refinance the Indebtedness to be Repaid; provided that (i) the PNC Loan (as defined in the Disclosure Schedule), (ii) the Mezzanine Debt (as defined in the Disclosure Schedule) and (iii) that certain Subordinated Convertible Promissory Note, dated as of August 30, 2019, by and between the Company and Bay Wood Products, Inc., shall be extinguished by Purchaser at the Closing. In furtherance thereof, the Company shall obtain, prior to the Closing Date, one or more customary pay-off letters, in a form acceptable to the Purchaser, executed by the administrative agents, lenders or other relevant creditor under any Indebtedness to be Repaid, in each case, setting forth all amounts necessary to be paid in order to fully discharge such Indebtedness and any Liens related thereto and in a form reasonably acceptable to Purchaser (the “Pay-Off Letters”). For the avoidance of doubt, the Excluded Indebtedness set forth on Schedule 13.1(b) shall be included as part of the Indebtedness to be Repaid.

7.6      Director and Officer Liability; Indemnification.

(a)      Provided that the Company shall have purchased the “tail” insurance policies described in Section 7.6(b) in accordance therewith, for a period of six (6) years after the Closing, Purchaser shall not, and shall cause the Surviving Corporation and its Subsidiaries to not, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ certificate of incorporation or by-laws relating to the exculpation or indemnification of current or former officers and directors of the Company or its Subsidiaries as in effect immediately prior to the Effective Time, it being the intent of the parties that the officers and directors of the Company and its Subsidiaries prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable Law.

(b)      Prior to Closing, the Company shall, at the Company’s expense (which expense shall be characterized as a “Company Transaction Expense” for purposes of this Agreement) obtain, maintain and fully pay for: (i) irrevocable “tail” insurance policies covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy or who otherwise may be entitled to indemnification pursuant to the Company’s or any of its Subsidiaries’ certificate of incorporation or by-laws, (ii) employment practices liability insurance, and (iii) fiduciary liability insurance, in each case on terms not less favorable than those of such existing insurance coverage as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better financial-strength rating as the Company’s current insurance carrier with respect to such insurance policies in an amount and scope at least as favorable to the Company and the Company’s directors and officers as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date; provided that in the event that any claim is brought under any such policy prior to the six-year anniversary of the Closing Date, such relevant insurance policy shall be maintained until final disposition thereof. Purchaser shall not, and shall cause the Surviving Corporation to not, cancel or change such insurance policies in any respect so long as such policies are fully paid for by the Company at or prior to the Closing.

(c)      In the event that Purchaser, the Surviving Corporation, any of the Surviving Corporation’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity of such consolidation or Merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.6.

7.7      R&W Insurance Policy. Prior to the Closing, Purchaser shall have secured a buyer-side representation and warranties insurance policy to be effective as of the Closing Date (the “R&W Insurance Policy”) and all premiums, underwriting fees, brokers’ commissions, Taxes, and other out-of-pocket costs and expenses related to procuring the R&W Insurance Policy shall be borne by Purchaser. The Company shall, and shall cause each of its Subsidiaries to, cooperate and use commercially reasonable efforts to assist Purchaser in connection with securing such R&W Insurance Policy, including by making management employees available to participate in customary “underwriting” diligence processes at reasonable times and upon reasonable notice. Such R&W Insurance Policy shall contain terms and provisions typical for a transaction of this nature and shall be approved by the Company, whose approval shall not be unreasonably withheld. Such R&W Insurance Policy shall include the following terms (the “Required Terms”): (a) Purchaser shall be a named insured, (b) coverage limit of at least $11,600,000, and (c) a duration of at least (x) through the expiration of the survival period for claims related to any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement (other than the Fundamental Representations) and (y) for six (6) years after the Closing for all other claims covered by such R&W Insurance Policy (including the Fundamental Representations), or a similar insurance policy with terms reasonably satisfactory to Purchaser and the Company. Purchaser shall use commercially reasonable efforts to require the R&W Insurance Policy to include provisions whereby the insurer expressly waives any subrogation rights against any Equity Holder with respect to any claim made by the insured hereunder (except for fraud). Notwithstanding the foregoing, Purchaser agrees not to amend the R&W Insurance Policy in a manner that would cause the R&W Insurance Policy not to have the Required Terms without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

7.8      Company Treasury Relationship. Purchaser does not currently intend to change or terminate the Company’s treasury management relationship with PNC Bank, N.A., but the Purchaser shall have sole discretion to, or cause the Company or its Subsidiaries to, change any treasury management or other banking relationship of the Company at any time following the Closing.

7.9      Employees; Benefits.

(a)      Substantially all Persons who were lawfully employed by the Company or any of its Subsidiaries immediately preceding the Effective Time, including those on vacation, approved leave of absence or disability leave (the “Company Employees”) shall, as of the Effective Time, either (i) automatically become employees of the Surviving Corporation as of the Effective Time or (ii) remain employees of the Subsidiary of the Company that employed such Person immediately prior to the Effective Time; provided that the foregoing shall not require the Surviving Corporation, Purchaser or any of its Affiliates to maintain the employment of any Company Employee for any period of time after the Closing Date or to offer the same or similar benefits or compensation as provided by the Company and its Subsidiaries prior to the Closing Date.

(b)      Purchaser will use commercially reasonable efforts to cause the Surviving Corporation to grant all Company Employees that remain employed by the Surviving Corporation or its Subsidiaries credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date (i) for eligibility, vesting and benefit accrual purposes and (ii) for purposes of vacation accrual under any benefit plan, program or arrangement established or maintained by or on behalf of the Surviving Corporation or any of its Subsidiaries on or after the Closing Date (the “New Plans”) to the same extent such service was recognized under a similar Benefit Plan in which such Company Employee participated immediately before the Closing Date (such Benefit Plans, the “Old Plans”), except, in each case, to the extent such treatment would result in duplicative benefits. For the avoidance doubt, Purchaser may, but shall not be required, to cause the Company and its Subsidiaries to maintain in effect any Old Plans for any period post-Closing; provided, however, that nothing in this Agreement shall limit the right of Purchaser to change, modify or terminate any New Plan, Old Plan or other arrangement in accordance with its terms following the Closing Date.

(c)      This Section 7.9 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.9 express or implied, shall confer upon any other Person (including any Equity Holder or any Company Employee), or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 7.9, express or implied, shall be deemed an amendment of any Benefit Plan providing benefits to any employee or as altering the at-will nature of any Company Employee’s employment.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1      Conditions Precedent to Obligation of the Parties. The respective obligations of each Party to consummate the Transaction is subject to the satisfaction, on or prior to the Closing of the following conditions:

(a)      the Company shall have obtained the Necessary Stockholder Approval

(b)      there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction; and

(c)      all waiting periods and other approvals applicable to the Transaction under the HSR Act shall have expired or been earlier terminated;

8.2      Conditions Precedent to Obligation of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to consummate the Transaction is further subject to the satisfaction or Purchaser’s waiver, in writing, on or prior to the Closing Date of the following conditions:

(a)      (i) other than the representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.4, 4.5 and 4.20, the representations and warranties of the Company set forth in this Agreement, the other Transaction Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified or limited as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) or in all material respects (in the case of any representation or warranty not qualified or limited as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) on and as of the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of such date (other than those representations and warranties that address matters only as of a specified date, which shall have been true and correct only as of such specified date in all respects) and (ii) the representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.4, 4.5 and 4.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of such date (other than those representations and warranties that address matters only as of a specified date, which shall have been true and correct only as of such specified date in all respects);

(b)      the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date;

(c)      the Company shall have delivered to Purchaser a certificate dated the Closing Date and signed by a senior executive officer of the Company on behalf of the Company confirming the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;

(d)      the Company shall have delivered to Purchaser a copy of the written consent executed by holders of Company Stock sufficient to deliver the Necessary Stockholder Approval;

(e)      no Legal Proceeding shall have been commenced against Purchaser, Merger Sub or the Company, which would prevent the Closing;

(f)      from the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would result in a Company Material Adverse Effect;

(g)      the Company shall have delivered to Purchaser all of the Payoff Letters;

(h)      the Company and/or the Representative, as applicable, shall have delivered each of the Closing deliverables set forth in Section 3.2;

(i)      Not more than (i) five (5) Equity Holders (aggregating, for this purpose, any Equity Holders that are Affiliates) nor (ii) any combination of Equity Holders that collectively hold more than twenty percent (20%) of the Company Stock, who are entitled to statutory appraisal rights shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Company Stock;

(j)      the Company shall have delivered to Purchaser all Required Approvals listed on Exhibit E, in each case, in form and substance reasonably satisfactory to Purchaser and the Company, and no such Required Approvals shall have been revoked;

(k)      the Company’s total shareholders’ equity (as determined in accordance with GAAP) as of the fiscal month end of the month immediately prior to the Closing Date is equal to at least $71,000,000 and the Company shall have delivered to Purchaser a certificate in a form reasonably acceptable to Purchaser dated the Closing Date and signed by a senior executive officer of the Company on behalf of the Company confirming that the Company’s total shareholders’ equity (as determined in accordance with GAAP) as of the fiscal month end of the month immediately prior to the Closing Date was equal to at least $71,000,000, which certificate shall include a reasonably detailed calculation of such total shareholders’ equity;

(l)      the UFP Board Approval shall have been obtained;

(m)    the Representative shall have received executed Letters of Transmittal from holders of at least seventy percent (70%) of the Company Stock issued and outstanding as of immediately prior to the Effective Time with respect to all shares of Company Stock owned by such holder issued and outstanding as of immediately prior to the Effective Time, and shall have delivered copies of such Letters of Transmittal to Purchaser;

(n)     the Representative shall have received executed Warrant Cancellation Agreement from all holders of Company Warrants issued and outstanding as of immediately prior to the Effective Time with respect to all Company Warrants issued and outstanding as of immediately prior to the Effective Time, and shall have delivered copies of such Warrant Cancellation Agreement to Purchaser;

(o)     the R&W Insurance Policy shall have been obtained in accordance with Section 7.7 and the insurers shall have issued the R&W Insurance Policy;

(p)     that certain Subordinated Convertible Promissory Note, dated August 30, 2019, made by the Company, as borrower, to Bay Wood Products, Inc., as lender (the “Bay Wood Note”), shall have been terminated prior to Closing, either by (i) conversion into shares of Company Stock, (ii) repayment in full of all obligations owing by the Company or any of its Subsidiaries under the Bay Wood Note or (iii) receipt of a written payoff letter from Bay Wood Products, Inc. permitting repayment of the Bay Wood Note at Closing and confirming that the Bay Wood Note is no longer convertible into Company Stock;

(q)     Purchaser shall be satisfied, in its reasonable discretion, with each of the matters set forth on Exhibit F (each, a “Diligence Matter” and, collectively, the “Diligence Matters”); and

(r)      the Representative shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Representative on or prior to the Closing Date.

8.3      Conditions Precedent to Obligation of the Company. The obligation of the Company to consummate the Transaction is further subject to the satisfaction or the Representative’s waiver, in writing, on or prior to the Closing Date of the following conditions:

(a)      (i) other than the representations and warranties of Purchaser and Merger Sub set forth in Sections 5.1, 5.2, 5.5 and 5.6, the representations and warranties of Purchaser and Merger Sub set forth in this Agreement, the other Transaction Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified or limited as to “materiality” and words of similar import set forth therein) or in all material respects (in the case of any representation or warranty not qualified or limited as to “materiality” and words of similar import set forth therein) on and as of the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of such date (other than those representations and warranties that address matters only as of a specified date, which shall have been true and correct only as of such specified date in all respects, and (ii) the representations and warranties of Purchaser and Merger Sub set forth in Sections 5.1, 5.2 and 5.5 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of such date (other than those representations and warranties that address matters only as of a specified date, which shall have been true and correct only as of such specified date in all respects);

(b)      each of Purchaser and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser or Merger Sub on or prior to the Closing Date;

(c)      Purchaser shall have delivered to the Company a certificate dated the Closing Date and signed by a senior executive officer of the Company on behalf of the Company confirming the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied; and

(d)      Purchaser and/or Merger Sub, as applicable, shall have delivered each of the closing deliverables set forth in Section 3.3.

ARTICLE IX

INDEMNIFICATION

9.1      Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of twenty-four (24) months; provided, however, that the Fundamental Representations shall survive the Closing for a period of six (6) years. Claims for breaches of covenants and agreements contained in this Agreement may be brought in respect of a breach thereof, until the expiration of the statute of limitations period. Notwithstanding the foregoing, if a written claim or written notice is given in good faith under this Article IX with respect to any representation, warranty, covenant or agreement prior to the expiration of the applicable survival period, the claim with respect to such representation, warranty, covenant or agreement shall continue indefinitely until such claim is finally resolved pursuant to this Article IX. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by Contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

9.2      Indemnification.

(a)      Subject to the provisions of this Article IX, from and after the Closing, the Equity Holders, severally and not jointly, shall indemnify and hold harmless Purchaser, Merger Sub and following the Closing, the Surviving Corporation and its and their respective Subsidiaries, and its and their respective Affiliates, directors, officers, managers, partners, employees, equity holders, agents, representatives and successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”), from and against any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnified Parties based upon, arising out of, with respect to or by reason of:

(i)      any inaccuracy in or breach of any of the representations or warranties of the Company or the Representative contained in this Agreement (other than the Fundamental Representations), in any other Transaction Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Representative pursuant to this Agreement;

(ii)      any inaccuracy in or breach of any of the Fundamental Representations of the Company contained in this Agreement;

(iii)      any breach or non-fulfillment of any covenant or agreement to be performed by the Company (at or prior to Closing) or the Representative pursuant to this Agreement, any other Transaction Agreement or any certificate or instrument delivered by or on behalf of the Company or the Representative pursuant to this Agreement;

(iv)      any Company Transaction Expenses, Closing Date Indebtedness or other amounts to be paid by the Company under this Agreement, in each case to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Purchaser or Merger Sub at the Closing, to the extent not deducted in the determination of the Merger Consideration;

(v)      any claim by any Equity Holder or any other Person that such Person was entitled to any Merger Consideration in excess of any amounts set forth in the Pre-Closing Statement (as adjusted for any Additional Merger Consideration in accordance with this Agreement), including, any Dissenting Shares; or

(vi)      any Tax Losses.

(b)      Subject to the provisions of this Article IX, from and after the Closing, Purchaser shall indemnify and hold harmless the Equity Holders, their respective Affiliates, their respective successors and permitted assigns, their respective officers, directors, managers, employees and agents, and each of their respective heirs and personal representatives (collectively, the “Equity Holders Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses incurred or sustained by, or imposed upon, them based upon, arising out of, with respect to or by reason of:

(i)      any inaccuracy in or breach of any of the representations or warranties of Purchaser or Merger Sub contained in this Agreement (other than Fundamental Representations), in any other Transaction Agreement or in any certificate or instrument delivered by or on behalf of Purchaser or Merger Sub pursuant to this Agreement;

(ii)      any inaccuracy in or breach of any of the Fundamental Representations of Purchaser or Merger Sub contained in this Agreement; or

(iii)      any breach or non-fulfillment of any covenant or agreement to be performed by Purchaser or Merger Sub pursuant to this Agreement, in any other Transaction Agreement or in any certificate or instrument delivered by or on behalf of Purchaser or Merger Sub pursuant to this Agreement.

9.3      Indemnification Procedures.

(a)      In the event that (i) an Indemnified Party becomes aware of the existence of any Indemnification Claim or (ii) any Legal Proceedings shall be instituted, or any claim shall be asserted, by any Person not party to this Agreement in respect of an Indemnification Claim (a “Third-Party Claim”), the Indemnified Party shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the Party from whom indemnification is sought (the “Indemnifying Party”) which, in a claim against the Equity Holders, shall be delivered to the Representative; provided, however, that so long as such notice is given within the applicable time period described in Section 9.1, no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party forfeits rights or defenses by reason of such delay. Each Claim Notice shall be in writing and (A) shall specify the basis for indemnification claimed by the Indemnified Party, (B) if such Claim Notice is being given with respect to a Third-Party Claim, shall describe in reasonable detail such Third-Party Claim and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party and (C) shall specify the amount of (or if not finally determined, a good faith estimate of, if reasonably practicable) the Losses being incurred by, or imposed upon, the Indemnified Party on account of the basis for the claim for indemnification.

(b)      The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) days (the “Dispute Period”), to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (which counsel shall be reasonably acceptable to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the

Indemnifying Party shall not have the right, without the prior written consent of the Indemnified Party, to defend or direct the defense of any such Third-Party Claim: (i) that is asserted directly by or on behalf of a Person that is a Material Supplier or Material Customer of the Company (including the Material Suppliers and Material Customers), (ii) that seeks an injunction or other equitable relief against the Indemnified Parties, (iii) unless the Indemnifying Party shall have confirmed to the Indemnified Party, in writing and within the Dispute Period, such Indemnifying Party’s irrevocable and unconditional obligation to fully indemnify (subject to the limitations on indemnification contained in this Article IX) the Indemnified Party against any Losses that may result from the Third-Party Claim, (iv) if the Indemnifying Party fails to reasonably demonstrate to the Indemnified Party that it has the financial capacity to pay all amounts that could reasonably be due and payable in connection with such Third-Party Claim, (v) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or relates to any Governmental Authority, (vi) in connection with which a conflict of interest exists between the Indemnified Party and the Indemnifying Party as determined by the Indemnified Party in its reasonable discretion, or (vii) which relates to Losses which are reasonably likely to be subject to coverage under the R&W Insurance Policy. In the event that the Indemnifying Party properly assumes the defense of any Third -Party Claim within the specified time period, subject to Section 9.3(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that, if in the reasonable opinion of counsel to the Indemnified Party (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party (provided that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Indemnification Claim). If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to timely notify the Indemnified Party in writing of its election to defend, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.3(c), pay, compromise and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Representative and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c)      Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of, or otherwise compromise, any Third-Party Claim without the prior written consent of the Indemnified Party unless such settlement of, or other compromise: (i) does not impose any restriction or Liability on the Indemnified Party other than the payment of money, for which the Indemnifying Party will be responsible and will pay in full on the date of settlement, and for which the Indemnified Party shall have no Liability, (ii) does not include any finding or admission of violation of Law, and (iii) includes an unconditional release of the Indemnified Parties from all Liabilities with respect to such Third-Party Claim.

(d)      In the event that an Indemnified Party has delivered a Claim Notice in respect of an Indemnification Claim that does not involve a Third-Party Claim, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any disputes with respect to such Claim Notice within thirty (30) days of the delivery by the Indemnified Party thereof, and if not resolved in such 30-day period, such Indemnification Claim may, subject to the terms and conditions of this Agreement, be resolved through judicial actions, suits or proceedings brought by either such Party or by such other means as such Parties mutually agree.

9.4      Limitations on Indemnification; No Recourse Directly Against Equity Holders. Notwithstanding any other provision of this Agreement, after the Closing the Purchaser Indemnified Parties’ sole and exclusive remedy and source of recovery for Losses under this Agreement, shall be the R&W Insurance Policy; provided, however, that this sentence shall not interfere with,  impede, waive or limit (a) the operation of the provisions of Section 2.3 providing for the resolution of certain disputes relating to the Merger Consideration between the parties and/or by an Accounting Referee, or (b) the obligations of the Representative in Section 12.12 (including, Section 12.12(h)). The Purchaser Indemnified Parties shall not have, and shall not assert, and no Equity Holder shall be liable for (derivatively or otherwise), any direct or indirect claim against any Equity Holder or any Equity Holder Indemnified Party for any Losses outside of the R&W Insurance Policy.  Except as provided in this sentence, nothing in this Agreement shall in any way limit any Purchaser Indemnified Party's recourse arising out of or related to fraud committed by any Person; provided, however, that other than with respect to recourse against the R&W Insurance Policy, Purchaser Indemnified Parties shall not pursue any Equity Holder  for Losses on account of fraud if such claim against the Equity Holder (or derivative claim against the Company) results solely from the fact that such Equity Holder was a stockholder of the Company and not for any act of fraud committed by such Equity Holder.

9.5      Effect of Investigation; Materiality Qualifiers. Except as set forth in the Company Disclosure Schedule, inclusive of any supplements or notifications to Purchaser pursuant to Section 6.3 herein, the representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Sections 8.2 or 8.3, as the case may be. Other than the use of the word “Material” in the terms Material Contract, Material Customers and Material Suppliers, any and all references to “material”, “materiality”, or “Company Material Adverse Effect” (or other correlative or similar terms or qualifiers) shall be disregarded for purposes of: (i) determining the existence of any inaccuracy in or breach of any representation, warranty or covenant set forth in this Agreement and (ii) calculating the amount of any Losses incurred in connection with the existence of any inaccuracy in or breach of any representation, warranty or covenant set forth in this Agreement.

9.6      Waiver of Subrogation, Contribution, Reimbursement and Other Rights. If, following the Closing, any payment is, or is required to be, made by an Equity Holder pursuant to the terms of this Agreement in respect of any claim against such Equity Holder for indemnification, such Equity Holder shall have no rights against the Surviving Corporation or any of its Subsidiaries, whether by reason of subrogation, contribution, reimbursement or otherwise, in respect of any such payments or liabilities, and shall not take any action against the Surviving Corporation or any of its Subsidiaries with respect thereto. Any such rights which an Equity Holder may, by operation of Law or otherwise, have against the Company or any of its Subsidiaries shall, effective at the time of Closing, be deemed to be hereby expressly and knowingly waived.

9.7      Exclusive Remedy; Nature of Representations and Warranties. Following the Closing Date, the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant, agreement or other indemnifiable matter contained in this Agreement, shall be subject to indemnification in accordance with this Agreement, and no Person will have any other entitlement, remedy or recourse, whether in Contract, tort or otherwise. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any such representation, warranty, covenant or agreement or otherwise relating to the subject matter of this Agreement it may have against the other Party hereto and its Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Agreement (and, for the avoidance of doubt, the foregoing waiver shall not limit any Purchaser Indemnified Party’s rights under the R&W Insurance Policy or any other insurance). Notwithstanding the foregoing, this Section 9.7 shall not interfere with or impede the operation of the provisions of Section 2.3 providing for the resolution of certain disputes relating to the Merger Consideration between the parties and/or by an Accounting Referee or with respect to any other Transaction Agreement. Nothing in this Agreement (including this Section 9.7) or any Transaction Agreement shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled. For the sake of clarity, nothing in this Agreement, including this Section 9.7, or any other Transaction Agreement shall in any way limit or impede any rights of the Purchaser, Company or any of its Subsidiaries, Merger Sub or any other Person under any of the Transaction Agreements other than this Agreement.

ARTICLE X

TAX MATTERS

10.1      Tax Returns.

(a)      The Company shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company or any of its Subsidiaries that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner reasonably consistent with past practice (unless otherwise required by Law).

(b)      Purchaser shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company or any of its Subsidiaries after the Closing Date with respect to a Pre-Closing Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Purchaser to the Representative (together with schedules, statements and, to the extent requested by the Representative, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If the Representative objects to any item on any such Tax Return that relates to a Pre-Closing Period, it shall, within ten (10) days after delivery of such Tax Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Purchaser and the Representative shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If Purchaser and the Representative are unable to reach such agreement within ten (10) days after receipt by Purchaser of such notice, then the disputed items shall be resolved by the Accounting Referee and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Purchaser and then amended to reflect the Accounting Referee’s resolution. The fees, costs and expenses of the Accounting Referee shall be borne equally by Purchaser and the Representative. The preparation and filing of any Tax Return of the Company or any of its Subsidiaries that does not relate to a Pre-Closing Period or Straddle Period shall be exclusively within the control of Purchaser.

(c)      In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be (i) in the case of Taxes imposed on a periodic basis, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in clause (i), including for the avoidance of doubt, income Taxes, the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(d)      Purchaser agrees to give written notice to the Representative of the receipt of any written notice by the Company, Purchaser or any of its Affiliates which involves the assertion of any claim, or the commencement of any Legal Proceeding, in respect of which an indemnity may be sought by Purchaser pursuant to this Agreement (a “Tax Claim”); provided, however, that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder unless the Representative is materially harmed by such failure. Purchaser shall control the contest or resolution of any Tax Claim; provided, however, that Purchaser shall keep the Representative reasonably informed on a reasonably current basis with respect to such Tax Claim.

(e)      In the case of any Straddle Period, the amount of Taxes (including, for the sake of clarity, Tax Losses) allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be (i) in the case of Taxes imposed on a periodic basis, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in clause (i), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(f)      In the event that Purchaser, the Company or its Subsidiaries actually receives a refund for any Taxes economically borne by the Company or its Subsidiaries with respect to any Pre-Closing Period, such Person shall pay the amount of any such Tax refund actually received by such Person to the Representative and such amount shall be for the benefit of the Equity Holders.

10.2      Cooperation. For a period of five (5) years commencing on the Closing Date, Purchaser and the Representative shall (and shall cause their respective Affiliates to) (a) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 10.1, (b) cooperate fully in preparing for and conducting any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Company or any of its Subsidiaries, and (c) make available to the other Party and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Company or any of its Subsidiaries. In furtherance of the foregoing, Purchaser and the Representative shall retain (and shall cause their Affiliates to retain) copies of all Tax Returns and related work papers for all taxable periods that include the Closing Date and all prior taxable periods until expiration of the statute of limitations to which such Tax Returns relate.

10.3      No Duplication. Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the obligations under this Article X shall be paid without duplication and in no event shall any Party be paid under different provisions of this Agreement for the same Losses that have already been paid or otherwise taken into account under this Agreement.

ARTICLE XI

TERMINATION

11.1      Termination. This Agreement may be terminated prior to the Closing as follows:

(a)      by mutual written consent of the Representative and Purchaser;

(b)      at the election of the Representative or Purchaser on or after December 22, 2020 (the “Outside Date”), if the Closing shall not have occurred by the close of business on such date; provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if such Party is in material breach of any of its representations, warranties, covenants or agreements under this Agreement or to any Party whose breach of this Agreement has been the primary cause of the failure of the Closing to have occurred by the Outside Date;

(c)      by the Representative or Purchaser if there shall be any Law that makes consummation of the Transaction illegal or otherwise prohibited or there shall be in effect a final, nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction;

(d)      by Purchaser if the Company shall have breached any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of any of the conditions set forth in Article VIII, which breach either (i) is not cured within ten (10) days following the Representative’s receipt of written notice of such breach, (ii) by its nature, cannot be cured prior to the Outside Date or (iii) by its nature, is incapable of being cured; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Purchaser if Purchaser is in material breach of any of its representations, warranties, covenants or agreements under this Agreement;

(e)      by the Representative, if Purchaser or Merger Sub shall have breached any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of any of the conditions set forth in Article VIII, which breach either (i) is not cured within ten (10) days following Purchaser’s receipt of written notice of such breach, (ii) by its nature, cannot be cured prior to the Outside Date or (iii) by its nature, is incapable of being cured; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to the Representative if the Company is in material breach of any of its respective representations, warranties, covenants or agreements under this Agreement; or

(f)      by the Representative, upon written notice to Purchaser, in the event that the UFP Board Approval is not obtained by Purchaser at or before the close of Purchaser’s business on the day that is the later of (i) thirty (30) days after the date hereof or (ii) if the date that is thirty (30) days after the date hereof is not a Business Day, the next Business Day following such date; provided, however, that following such written notification, Purchaser shall have three (3) Business Days to obtain the UFP Board Approval and, if such UFP Board Approval is obtained within such period, Representative’s notice of termination shall be of no force or effect and shall be deemed not to have been given.

11.2      Termination Procedure. In the event of the termination and abandonment of this Agreement by the Representative and/or Purchaser pursuant to Section 11.1, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate, and the consummation of the Transaction shall be abandoned, without further action by any Party.

11.3      Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.1, all further obligations of the Parties under this Agreement shall terminate and such termination shall be without Liability to the Parties, except that (a) the obligations of the Parties under the Confidentiality Agreement, Section 7.3, this Section 11.3 and Article XII shall survive such termination and not be affected thereby and (b) no such termination shall relieve any Party hereto from Liability for any breach of this Agreement.

11.4      Purchaser Termination Fee.

(a)      If Representative terminates this Agreement pursuant to Section 11.1(f), (subject to any applicable cure period) and both of the following are true (i) all of the conditions to Purchaser’s obligations to consummate the Closing under Sections 8.1 and 8.2 have been satisfied (other than (1) Purchaser obtaining the UFP Board Approval pursuant to Section 8.2(l), (3) those conditions that by their terms are to be satisfied at the Closing and for which Representative has provided evidence will be satisfied at Closing if the Closing was to occur or (4) any such condition that would have been satisfied but for an intentional act by Purchaser to make such condition not be satisfied), and (ii) UFP Board Approval was not obtained due to any reason other than a material Diligence Matter, then the Purchaser shall pay to the Company a fee of $750,000 (the “Purchaser Termination Fee”), it being understood that in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion whether or not the Purchaser Termination Fee may be payable under more than one provision of this Agreement at the same time or at different times and the occurrence of different events. The Purchaser Termination Fee shall be payable in immediately available funds by wire transfer to the Company no later than five (5) Business Days after such termination.

(b)      Notwithstanding anything to the contrary in this Agreement, Company’s right to receive payment of the Purchaser Termination Fee pursuant to this Section 11.4 shall be the sole and exclusive remedy of the Company and its Subsidiaries, any Equity Holder or  Representative and any of their respective Affiliates against Purchaser or any of its Affiliates or any of their respective stockholders, members, partners, directors, officers, managers or representatives for any and all Losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Purchaser Termination Fee in accordance with this Section 11.4, none of the Purchaser or any of its Affiliates or any of their respective stockholders, members, partners, directors, officers, managers or representatives shall have any further Liability relating to or arising out of this Agreement or the Transactions.

(c)      The parties acknowledge that the Purchaser Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company and the Equity Holders for the efforts and resources expended and opportunities foregone while negotiating this Agreement and the Transaction Agreements and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and without these agreements, the parties would not enter into this Agreement. Notwithstanding the foregoing, under no circumstances shall the Company, Representative or any other Person be permitted or entitled to receive both (x) an injunction, grant of specific performance, other equitable relief, and/or monetary damages, and (y) payment of the Purchaser Termination Fee.

ARTICLE XII

MISCELLANEOUS

12.1      Expenses.

(a)      Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Transaction. The fees and expenses of the Escrow Agent shall be paid fifty percent (50%) by the Company (as Company Transaction Expenses) and fifty percent (50%) by the Purchaser.

(b)      Any sales, use, gross receipts, stamp, documentary, registration, value added, gains, recording, real estate transfer, stock transfer or similar Tax payable in connection with the Transaction (collectively, “Transfer Taxes”) shall be borne by the Company (which shall be attributed to the Pre-Closing Period for purposes of indemnification under Article X). Except as otherwise required by Law, the Company shall duly and timely prepare and file any Tax Return relating to such Taxes and, if required by applicable Law, the Representative will join in the execution of any such Tax Return and other documentation.

12.2      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

12.3      Submission to Jurisdiction; Waivers. The Parties agree that any dispute, controversy or claim arising out of or relating to the Transaction or to this Agreement, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) and appellate courts having jurisdiction of appeals from such Delaware Courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(a)      submits for itself and its property in any action relating to the Transaction or to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such Delaware Courts or, to the extent permitted by Law, in such appellate courts;

(b)      consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum, and agrees not to plead or claim the same;

(c)      WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR TO THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT;

(d)      agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 12.7; and

(e)      agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

12.4      Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transaction.

12.5      Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Agreements represent the entire understanding and agreement between the Parties with respect to the Transaction and supersedes all prior agreements among the Parties respecting the Transaction. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction exclusively in contract pursuant to the express terms and provisions of this Agreement and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Without limiting the foregoing, that certain Letter of Intent by and between the Parties, dated August 20, 2020, is hereby terminated in its entirety.

12.6      Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser and the Representative. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In the event any provision of any other Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement) this Agreement shall control.

12.7      Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile or e-mail (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day following the day sent by overnight courier, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision).

If to the Representative:

Former P1 Stockholders, LLC

6001 Foxtrot Ave.

Bartow, Florida 33830

Attention: Casey Fletcher

E-mail: cfletcher@palletone.com

With copies (which shall not constitute notice) to:

Haynes and Boone, LLP

2323 Victory Ave, Suite 700

Dallas, TX 75219

Attention: Christina Marshall and David Oden

Email:Christina.Marshall@haynesboone.com

David@davidoden.com

If, prior to the Closing, to the Company, to:

PalletOne, Inc.

6001 Foxtrot Ave.

Bartow, Florida 33830

Attention: Casey Fletcher

E-mail: cfletcher@palletone.com

With copies (which shall not constitute notice) to:

Haynes and Boone, LLP

2323 Victory Ave, Suite 700

Dallas, TX 75219

Attention: Christina Marshall and David Oden

Email:Christina.Marshall@haynesboone.com

David@davidoden.com

If to Purchaser or, following Closing, the Company, to:

c/o UFP Industries, Inc.

3153 – 3 Mile Road, N.E.

Grand Rapids, Michigan 49505

Attention: Michael R. Cole, Brandon Froysland and Michael Kling

E-mail: mcole@ufpi.com

bfroysland@ufpi.com

mkling@ufpi.com

With a copy (which shall not constitute notice) to:

Varnum LLP

333 Bridge Street, N.W.

Grand Rapids, Michigan 49504

Attention: Peter G. Roth and Jacob A. Droppers

E-mail: pgroth@varnumlaw.com

jadroppers@varnumlaw.com

12.8      Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.

12.9      Specific Performance. Each Party acknowledges and hereby agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company or the Representative, on the one hand, or Purchaser or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company or the Representative, on the one hand, and Purchaser or Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company or the Representative, on the one hand, and Purchaser or Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, by the Company or the Representative, on the one hand, or Purchaser or Merger Sub, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.

12.10    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any legal or equitable right, remedy or claim to any Person other than (a) the Parties and their respective successors and permitted assigns and (b) the Purchaser Indemnified Parties and the Equity Holders Indemnified Parties.

12.11    Assignment. No Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of the other Parties; provided, however, that Purchaser may (a) assign (in whole or in part) any or all of its rights and obligations hereunder to any Affiliate and/or (b) collaterally assign (in whole or in part) any or all of its rights hereunder as security to one or more of Purchaser’s or its Affiliates’ existing or future lenders, in either case without obtaining the prior written approval of the other Parties, and any such assignment shall be valid and effective; provided, further, that nothing in this Section 12.11 shall in any way limit the rights of Purchaser Indemnified Parties and the Equity Holders Indemnified Parties hereunder. Any assignment in violation of this Section 12.11 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.12    Authorization of Representative.

(a)      By virtue of the Merger and the adoption of this Agreement, each of the Equity Holders irrevocably nominates, constitutes and appoints Former P1 Stockholders, LLC as its agent and true and lawful attorney-in-fact with full power of substitution, to act in the name, place and stead of the Equity Holders for purposes of executing any documents and taking any actions that the Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Article IX or under the Escrow Agreement. Former P1 Stockholders, LLC hereby accepts its appointment as the Representative.

(b)      The Representative is authorized and empowered to act as a representative, for the benefit of the Equity Holders, as the exclusive agent and attorney-in-fact to act on behalf of the Equity Holders, in connection with and to facilitate the consummation of the Transaction, including pursuant to the Escrow Agreement, which shall include the power and authority: (i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable; (ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the Transaction and its obligations under the Escrow Agreement as the Representative, in its sole discretion, may deem necessary or desirable; (iii) as the Representative, to enforce and protect the rights and interests of the Equity Holders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any of the Transaction Agreements (including in connection with any and all claims for indemnification brought under Article IX or Article X, claims related to Taxes, or claims related to the Merger Consideration), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Equity Holders, including asserting or pursuing any claim, action, proceeding or investigation against Purchaser and/or the Company or any of its Subsidiaries (after the Closing), defending any Third-Party Claims or claims by the Purchaser Indemnified Parties, consenting to, compromising or settling any such claims, conducting negotiations with Purchaser, the Company or any of its Subsidiaries (after the Closing) and their respective representatives regarding such claims, and, in connection therewith, to (A) assert or institute any claim; (B) investigate, defend, contest or litigate any claim initiated by Purchaser, the Company or any of its Subsidiaries (after the Closing) or any other Person, or by any federal, state or local Governmental Authority against the Representative and/or any of the Equity Holders, and receive process on behalf of any or all Equity Holders in any such claim and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions; (iv) to refrain from enforcing any right of the Equity Holders or any of them and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by the Equity Holders unless such waiver is in writing signed by the waiving Party or by the Representative; and (v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transaction, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(c)      The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its out-of-pocket expenses incurred as the Representative. In connection with the foregoing, at the Closing, the Representative Expense Fund shall be transferred by or on behalf of the Company to the Representative, to be used by the Representative to pay expenses incurred by the Representative in its capacity as the Representative; provided, however, that if the Transaction is not consummated, the Company shall reimburse the Representative for all costs and expenses reasonably incurred by the Representative in connection with the Transaction. Once the Representative determines, in its sole discretion, that the Representative will not incur any additional expenses in its capacity as the Representative, then the Representative will distribute the remaining unused Representative Expense Fund, if any, to the Equity Holders. Any payments out of the unused Representative Expense Fund shall be paid to the Equity Holders pro rata based on their Participation Percentage. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any of the Equity Holders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, (ii) the

Representative shall not be liable to Equity Holders for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Equity Holder to whom payment was due, but not made or not made in full, shall be to recover from the other Equity Holders any payment in excess of the amount to which such Equity Holder is determined to have been entitled, and (iii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to Liability to any of the Equity Holders.

(d)      In the event that the Representative Expense Fund Amount shall be insufficient to satisfy the fees and expenses of, and other amounts payable by, the Representative, and in the event there are any remaining amount in the Adjustment Escrow Fund to which the Representative is entitled to distribution pursuant to the terms of this Agreement and the Escrow Agreement on behalf of the Equity Holders, then immediately prior to the final distribution from the Adjustment Escrow Fund to the Representative on behalf of the Equity Holders pursuant to this Agreement and the Escrow Agreement, the Representative shall be entitled to recover any such expenses from the Adjustment Escrow Fund to the extent of such funds prior to the distribution of funds to the Equity Holders. The Representative shall also be entitled to recover any remaining expenses directly from the Equity Holders, and the Representative shall not have any obligation to personally advance funds in connection with the performance of any duties as the Representative under this Agreement.

(e)      All of the indemnities, immunities and powers granted to the Representative under this Section 12.12 shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement. Purchaser and the Company shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Equity Holders and no Equity Holder shall have any right to make any claim against Purchaser or the Company with respect to any action taken or omitted to be taken by the Representative. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survives the death, incompetency, bankruptcy or liquidation of any of the Equity Holders and (ii) shall survive the Closing. Any amounts received by the Representative on account of all Equity Holders shall be distributed to the Equity Holders, net of any reserve the Representative may deem necessary in its reasonable discretion. Any payments of any amounts received by the Representative on account of all Equity Holders shall be paid to the Equity Holders based on their Participation Percentage.

(f)      The Company, Purchaser and the Escrow Agent shall be entitled to rely on the actions taken by the Representative without independent inquiry into the capacity of the Representative to so act.  All actions, notices, communications and determinations by the Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Equity Holders. Purchaser is entitled to rely on all statements, actions, representations and decisions of the Representative as being the binding acts of all of the Equity Holders or any of them, notwithstanding any communication from any such Person to the contrary (other than communication regarding a valid and effective termination or replacement of the Representative pursuant to the terms hereof).  Any Purchaser obligation to make any payment to or for the benefit of any of the holders of Company Stock, the holders of Warrants under or in connection with this Agreement is limited solely to making such payment to the Representative or as the Representative directs.  If such payment is made as directed, then Purchaser shall be entitled to rely conclusively and without independent verification of such payment on the direction of the Representative and such payment shall be deemed to have been properly made by Purchaser for all purposes of this Agreement.

(g)      The Representative shall have the right to resign, and the Equity Holders shall choose the successor representative by affirmative vote of the Equity Holders that hold as of the Closing Date a majority of the voting power of the Company based on their Participation Percentages. Following such resignation, any reference to the Representative herein shall be deemed to include such successor representative.

(h)      The Representative, on behalf of the Equity Holders, shall be solely responsible for responding to, paying and discharging any claims or other Legal Proceedings arising out of or relating to any Equity Holder that exercises statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Company Stock (any such Equity Holder, a “Dissenting Shareholder”), including, for the sake of clarity, any settlement payments to any Dissenting Shareholder. Any such payments shall be made out of the Representative Expense Fund or via a reduction in the Closing Per Share Merger Consideration distributed by the Representative to the Equity Holders. Without limiting the foregoing, Representative shall (i) reimburse each Purchaser Indemnified Party for any and all out-of-pocket expenses (including reasonable attorney’s fees) incurred by such Purchaser Indemnified Party arising out of or relating to any Dissenting Shareholder in connection with any Dissenting Shares and  (ii) not disburse any portion of the Representative Expense Fund to any Equity Holder unless and until there are no further Dissenting Shares or Dissenting Shareholders.

12.13      Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission (including e-mail), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.

12.14      Independent Legal Counsel; Continuing Representation; Privileges.

(a)      Each Party hereto (collectively, the “Consenting Parties”) has had the benefit of independent legal counsel with respect to the preparation of this Agreement. This Agreement expresses the mutual intent of the Consenting Parties and each Consenting Party has participated equally in its preparation. Accordingly, the rule on construction against the drafting party shall have no application to this Agreement. The Consenting Parties acknowledge and agree that at all times relevant hereto up to the Closing, H&B has represented only the Company. If, subsequent to the Closing, any dispute were to arise relating in any manner to this Agreement or any other agreement between the Representative, the Equity Holders or any former holder of any equity interest in the Company, on the one hand, and Purchaser, Merger Sub or their respective Affiliates (including the Surviving Corporation), on the other hand, relating in any manner to this Agreement or any of the Transactions contemplated herein (a “Dispute”), each of Purchaser and

Merger Sub (on its own behalf and on behalf of its respective representatives and Affiliates, including the Surviving Corporation) hereby consent to H&B’s representation of the Representative and/or the Equity Holders (and/or any former holder of any equity interest in the Company) in such Dispute.

(b)      Each of Purchaser and Merger Sub (on its own behalf and on behalf of its representatives and Affiliates, including the Surviving Corporation) also acknowledges and agrees that H&B has been and will be providing legal advice to the Company in connection with the Agreement and any Transactions contemplated herein and in such capacity, will have had, during the period prior to Closing, privileged communications between or among H&B, on one hand, and the directors, officers, accounting firm, and/or employees of the Company, on the other hand, relating to this Agreement and/or the Transactions (collectively, such privileged communications, the “Privileged Materials”).  Each of Purchaser and Merger Sub (on its own behalf and on behalf of its representatives and Affiliates, including the Surviving Corporation) further acknowledges and agrees that, at and after the Closing, the Privileged Materials belong solely to the Representative (and/or any former holder of any equity interest in the Company as applicable) and any privilege or other right related to the Privileged Materials, including the attorney-client privilege, shall be owned and controlled solely by the Representative (and/or any former holder of any equity interest in the Company) and shall not pass to or be claimed by Purchaser, Merger Sub or their respective Affiliates (including the Surviving Corporation).  Each of Purchaser and Merger Sub (on its own behalf and on behalf of its representatives and Affiliates, including the Surviving Corporation) agree that they shall not directly or indirectly obtain or seek to obtain from H&B any such Privileged Materials (or assist any other Person to do so) and agree not to access, review, use or rely on any Privileged Materials in any Dispute involving any of the Parties after the Closing, other than to the extent obtained in compliance with applicable rules relating to discovery or by applicable Order.

12.15      Disclosure Schedule. On the date hereof, the Company shall deliver the Company Disclosure Schedule, including all its Exhibits and Schedules, to Purchaser. The Company represents to Purchaser that such schedules are current and accurate as of the date hereof. The Company Disclosure Schedule is arranged in sections corresponding to the sections contained in this Agreement; provided that the disclosure of an item in one section of the Company Disclosure Schedule in connection with a particular representation or warranty will be deemed adequately disclosed with respect to all other representations and warranties solely to the extent that the relevance of such item to such other representations or warranties is reasonably apparent on the face of such disclosure in the Company Disclosure Schedule.

ARTICLE XIII

DEFINITIONS AND INTERPRETATIONS

13.1      Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 13.1:

“Accounting Rules” means, collectively, (i) GAAP and (ii) the specific accounting principles and policies set forth on the attached as Exhibit G (the “Agreed Principles”) (with the Agreed Principles controlling in the event of a conflict between such Agreed Principles and GAAP, unless otherwise expressly detailed on the Accounting Principles Schedule); provided, however, that notwithstanding any provisions or concepts of GAAP, no developments or events taking place after the Closing Date shall be taken into account. For the sake of clarity, in addition to general accounting principles, Exhibit G also contains a sample calculation of Working Capital that the parties agree was completed in accordance with the Accounting Rules.

“Additional Merger Consideration” means, as of any date of determination, the sum of (a) the portion of the Adjustment Escrow Funds paid or payable to the Equity Holders, plus (b) any Excess Amount paid or payable to the Equity Holders, plus (c) any Tax refund paid by the Company to the Representative pursuant to Section 10.1(f).

“Additional Per Share Merger Consideration” means, as of any date of determination, the quotient determined by dividing (a) the Additional Merger Consideration, by (b) the Fully Diluted Shares.

“Adjustment Escrow Deposit Amount” means $15,900,000.

“Adjustment Time” means 12:01 a.m., eastern time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Aggregate Warrant Exercise Price” means the sum of the cash exercise prices payable upon exercise in full of all Company Warrants issued and outstanding as of immediately prior to the Effective Time and in respect of which a Warrant Cancellation Agreement has been delivered (without giving effect to any cancellation thereof effected by any Warrant Cancellation Agreement).

“Business Day” means any day of the year on which national banking institutions in Grand Rapids, Michigan are open to the public for conducting business and are not required or authorized to close.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the regulations thereunder, and court decisions in respect thereof, all as the same shall be in effect at the time.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System.

“Change in Control Payment” means any change in control, severance, stay bonus, success or other similar payment triggered by the Transactions (including the employer portion of any Payroll Taxes attributable to such amounts payable).

“Closing Cash” means the sum of the fair market value (expressed in United States dollars) of (a) all cash and (b) all cash equivalents (including certificates of deposits and marketable securities) of the Company and its Subsidiaries determined in accordance with GAAP as of the Adjustment Time. Cash and cash equivalents shall (i) be reduced by issued but uncleared checks and drafts of the Company and its Subsidiaries, and (ii) be increased by checks and drafts deposited for the account of the Company and its Subsidiaries but not yet cleared (excluding any check delivered in connection with the exercise of any Company Warrant), in each case as of immediately prior to the Adjustment Time; provided, however, that Closing Cash shall not include any amounts taken into account in the calculation of Working Capital or any Excluded Cash.

“Closing Company Stock Per Share Merger Consideration” means, in respect of each share of Company Stock issued and outstanding as of immediately prior to the Effective Time (excluding any shares of Company Stock issued upon exercise of any Company Warrant issued and outstanding as of immediately prior to the Effective Time), a portion of the Closing Merger Consideration determined by the quotient of (a) (i) the Closing Merger Consideration plus (ii) the Aggregate Warrant Exercise Price, divided by (b) the Fully Diluted Shares.

“Closing Date Indebtedness” means all Indebtedness of the Company or any of its Subsidiaries as of the Closing Date other than Excluded Indebtedness.

“Closing Merger Consideration” means (a) the Estimated Merger Consideration, minus (b) the Adjustment Escrow Deposit Amount.

“Closing Warrant Merger Consideration” means, in respect of each share of Company Stock issuable upon exercise of any Company Warrant issued and outstanding as of immediately prior to the Effective Time for which a Warrant Cancellation Agreement has been delivered, the excess of (a) the Per Share Merger Consideration over (b) the cash exercise price payable to acquire such share of Company Stock issuable upon exercise of such Company Warrant.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property that is owned, used or held for use by the Company or any of its Subsidiaries.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Material Adverse Effect” means any event, circumstance, change, effect, omission, development, state of facts or occurrence which, individually or together with any other event, circumstance, change, effect, omission, development, state of facts or occurrence, individually or in the aggregate: (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) materially impairs the ability of the Company and its Subsidiaries to perform its obligations under this Agreement or to consummate the Transaction on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, omission, development, state of facts or occurrence arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and its Subsidiaries operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement; or (vi) any changes in applicable Laws or Accounting Rules, including GAAP except to the extent such event, circumstance, change, effect, omission, development, state of facts or occurrence effects the Company and its Subsidiaries more than the average member of the industry in which the Company and its Subsidiaries operate.

“Company Stock” means all issued and outstanding shares of common stock of the Company, par value $0.01 per share.

“Company Transaction Expenses” means, without duplication and only to the extent not paid prior to Closing, (a) the collective amount of all out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with the sale of the Company and its Subsidiaries payable by the Company or any of its Subsidiaries to outside legal counsel, accountants, advisors, brokers and other third parties (including any Person set forth, or required to be set forth, on Section 4.20 of the Company Disclosure Schedule), (b) any Change in Control Payment, (c) the cost of the premium together with all application, underwriting or similar fees or expenses in connection with the “tail” insurance policies described in Section 7.6(b), and (d) the amount of the Representative Expense Fund; provided, however, that Company Transaction Expenses shall not include any amounts taken into account in the calculation of the Closing Date Indebtedness or Working Capital.

“Company Warrant” means the Series G Company Warrants and the Series H Company Warrants.

“Contaminant” means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, without limitation, any substance defined in or regulated under any Environmental Law.

“Contract” means any contract, lease, purchase order, release, work order, deed, mortgage, license, instrument, note, commitment, promise, undertaking, indenture, joint venture and any other legally binding agreement, commitment or arrangement, whether written or oral.

“COVID-19 Law” shall mean the Coronavirus Aid, Relief, and Economic Security Act of 2020, the Families First Coronavirus Response Act of 2020 or any other Law intended to address the consequences of COVID-19.

“Data Room” means the electronic documentation site, established by Datasite on behalf of the Company.

“EBSA” means the means the United States Employee Benefits Security Administration and, to the extent relevant, the United States Department of Labor.

“Environmental Laws” means, as enacted and in effect on or prior to the Closing Date, any Laws concerning pollution or protection of the air, water, ground or the environment or human health or safety, or the release, treatment, storage, transportation, remediation, or disposal of Contaminants.

“Environmental Lien” means any Lien in favor of any Governmental Authority for any (a) Liability under any Environmental Laws, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of a Contaminant into the environment.

“Equitable Principles” means (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

“Equity Holders” means the holders of Company Stock and the holders Company Warrants that have delivered Warrant Cancellation Agreements, in each case as of immediately prior to the Effective Time.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or at any time within the six (6) year period preceding the Closing Date would have been treated as a “single employer” with the Company or any of its Affiliates under Sections 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” means PNC Bank, N.A.

“Estimated Merger Consideration” means: (a) $232,000,000, minus (b) the Net Debt Target, minus (c) the Estimated Transaction Expenses, minus (d) the Representative Expense Fund, plus (e) the amount, if any, by which Estimated Working Capital exceeds the Working Capital Target, minus (f) the amount, if any, by which the Working Capital Target exceeds the Estimated Working Capital, minus (g) the amount, if any, by which Estimated Net Debt exceeds the Net Debt Target, plus (h) the amount, if any, by which the Net Debt Target exceeds the Estimated Net Debt.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Cash” means (a) restricted cash or cash equivalents held by the Company or its Subsidiaries for the benefit of a Person other than the Company or one of its Subsidiaries, (b) security deposits, (c) escrow deposits, (d) any cash or cash equivalents in foreign jurisdictions that are not readily available for repatriation, and (e) any cash that is restricted for use due to any financing or contractual commitment or requirement.

“Excluded Indebtedness” means the Indebtedness of the Company and its Subsidiaries set forth on Schedule 13.1(a).

“Fully Diluted Shares” means the sum of (a) the aggregate number of shares of Company Stock issued and outstanding as of immediately prior to the Effective Time plus (b) the aggregate number of shares of Company Stock issuable upon the exercise in full of all Company Warrants issued and outstanding as of immediately prior to the Effective Time and in respect of which a Warrant Cancellation Agreement has been delivered (without giving effect to any cancellation thereof effected by any Warrant Cancellation Agreement).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization of Agreement), Section 4.4 (Capitalization; Subsidiaries), Section 4.10 (Taxes), Section 4.11(a) (Title to Assets), Section 4.12 (Environmental) Section 4.18 (Transactions with Related Parties), Section 4.20 (No Brokers), Section 5.1 (Organization), Section 5.2 (Authorization of Agreement) and Section 5.5 (No Brokers).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time and consistently applied.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of any Governmental Authority or any enterprise owned or controlled, in whole or in part, by any Governmental Authority, or any political party or political party official, or any candidate for political office.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator (public or private), court or tribunal of competent jurisdiction.

“H&B” means Haynes and Boone, LLP and David H. Oden, Esq.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) any obligations for borrowed money or obligations issued or incurred in substitution or exchange for obligations of borrowed money, (b) any obligations evidenced by notes, bonds, debentures or similar instruments, including development bonds for any real property, (c) reimbursement and other obligations, contingent or otherwise, with respect to letters of credit and bankers’ acceptances and letters of guaranty or similar instruments, to the extent drawn upon (without duplication of other indebtedness supported or guaranteed thereby), (d) all accrued and unpaid interest, termination fees, prepayment or other premiums, penalties, make-whole payments, deferred loan costs, breakage costs or other similar costs, charges, fees, expenses and other amounts incurred or payable in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement or any of the items described in the foregoing clauses (a) through (c) (including, for the avoidance of doubt, any pre-payment or similar penalties in respect of the repayment of any of the foregoing), (e) all leases that should be capitalized in accordance with GAAP, whether or not such leases were capitalized historically, (f) any interest rate, current or other hedging, derivative or swap, collar, cap or similar hedging arrangement, determined as if such instrument were terminated at the applicable time of determination, (g) all non-trade payables or deferred purchase price obligations, earn-outs and seller notes or similar contingent purchase price obligations, (h) obligations associated with any accrued and/or unpaid bonuses to any current or former employees, directors or independent contractors of such Person (including, for the sake of clarity, any annual, quarterly or other periodic bonuses) and any other incentive plans of such Person (including the employer portion of any Payroll Taxes and any “tax gross-up” payments payable with respect thereto, including as a result of the vesting of any awards thereunder), (i) any unpaid dividends or distributions declared or payable to any direct or indirect equity holder of the Company or any of its Subsidiaries and any unpaid board of director fees, (j) all unpaid Pre-Closing Period Tax Liabilities of the Company and its Subsidiaries (determined assuming any such Pre-Closing Period ends on the Closing Date in the case of such periods that end after the Closing Date and assuming any Tax Liabilities in respect of such periods are due and payable), in each case, with respect to any income Taxes, franchise Taxes or Transfer Taxes, (k) any portion of any Payroll Tax deferred by the Company or any of its Subsidiaries pursuant to any COVID-19 Law, (l) any accounts payable or other amounts payable to any Related Party, and (m) all checks issued against future deposits. Notwithstanding the foregoing, the definition of “Indebtedness” shall not include any Liabilities or obligations, contingent or otherwise, relating to: (i) amounts included in Closing Transaction Expenses, (ii) any trade payable or other current Liability included in the calculation of Working Capital, (iii) any leases to the extent such leases should not be capitalized in accordance with GAAP and are not with respect to any personal vehicles used by employees of such Person, and (iv) all costs and expenses of the R&W Insurance Policy. For the avoidance of doubt, any Indebtedness incurred by the Company in connection with Purchaser’s financing of the Transaction shall not be Indebtedness of the Company hereunder.

“Indebtedness to be Repaid” means the Indebtedness of the Company and its Subsidiaries set forth on Schedule 13.1(b).

“Indemnification Claim” means any claim in respect of which payment may be sought under Article IX or Article X.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing, (b) internet domain names, whether or not trademarks, web addresses, web pages, websites and related content, and URLs, (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights, (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein, (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models), and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of Casey Fletcher, Howe Wallace, Matt Sheffield, Ken Delle Donne, Cliff Daniels, Bridget Kennedy-Hull, Luke Lehning, Terry Borglund or Kon Champavannarath after reasonable inquiry of such Person’s direct reports.

“Law” means any law, statute, ordinance, regulation, resolution, code, constitution, treaty, common law, Order, other requirement or rule of law of any Governmental Authority.

“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature (civil, criminal, administrative, regulatory or otherwise), public or private, whether at Law or in equity.

“Liability” means any indebtedness, liabilities, contra assets or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Lien” means any charge, claim, deed of trust, easement, encroachment, encumbrance, equitable interest, lien (statutory or other), pledge, mortgage, option, right of way, right of first refusal, security interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Loss” means any loss, Order, damage, fine, penalty, expense, injury, Liability, Tax, Legal Proceeding or other cost or expense (including, for the sake of clarity, lost revenues or lost opportunities), whether or not involving a Third Party Claim, in each case asserted against, imposed upon or incurred by an Indemnified Party (including, without limitation, reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of, and all amounts paid in settlement with respect to, any of the foregoing or any Legal Proceeding relating to any of the foregoing).

“Net Debt” means the Closing Date Indebtedness minus the Closing Cash.

“Net Debt Target” means $95,000,000.

“NPL” means the National Priorities List.

“Order” means any order, injunction, judgment, decree, stipulation, determination, ruling, writ, assessment, arbitration or other award entered by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company and its Subsidiaries consistent with past practices; provided, however, that violations of Laws, Orders or Permits and breaches or violations of Contracts shall be deemed outside the Ordinary Course of Business.

“Participation Percentage” means, for each Equity Holder, a percentage calculated by dividing (a) the total number of shares of Company Stock held by such Equity Holder immediately prior to the Effective Time (including, for purposes of this definition, the aggregate number of shares of Company Stock issuable upon the exercise of the Company Warrants held by such Equity Holder outstanding as of immediately prior to the Effective Time) by (b) the Fully Diluted Shares.

“Payroll Taxes” means social security, Medicare, unemployment and other payroll, employment or similar or related Taxes and employer national insurance contributions or similar obligations payable.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Merger Consideration” means, in respect of each share of Company Stock issued and outstanding as of immediately prior to the Effective Time, a portion of the Closing Merger Consideration determined by dividing (a) the Closing Merger Consideration by (b) the Fully Diluted Shares.

“Permits” means any approvals, authorizations, certificates, consents, franchises, licenses, permits, registrations, variances or similar rights obtained, or required to be obtained, from a Governmental Authority.

“Permitted Liens” means (a) recorded easements and rights of way and zoning ordinances affecting the Real Property which are not, individually or in the aggregate, material to the Company or any of its Subsidiaries; (b) Liens for Taxes not yet due or payable; (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Company or any of its Subsidiaries; (d) title of a lessor under a capital or operating lease, and (e) the rights and obligations of Equity Holders with respect to voting and transfer of Company Stock pursuant to the Support Agreement or other Transaction Agreements.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means (a) any information which can be used to identify an individual, and (b) any information that is regulated or protected by one or more Privacy and Security Laws.

“Post-Closing Period” means any taxable period beginning after the Closing Date and any portion of a Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of a Straddle Period beginning before the Closing Date and ending on the Closing Date.

“Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Information, and all regulations promulgated thereunder, including (in each case to the extent applicable) the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974 state Social Security number protection Laws, and state data breach notification Laws.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant through, in, into or from the air, soil, surface water, groundwater or any property.

“Remedial Action” means actions required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release or threat of Release of Contaminants, or (c) investigate and determine if a remedial response is needed, design such a response and perform post-response investigation, monitoring, operation, maintenance and care.

“Representative Expense Fund” means an amount equal to $1,000,000; provided, however, that, in the event any Equity Holder shall have exercised statutory appraisal rights pursuant to Section 262 of the DGCL with respect to shares of Company Stock, the Representative Expense Fund shall, upon any written notice from Purchaser to Representative, be increased to an amount (as determined by Purchaser in its reasonable discretion) that would be sufficient to cover all expenses and obligations of Representative pursuant to this Agreement, including, without limitation, those Liabilities or Representative under Section 12.12(h); provided, further, that the final amount of any increase to the Representative Expense Fund made by Purchaser pursuant to this sentence shall be subject to the approval of the Representative, such approval not to be unreasonably withheld, conditioned or delayed.

“Series G Company Warrant” means an outstanding warrant to purchase a share or shares of Company Stock and titled “Series G Warrant”.

“Series H Company Warrant” means an outstanding warrant to purchase a share or shares of Company Stock and titled “Series H Warrant”.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by another Person and, in the case of the Company, includes Sunbelt Forest Ventures, LLC.

“Tax” or “Taxes” means any federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, equity, social security, disability, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, value added, customs, duties, alternative, add-on minimum or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Losses” means, collectively, (a) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article X, (b) any and all Liabilities for any unpaid Taxes (whether or not shown on any Tax Return) of the Company and its Subsidiaries for, or relating to, all Pre-Closing Tax Periods, (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of a Liability under Section 1.1502-6 of the Treasury Regulations or any comparable provisions of foreign, state or local Law, (d) any and all Taxes of any Person imposed on the Company or any of its Subsidiaries arising under the principles of transferee or successor Liability or by Contract, relating to an event or transaction occurring before the Closing Date, or (e) any Transfer Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or any schedule or attachment thereto, and including any amendment thereof, relating to Taxes.

“Taxing Authority” means the IRS or any governmental agency, board, bureau, body, department or authority having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger.

“Transaction Agreements” means this Agreement, the Confidentiality Agreement, the Employment Agreements, the Restrictive Covenant Agreements, the Escrow Agreement, the Support Agreements, the Letters of Transmittal and each other agreement, document, instrument or certificate contemplated by this Agreement to which the Company, Purchaser, the Representative or an Equity Holder is a party or to be executed by the Company, Purchaser, the Representative or an Equity Holder in connection with the consummation of the Transaction.

“WARN Act” means the Workers Adjustment and Retraining Notification Act of 1988, as amended, or any applicable analogous state Law.

“Warrant Cancellation Agreement” means an agreement signed by a holder of Company Warrants acknowledging cancellation of all Company Warrants held by such holder in a form substantially as attached as Exhibit H.

“Working Capital” means, with respect to the Company and its Subsidiaries, on a consolidated basis: (a) those current assets of the Company and its Subsidiaries, as of immediately prior to the Closing, that are included in the line item categories of current assets specifically identified on Exhibit I, reduced by (b) those current Liabilities of the Company and its Subsidiaries, as of immediately prior to the Closing, that are included in the line item categories of current Liabilities specifically identified on Exhibit I, in each case, without duplication, and as determined in a manner strictly consistent with the Accounting Rules. Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to (i) any income Taxes or deferred Tax assets and Liabilities, (ii) any fees, expenses or Liabilities related to any financing by Purchaser and its Affiliates of the Transaction, (iii) any intercompany accounts and transactions between the Company, on the one hand, and any of its Subsidiaries on the other hand, or between any Subsidiaries of the Company, or (iv) any Company Transaction Expense, Closing Date Indebtedness or Closing Cash.

“Working Capital Target” means the aggregate amount equal to One Hundred Thirteen Million Five Hundred Eight Dollars ($113,508,000).

13.2     Certain Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)     Time of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)      Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.

(c)     Exhibits/Schedules/Construction. The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d)     Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)      Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.

(f)      Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)     Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)      Made Available. An item shall be considered “made available” to a Party to the extent such phrase appears in this Agreement, only if such item was posted by the Company or its representatives in the Data Room on or before midnight on October 28, 2020 or included on Schedule 13.2(h).

(i)      Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:
UFP INDUSTRIAL, LLC

By:
Name: Michael R. Cole
Title: Treasurer

MERGER SUB:
THUNDER MERGER SUB, INC.

By:
Name: Michael R. Cole
Title: Treasurer

[Signature page to Agreement and Plan of Merger (Project Thunder)]

THE COMPANY:
PALLETONE, INC.

By:
Name:
Title:

REPRESENTATIVE:
FORMER P1 STOCKHOLDERS, LLC

By:
Name:
Title:

[Signature page to Agreement and Plan of Merger (Project Thunder)]

EXHIBIT A

Form of Support Agreement

(See attached)

A-1

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October ___, 2020, is by and among UFP Industrial, LLC, a Michigan limited liability company (“Buyer”), Thunder Merger Sub, Inc., a Delaware corporation (“Merger Sub”), [_________], a [__________] (“Shareholder”), and PalletOne, Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, the Company, Buyer, Merger Sub and Former P1 Stockholders, LLC, a Delaware limited liability company, solely in its capacity as representative, are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”);

WHEREAS, as of the date hereof, Shareholder owns Company Stock [and Warrants] (collectively, the “Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Buyer and Merger Sub have required that Shareholder enter into this Agreement and, in order to induce Buyer and Merger Sub to enter into the Merger Agreement, Shareholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

1.      Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

2.      Agreements of Stockholder.

(a)      Written Consent. Within forty-eight (48) hours following the execution and delivery of the Merger Agreement, Shareholder shall, execute the Written Consent of PalletOne Shareholders, a copy of which is attached as Annex A, which, among things, includes an approval of the Merger Agreement, the Merger and the consummation of the other transactions contemplated thereby in accordance with the provisions of Section 228 of the DGCL (the “Written Consent”).  Shareholder shall not take any action to modify, revoke or terminate the Written Consent without the prior written consent of Buyer.

(b)      Restriction on Transfer; Proxies. Without the prior written consent of Buyer, Shareholder agrees that from the date hereof until the earlier of the Termination Date (as defined below) or the Closing Date and except as otherwise explicitly contemplated by the Merger Agreement, Shareholder shall not directly or indirectly (A) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shares (or any right, title or interest thereto or therein); (B) deposit any Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shares; or (C) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (A) or (B) of this Section 2(b).

(c)      Appraisal Rights. Shareholder hereby knowingly, voluntarily, intentionally and irrevocably waives, and agrees not to exercise or assert, any appraisal or similar rights under the relevant provisions of Delaware law (including, but not limited to, Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), a copy of which is attached as Annex B hereto) or other applicable Legal Requirements in connection with the transactions contemplated by the Merger Agreement.

(c)       No Circumvention.  From the date hereof until the earlier of the Termination Date or the Closing Date, Shareholder shall not take any action that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

3.      Representations and Warranties of the Parties.

(a)     Shareholder hereby represents and warrants to Buyer and Merger Sub as follows:

(i)      (A) Shareholder has the corporate, limited liability company, limited partnership or other applicable power and authority to execute and deliver this Agreement and to perform the obligations set forth herein; (B) Shareholder has duly and validly executed this Agreement; (C) this Agreement is a legal, valid and binding obligation on Shareholder, enforceable against Shareholder in accordance with the terms set forth herein; (D) Shareholder owns, beneficially and of record, and has good and valid title to all of the Shares free and clear of all Liens, and Shareholder does not own any other Equity Interests of the Company or its Subsidiaries other than the Shares; (E) Shareholder has received, read and understands the Merger Agreement; and (F) Shareholder has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents.

(ii)      The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary organizational action on the part of Shareholder.

(b)      Each of Buyer and Merger Sub hereby represents and warrants to Shareholder as follows:

(i)      (A) It has the corporate, limited liability company, limited partnership or other applicable power and authority to execute and deliver this Agreement and to perform the obligations set forth herein; (B) it has duly and validly executed this Agreement; and (C) this Agreement is a legal, valid and binding obligation on it, enforceable against it in accordance with the terms set forth herein.

(ii)      The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary organizational action on its part.

4.      Termination. The obligations of Shareholder under Section 2 of this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms (such termination being referred to herein as the “Termination Date”); provided, however, any such termination shall not relieve a party from any liability for a breach of this Agreement occurring prior to the Termination Date.

5.      Expenses. Each party hereto shall pay its own fees and expenses (including any fees and expenses of its agents, representatives and attorneys) incurred by or on behalf of such party in connection with the negotiation, drafting, execution, delivery and performance of this Agreement and the performance of their respective obligations hereunder.

6.      Further Assurances. From time to time, at the reasonable request of Buyer consistent with the terms and conditions of this Agreement and without further consideration, Shareholder shall use commercially reasonable efforts to execute and deliver such additional documents and take all such further action as may be necessary or appropriate to comply with the obligations of the Shareholder under this Agreement.

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7.      Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement (including the documents referenced herein or therein) constitutes the final agreement between the parties hereto and is the complete and exclusive expression of agreement of the parties hereto with respect to the subject matter hereof. All prior and extemporaneous negotiations, communications, arrangements and agreements between the parties hereto on the subject matters contained in this Agreement, whether written or oral, are expressly merged into and superseded by this Agreement. The only conditions precedent to the effectiveness of this Agreement are those set forth in this Agreement. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and, subject to Section 8, permitted assigns.

8.      Assignment; Binding Effect. This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and, subject to the other provisions of this Section 8, permitted assigns. Each of the parties hereto may not assign any of its rights, or delegate any of its obligations or any performance, arising under or relating to this Agreement voluntarily or involuntarily, whether by operation of law, merger, consolidation, dissolution or any other manner, without the prior written consent of the other parties hereto, which consent each party may grant or deny in its sole discretion, for any reason or no reason. Any purported assignment of rights or delegation of obligations or performance in violation of this Section 8 shall be void and of no force or effect.

9.      Amendments; Waiver. The parties hereto may not amend, modify or supplement this Agreement except pursuant to a written instrument making specific reference to this Agreement that identifies itself as an amendment, modification or supplement to this Agreement and that is signed by each of the parties hereto. No purported waiver of any provision of this Agreement will be effective unless effected pursuant to a written instrument signed by the party or parties hereto against whom enforcement of such waiver is sought. The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy under this Agreement operates as a waiver thereof.

10.      Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.      Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

12.      Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the context requires. The word “including” shall be read as “including but not limited to” and otherwise shall be considered illustrative and non-limiting. The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party

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hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.

13.      Governing Law. This Agreement, and any claims that arise out of or result from this Agreement, will be governed by and construed under the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law.

14.      Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY MAY FILE A COPY OF THIS SECTION 14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING OR ACTION WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signature Pages Follow]

4

IN WITNESS WHEREOF, the parties have caused this Support Agreement to be duly executed as of the date first set forth above.

BUYER:

UFP INDUSTRIAL, LLC

By:
Name: Michael R. Cole
Title: Chief Financial Officer

MERGER SUB:

THUNDER MERGER SUB, INC.

By:
Name: Michael R. Cole
Title: Chief Financial Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Support Agreement to be duly executed as of the date first set forth above.

COMPANY:

PALLETONE, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Support Agreement to be duly executed as of the date first set forth above.

SHAREHOLDER:

[_______________________]

By:
Name:
Title:

[Signature Page to Support Agreement]

Annex A

Written Consent of PalletOne Shareholders

See attached.

WRITTEN CONSENT OF THE STOCKHOLDERS

OF

PALLETONE, INC.

The undersigned, acting by written consent without a meeting pursuant to the General Corporation Law of the State of Delaware (“DGCL”), the bylaws, as amended (the “Bylaws”) of PalletOne, Inc. (the “Company”) and the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), do hereby irrevocably waive the requirements of notice, including without limitation, any specific requirement of prior notice for taking actions by written consent, and of a meeting of the Stockholders, do hereby irrevocably adopt the following resolutions by written consent (this “Written Consent”), and each undersigned stockholder of the Company (collectively, the “Stockholders”) hereby consents to receive notices from the Company by electronic transmission, including but not limited to by e-mail to the address of such stockholder as it appears in the Company’s records. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below):

ACQUISITION OF THE COMPANY

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, UFP Industries, LLC, a Delaware limited liability company (“Buyer”), Thunder Merger Sub, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), and Former P1 Shareholders, LLC, a Delaware limited liability company (the “Representative”), solely in its capacity as representative of the Stockholders, an executed copy of which has been provided to the undersigned Stockholders for review;

WHEREAS, the Merger Agreement contemplates, among other matters, the merger of Merger Sub with and into the Company (the “Merger”), with the result that the Company will be the surviving corporation of the Merger and become a wholly owned subsidiary of Buyer;

WHEREAS, the approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Company Stock entitled to vote in accordance with (A) the organizational documents of the Company and (B) the DGCL;

WHEREAS, the Board of Directors (the “Board”) of the Company has (i) determined that the Merger Agreement and the other agreements, documents, certificates and instruments attached as exhibits or schedules to the Merger Agreement or as contemplated by, or entered into by the Company in connection with, the Merger Agreement (collectively, the “Ancillary Agreements,” and together with the Merger Agreement, the “Merger Documents”), are advisable and in the best interests of the Company and its Stockholders and the Merger constitutes the best transaction reasonably available to the Company and its Stockholders; (ii) approved the execution and delivery of the Merger Documents, the Company’s performance of its obligations thereunder and the consummation of the Merger and the transactions related thereto (including, without limitation, (A) purchasing D&O, EPL and fiduciary liability tail policies extending existing directors’ and officers’, employment practices, and fiduciary liability insurance coverage, (B) employment agreements for certain officers and employees, (C) full exercise of the outstanding Series G Warrants and Series H Warrants, (D) conversion of that certain Subordinated Convertible Promissory Note, dated as of August 30, 2019, by and between the Company and Bay Wood Products, Inc, (E) the appointment of Former P1 Shareholders, LLC as the shareholders’ representative in connection with the Merger, and (F) other transactions to be consummated in connection with the Merger (the “Related Transactions”); and (iii) recommended that the Stockholders approve and adopt the Merger Documents, the Merger, and the Related Transactions;

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction (i) between the Company and any director or officer of the Company; or (ii) between the Company and any other corporation, partnership, association, or other organization in which any director or officer of the Company serves as director or officer or has a financial interest (any such party is referred to herein as an “Interested Party,” or collectively as the “Interested Parties,” and any such contract or transaction, an “Interested Party Transaction”), shall be void or voidable solely for that reason, or solely because any such director or officer is present at, participates in or votes at the meeting of the Board which authorized the Interested Party Transaction, if: (A) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by affirmative vote of a majority of the disinterested directors of the Company, even though such disinterested directors constitute less than a quorum; (B) the material facts as to such director’s or officer’s relationship or interest and as to such contract or transaction are disclosed or are known to the Stockholders, and such contract or transaction is specifically approved in good faith by vote of the Stockholders; or (C) such contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board or the Stockholders;

WHEREAS, (i) Howe Wallace may be deemed an Interested Party with respect to the approval of the Merger and the Related Transactions, (ii) the Merger and the Related Transactions may constitute Interested Party Transactions with respect to Mr. Wallace, and (iii) the material facts as to Mr. Wallace’s relationship or interest in the Merger and the Related Transactions have been disclosed and made known to the undersigned Stockholders; and

WHEREAS, the undersigned deem it to be advisable and in the best interests of the Company and the Stockholders (i) to execute and deliver this Written Consent and hereby approve and adopt the Merger Documents, the Merger and the Related Transactions, (ii) that the Company and the Stockholders perform their respective obligations under the Merger Documents, pursuant to the terms and conditions thereof, and (iii) that the Company and the Stockholders execute, deliver, and perform all other agreements, documents, and instruments required by the terms and conditions of the Merger Documents, the Merger, and the Related Transactions.

NOW, THEREFORE, BE IT

RESOLVED, that the undersigned Stockholders hereby approve and adopt the Merger Agreement and the Ancillary Agreements in all respects, and hereby approve and authorize the Merger and the Related Transactions and the performance by the Company of its obligations set forth in the Merger Documents; and, be it

FURTHER RESOLVED, that each of the undersigned Stockholders hereby agrees to (i) become a party to the Merger Agreement and to have all of the rights, duties, and obligations of an “Equity Holder” thereunder, and (ii) be bound by all of the terms, provisions, and conditions contained in the Merger Agreement as if the undersigned were an original party to such agreement as an “Equity Holder”; and, be it

FURTHER RESOLVED, that each of the undersigned Stockholders hereby affirmatively and irrevocably waives, to the fullest extent permitted by the DGCL, and agrees not to exercise or assert any dissenters’ right, appraisal right or similar right the undersigned may have under applicable law (including Section 262 of the DGCL) arising in connection with the Merger and the Related Transactions (and the undersigned Stockholder acknowledges that a copy of Section 262 of the DGCL has been provided to such Stockholder along with this Written Consent); and, be it

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FURTHER RESOLVED, that each of the undersigned Stockholders hereby agrees that it will not bring, commence, institute, maintain, prosecute or voluntarily aid in any action, in law or in equity, which challenges the validity or seeks to enjoin the operation of any provision of this Written Consent, the Merger Documents or any transactions contemplated hereby or thereby; and, be it

FURTHER RESOLVED, that each of the undersigned Stockholders hereby affirmatively and irrevocably waives any and all notices to which Stockholders might otherwise be entitled as a result of the Merger, the Merger Agreement or the transactions contemplated thereby, or any of the other actions or documents being approved hereby, whether under applicable law or otherwise; and, be it

FURTHER RESOLVED, that each of the undersigned Stockholders hereby irrevocably appoints, authorizes and directs the Representative (subject to substitution in accordance with Article 12 of the Merger Agreement) to act as the representative, agent, proxy and true and lawful attorney-in-fact for the undersigned, with full power and authority in the undersigned’s name and on the undersigned’s behalf, to act according to the terms of the Merger Agreement and in general to do all things and to perform all acts contemplated by or deemed advisable in connection with the Merger Agreement, and that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of the undersigned; and, be it

FURTHER RESOLVED, that this Written Consent be, and it hereby is, irrevocable.

* * * * *

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The undersigned Stockholder hereby irrevocably delivers this Written Consent to the Company and hereby directs that such Written Consent shall automatically become effective immediately following the execution of the Merger Agreement by each of the parties thereto or, if such execution has already occurred, upon delivery of this Written Consent to the Company, without any further action by, or notice to, such Stockholder. By executing this Written Consent, the undersigned Stockholder is giving an irrevocable written consent with respect to all shares of capital stock of the Company held by such Stockholder, including all Company Stock, in favor of the above resolutions. This Written Consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. The counterparts of this Written Consent may be executed and delivered by facsimile or other electronic signature, including but not limited to electronic signature via DocuSign or .pdf. Any copy, facsimile, .pdf or other reliable reproduction of this Written Consent may be substituted or used in lieu of the original for any and all purposes for which the original could be used.

Date:

Individuals	Name of Stockholder
sign here à

Signature

Date:

Name of Stockholder

Jurisdiction of Organization

Choose appropriate signature block:

LLCs, LPs,	By:	By:
Corporations	Signature
and Other Entities		Its:
sign here à
	Print signer’s name	By:
Signature

	Print signer’s title	Print signer’s name

Print signer’s

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Annex B

Section 262 of the Delaware General Corporation Law

See Attached.

5

EXHIBIT B

Form of Letter of Transmittal

(See attached)

B-1

EXHIBIT B

STRICTLY CONFIDENTIAL

SUBJECT TO CONFIDENTIALITY

PROVISIONS IN SECTION IV

LETTER OF TRANSMITTAL

For Certificates Representing

Shares of Capital Stock

of

PALLETONE, INC.

This Letter of Transmittal is being furnished to you in connection with that Agreement and Plan of Merger, dated [October 30], 2020 (the “Merger Agreement”), by and among UFP Industrial, LLC, a Michigan limited liability company (the “Buyer”), Thunder Merger Sub, Inc., a Delaware corporation (“Merger Sub”), PalletOne, Inc., a Delaware corporation (“Company”), and Former P1 Stockholders, LLC, a Delaware limited liability company, solely in its capacity as representative of the Equity Holders (the “Representative”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

DELIVERY INSTRUCTIONS PalletOne, Inc. 6001 Foxtrot Ave. Bartow, Florida 33830 Attention: Casey Fletcher For information, please email cfletcher@palletone.com

The instructions accompanying this Letter of Transmittal should be read carefully before this Letter of Transmittal is completed. If stock certificates are registered in different names, a separate Letter of Transmittal must be submitted for each different registered holder (see Instruction 3).

DESCRIPTION OF SHARES SURRENDERED
Name(s) of Registered Holder(s) (Please fill in, exactly as name(s) appear(s) on Share Certificate(s))
Share Certificate(s) Enclosed (Attached additional signed list if necessary)
Certificate Number(s)	Check Box if Lost/Misplaced**	Number of Shares Represented by Certificate(s)
◻
◻
◻

**See Instruction 10.

THIS LETTER OF TRANSMITTAL, INCLUDING THE INSTRUCTIONS CONTAINED HEREIN, SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

* * * * *

Ladies and Gentlemen:

I.Background

As set forth more fully in Articles 1 through 3 of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving entity of the merger (the “Merger”). In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon consummation of the Merger, each share of Company Stock issued and outstanding as of immediately prior to the Effective Time of the Merger (other than (i) shares of Company Stock cancelled pursuant to Section 1.5(d) of the Merger Agreement, if any, and (ii) Dissenting Shares, if any), and all rights in respect thereof shall forthwith cease to exist and be converted into the right to receive, upon delivery of (A) a duly executed and completed Letter of Transmittal and IRS Form W-9 or IRS Form W-8 (as further described herein), and (B) the surrender of a Certificate formerly representing such share of Company Stock (the deliveries set forth in (A) through (B), the “Transmittal Deliveries”), the applicable portion of the Merger Consideration as set forth in the Merger Agreement.

Pursuant to the Merger Agreement, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or any Equity Holder, each (A) share of the Company Stock issued and outstanding as of immediately prior to the Effective Time (other than (i) shares of Company Stock cancelled pursuant to Section 1.5(d) of the Merger Agreement, if any, and (ii) Dissenting Shares, if any) shall be converted into the right to receive from Buyer (exclusively via payment by Buyer to the Representative) (1) the Closing Company Stock Per Share Merger Consideration, and (2) the Additional Per Share Merger Consideration.

In order to receive the portion of the Merger Consideration in respect of the shares of Company Stock you hold, you must properly complete, execute and deliver the Transmittal Deliveries.

II.Acknowledgements and Agreements

As further consideration for your receipt of your portion of the Merger Consideration, by execution and delivery of the Transmittal Deliveries, you hereby irrevocably (a) waive, to the fullest extent permitted by the DGCL, any right to dissent and seek appraisal that you may have under the DGCL or the Merger Agreement; and (b) appoint the Representative to act as your representative pursuant to Section 12.12 of the Merger Agreement.

You further acknowledge and agree that the portion of the Merger Consideration paid in exchange for your shares of Company Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock.

You also acknowledge that your right to receive the applicable portion of the Merger Consideration, in accordance with the terms of the Merger Agreement, is contingent upon the completion of the Merger pursuant to the Merger Agreement. In the event the Merger is not consummated and the Merger Agreement is terminated pursuant to its terms, you hereby acknowledge that your shares of Company Stock will not be converted, any stock certificate(s) submitted in accordance with the terms hereof will be returned (or re-issued) to you and you will have no further rights to receive a portion of the Merger Consideration.

III.Representations and Warranties

As further consideration for your right to receive your applicable portion of the Merger Consideration and to further induce the Company, Buyer, Merger Sub and the Representative to enter into the Merger Agreement, you hereby represent and warrant to the Company, Buyer, and Merger Sub (and each of their successors and assigns) as follows:

(a)(i) You have the corporate, limited liability company, limited partnership or other applicable power and authority (or, if you are a natural person, you have the legal capacity) to execute and deliver this Letter of Transmittal and to perform the obligations set forth herein and therein; (ii) you have duly and validly

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executed the Transmittal Deliveries; (iii) the Transmittal Deliveries are legal, valid and binding obligations on you, enforceable against you in accordance with the terms set forth herein and therein; (iv) you own, beneficially and of record, and have good and valid title to the shares of Company Stock held by you as set forth above and reflected on the books and records of the Company, free and clear of all Liens, and you do not own any other shares of Company Stock or any current right to own or acquire by subscription, option or otherwise, any other shares of stock or other interest in the Company; (v) as of the Closing, you will have no ongoing interest in the Company, financial or otherwise, by reason of ownership of capital stock of the Company, other than the your right to receive the applicable portion of the Merger Consideration; (vi) you have received, read and understand the Merger Agreement; and (vii) you understand that, in accordance with the Merger Agreement, at and/or after the Closing, Buyer will have paid or issued or will pay or issue to Representative (on your behalf) the portion of the Merger Consideration payable or issuable to you.

(b)If you are an entity, the execution and delivery of this Letter of Transmittal and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary organizational action on your part.

(c)Neither the execution and delivery of the Transmittal Deliveries nor the consummation or performance of the transactions contemplated hereby by you will, directly or indirectly (with or without notice or lapse of time): (i) if you are an entity, contravene, conflict with or result in a violation of any provision of your Organizational Documents; (ii) contravene, conflict with or result in a violation of any Legal Requirement to which you are subject, or any Governmental Order to which you are subject; (iv) contravene, conflict with or result in a violation (with or without notice, consent or other approval from any third party) of any Contract to which you are subject or (iii) result in the creation or imposition of any Lien upon any of your shares of Company Stock.

(d)With respect to each share of Company Stock held of record and beneficially by you, you are either (i) delivering a stock certificates or stock certificates along with this Letter of Transmittal evidencing such share of Company Stock or (ii) you have executed an Affidavit of Loss and Indemnity with respect to such share of Company Stock.

IV.Confidentiality

(a)Confidential Information. You hereby acknowledge that, by virtue of your ownership and/or participation in the management of the Company and its Subsidiaries, you have or may have access to proprietary or confidential information relating to the Company and its Subsidiaries (the “Confidential Information”) that provides the Company and its Subsidiaries, and following the Closing Date will provide Buyer (through its ownership of the Surviving Corporation), with a competitive advantage, which is not generally known by, nor easily learned or determined by, persons outside the Company and its Subsidiaries. The term Confidential Information shall include, but shall not be limited to, the following, in each case to the extent used or held for use in the businesses of the Company and its Subsidiaries: (i) specifications, manuals and software in various stages of development; (ii) customer, provider and prospect lists, and details of agreements and communications with customers and prospects; (iii) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company and its Subsidiaries; (iv) sales proposals, demonstrations systems and sales material; (v) research and development; (vi) computer programs; (vii) sources of supply; (viii) the identities of specialized consultants and contractors and confidential or proprietary information developed by them for the Company and its Subsidiaries; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; (xi) patient information, including, without limitation, Protected Health Information, as defined in 45 C.F.R. 164.501;(xii) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula, books, data, specifications, software programs and records; (xiii) all information relating to the Merger, including, without limitation, all strategies, negotiations, discussions, terms, conditions and other information relating to the Merger Agreement and each other ancillary agreement entered into in connection therewith, whether or not legended or otherwise identified by the Company and its Subsidiaries as confidential or proprietary information, as well as any such information that is oral or the subject

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of meetings and discussions and not in writing; and (xiv) the fact that the Merger Agreement has been executed or that the Buyer is in negotiations with the Company or the Equity Holders regarding a potential acquisition of the Company. Confidential Information shall not include such information that can be shown by written documentation to have become generally available to the public prior to, on or after the Closing Date (other than as a result of a disclosure by you or any other direct or indirect owner of the Company or such owner’s representatives); provided, however, that, notwithstanding the preceding sentence, all information set forth in clauses (xi), (xii) and (xiii) above shall always be treated as Confidential Information, and shall not be deemed in the public domain or non-confidential under any circumstances.

(b)Duty of Confidentiality. As further consideration for your right to receive your applicable portion of the Merger Consideration and to further induce the Company to enter into the Merger Agreement, but subject to the terms and conditions set forth in the Merger Agreement, you acknowledge and agree that the protection of the Confidential Information is necessary to protect and preserve the value of the Surviving Corporation following the Closing. Therefore, during the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, you agree to hold all of the Confidential Information confidential. You shall not, directly or indirectly, use any such Confidential Information, or disclose any such Confidential Information to any third Person outside Buyer and its Affiliates. You agree that, in addition to enforcing this restriction, Buyer may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets which, for the avoidance of doubt, shall be entitled to protection irrespective of the 2-year period described above. Notwithstanding anything in this Letter of Transmittal to the contrary, you acknowledge that you may disclose the Confidential Information to the extent required by applicable Legal Requirements, provided that you give Buyer prompt notice of any and all such requests for disclosure, to the extent permissible, and use your reasonable best efforts to cooperate with Buyer at its expense so that Buyer has ample opportunity to take all necessary or desired action to avoid disclosure.

(c)Return of Confidential Information. At any time as Buyer may request in writing, you agree to, at your sole option, either deliver to Buyer or destroy such portions of any documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information, and any other Confidential Information that you may then possess.

V.Release

(a)Effective for all purposes as of the Effective Time (as defined in the Merger Agreement), after consultation with or the opportunity to consult with the counsel of your choice, and in consideration of receipt of the Merger Consideration, you acknowledge and agree on behalf of yourself and each of your agents, trustees, beneficiaries, managers, affiliates, partners, stockholders, members, managers, directors, officers, heirs, executors, administrators, estate, successors and assigns, as applicable (each, a “Releasing Party”) that each Releasing Party hereby unconditionally, irrevocably and forever releases, acquits and discharges the Company, its Subsidiaries, Buyer, its Subsidiaries, Merger Sub, and Representative (each a “Beneficiary”) and each of such Beneficiary’s respective current and former directors, officers, managers, employees, representatives, agents, and heirs, attorneys, members, shareholders, successors, parents, affiliates, predecessors and assigns, and the attorneys and agents of any of the aforementioned released parties (each, a “Released Party” and collectively, the “Released Parties”) from any and all actions, claims, demands, liabilities, obligations, and damages (“Claims”) that arise out of or are related (directly or indirectly) to your ownership of the Company Stock or any other relationship with the Company or its Subsidiaries (including as an employee, independent contractor, consultant or otherwise), whether in law or in equity, known or unknown, matured or unmatured, contingent or vested, of any kind or nature or description whatsoever, arising before the Effective Time, that any Releasing Party had, presently has or may hereafter have or claim or assert to have against any Released Party; provided that for the avoidance of doubt, this paragraph shall not have any effect on (i) your right to receive the Merger Consideration; (ii) your rights, if any, under, pursuant to, on in connection with any Transaction Document; (iii) an employee’s accrued rights to wages, other compensation, vacation, expense reimbursement and other benefits under any of the Company’s or its direct or indirect subsidiaries’ benefit plans; (iv) any Claims arising out of any Released Party’s fraud or intentional misconduct; and (v) any rights of indemnification that a Releasing Party may have by reason of his or her status as a director, officer, or fiduciary of the Company or any of its

4

Subsidiaries, pursuant to the Company’s Organizational Documents and any applicable insurance policies in effect as of the Closing (the foregoing (i) through (v), the “Excluded Claims”).

(b)You acknowledge on behalf of each Releasing Party that you may discover facts in addition to or different from those that a Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is each Releasing Party’s intention, subject to the first paragraph of this “Release” section, to fully and finally and forever settle and release any and all Claims that do now exist, may exist or heretofore have existed with respect to the subject matter of this release.  In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

(c)You acknowledge and covenant that (i) the Releasing Parties have not heretofore made, filed or caused to be made or filed, and will not make, file or cause to be made or filed any allegations or any claim, action, arbitration, audit, hearing, investigation, suit or proceeding against any of the Released Parties in connection with, based upon or arising out of any Claim released and discharged herein, (ii) the Releasing Parties cannot and will not assign to any person or entity any Claim or rights including any Claim (or any part thereof) released or discharged herein, and (iii) the Releasing Parties expressly waive all Claims, including but not limited to, those Claims that you may not know of, which if known, may have materially affected the decision to provide such release, and you expressly waive rights that provide to the contrary, except in each case for the Excluded Claims.

(d)You acknowledge, on behalf of yourself and all Releasing Parties, that the provisions regarding the Claims be construed as broadly as possible, and incorporate herein similar federal, state or other laws, all of which, with respect to the Claims, are similarly waived by you.

VI.Governing Law; Jurisdiction and Waiver of Jury Trial

This Letter of Transmittal shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN YOU, BUYER, MERGER SUB, THE SURVIVING CORPORATION, THE OTHER EQUITY HOLDERS AND THE REPRESENTATIVE, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS LETTER OF TRANSMITTAL OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. YOU HEREBY WAIVE AND AGREE NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY CLAIM THAT (A) YOU ARE NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) YOU AND YOUR PROPERTY ARE IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. YOU HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO THE ADDRESS OF SUCH PARTY PROVIDED HEREIN, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND YOU HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

YOU HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS LETTER OF TRANSMITTAL OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE MERGER AGREEMENT, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

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VII.Further Actions

You hereby covenant and agree that upon request, you will execute, complete and deliver any additional documents reasonably deemed by Buyer to be necessary to complete the proper surrender of your shares of Company Stock and/or stock certificate(s) in accordance with the terms and conditions of the Merger Agreement and this Letter of Transmittal.

VIII.Miscellaneous

You hereby acknowledge that money damages may not be an adequate remedy for any breach of this Letter of Transmittal and that the Surviving Corporation and Buyer shall be entitled to specific performance or other injunctive relief in order to enforce or prevent any violations of this Letter of Transmittal.

Except as may be expressly set forth herein, the terms, conditions and covenants set forth in this Letter of Transmittal shall be binding upon you and your executors, administrators, heirs, legal representatives, successors and permitted assigns. You hereby agree not to assign, delegate or otherwise transfer any of your rights or obligations under this Letter of Transmittal without the prior written consent of the Surviving Corporation, Buyer and the Representative.

The provisions of this Letter of Transmittal may be amended or waived only with the prior written consent of the Company or the Surviving Corporation (as applicable), the Representative, Buyer and you.

Except as provided above, this Letter of Transmittal shall remain in full force and effect notwithstanding your death, dissolution, liquidation or incapacity, and shall be binding upon your heirs, personal representatives, successors and permitted assignees.

The Company, Buyer, each of the other Buyer Indemnified Parties, Merger Sub, the Representative and the Surviving Corporation shall be an intended, express third party beneficiary of this Letter of Transmittal for all purposes and shall be entitled to enforce this Letter of Transmittal and rely upon the representations, warranties and other covenants or agreements set forth herein.

[Remainder of page intentionally blank; signature page follows]

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IMPORTANT: PLEASE READ THE INSTRUCTIONS BEGINNING ON PAGE 7 PRIOR TO FILLING OUT THESE SECTIONS

SHAREHOLDER SIGNATURE PAGE

Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. Signature below certifies that no language alterations have been made in any way to this form of Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 3.

By signing below, I/we, the undersigned, certify that I/we am/are subject to and agree to be bound by the terms of this Letter of Transmittal, have complied with all instructions to this Letter of Transmittal, and am/are the registered holder(s) of the shares of Company Stock represented by the Certificate(s) submitted herewith on the Effective Time. I/we, the undersigned, agree to hold harmless and indemnify Buyer and the Company and their respective Affiliates against and hold them harmless from any and all Losses suffered and incurred by any such indemnified party in connection with any breach of the representations, warranties or certifications made by the undersigned in this Letter of Transmittal.

Dated

Sign Here X
(Signature(s) of Holder(s))

Name(s)
(Please Print)

Capacity
(See Instruction 3)

Address

Area Code & Telephone No.

Email Address

(Complete the Form W-9 contained herein. See Instruction 8.)

WIRE INSTRUCTIONS

Bank Name
Fedwire ABA Number*
Account Name**
Account Number
FFC Account Name (if applicable)
FFC Account Number (if applicable)
Bank Contact/Telephone Number

*Please provide valid Fedwire ABA (Check validity here: http://www.fedwiredirectory.frb.org/search.cfm)

**Please provide the name on the account not the type of account

(If wire is to be issued to an account in a name other than that of registered holder(s), see Instructions 2, 3 and 4)

INSTRUCTIONS

Forming Part of the Terms and Conditions of this Letter of Transmittal

1.	Delivery of Letter of Transmittal and Certificate(s).

This Letter of Transmittal, filled in and signed, must be used in connection with the delivery and surrender of the Certificate(s). The Transmittal Deliveries and the Certificate(s) must be received by the Company, in satisfactory form, in order to make an effective surrender. Delivery of the Certificate(s) and other documents shall be effected, and the risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificate(s) to the Company. The method of delivery of the Certificate(s) and other documents is at the election and risk of the Equity Holder. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Surrender may be made by mail, by hand or by overnight courier to the Company at the address set forth on the first page.

2.	Guarantee of Signature.

The Certificate(s) need not be endorsed and stock powers and signature guarantees are unnecessary unless (a) the Certificate(s) is(are) registered in a name other than that of the Person surrendering the Certificate(s) or (b) such registered holder completes special payment/delivery instructions or requests payment to a name other than the registered holder. In the case of (a) above, upon the request of the Company (and approval of Buyer) any such Certificate(s) must be duly endorsed or accompanied by a properly executed stock power with the signature on the endorsement or stock power and on the Letter of Transmittal guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”). In the case of (b) above, only the signature on the Letter of Transmittal should be similarly guaranteed.

3.	Signatures on Letter of Transmittal and Endorsements.

If this Letter of Transmittal is signed by the registered holder(s) of the shares of Company Stock surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the Certificate(s) without alteration, enlargement or any change whatsoever. If any of the shares of Company Stock surrendered hereby are registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificates. If any of the shares of Company Stock surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If this Letter of Transmittal or any Certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company and Buyer of the authority of such person so to act must be submitted. If this Letter of Transmittal is signed by the registered holder(s) of the shares of Company Stock listed and surrendered hereby, no endorsements of Certificates or separate stock powers are required unless payment is to be issued in the name of a person other than the registered holder(s). Signatures on any such Certificates or stock powers must be guaranteed by an Eligible Institution. If this Letter of Transmittal is signed by a person other than the registered holder(s) of the shares of Company Stock evidenced by Certificates listed and surrendered hereby, the Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificates. Signature(s) on any such Certificates or stock powers must be guaranteed by an Eligible Institution.

4.	Transfer Taxes.

Any transfer taxes with respect to the surrender of shares of Company Stock will be paid by the Company and the Equity Holders in accordance with the terms of Section 12.1 of the Merger Agreement.

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5.	Validity of Surrender; Irregularities.

All questions as to validity, form and eligibility of any surrender of shares of Company Stock hereby will be determined by the Company, and such determination shall be final and binding. The Company reserves the right to waive any irregularities or defects in the surrender of any shares of Company Stock, and their interpretations of the terms and conditions of the Merger Agreement and of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects shall be final and binding. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

6.	Requests for Information or Additional Copies.

Any questions, requests for assistance or for additional copies of this Letter of Transmittal may be directed to the Company at the telephone number and address set forth on the first page hereof.

7.	Letter of Transmittal Required; Surrender of Certificate(s).

You will not receive any portion of the Merger Consideration for your shares of Company Stock unless and until you deliver the Transmittal Deliveries (duly completed and signed). Any other documents required by this Letter of Transmittal must be received by the Company at the address set forth on the first page. No interest will accrue on any amounts due for the shares of Company Stock.

8.	Form W-9 or Form W-8.

Each Equity Holder surrendering shares of Company Stock for payment is required to provide the Company with a correct Taxpayer Identification Number (“TIN”) and certain other information on an appropriate IRS Form W-9, a copy of which is attached hereto as Exhibit B, or IRS Form W-8.

9.	Lost, Stolen or Destroyed Certificate(s).

If your Certificate(s) has(have) been lost, stolen or destroyed, please complete the Affidavit of Loss and Indemnity attached hereto as Exhibit A.

9

EXHIBIT A

AFFIDAVIT OF LOSS AND INDEMNITY

ATTACHED.

AFFIDAVIT OF LOSS AND INDEMNITY

(To be completed only if you hold shares of Company Stock and believe your stock certificates have been lost, stolen or destroyed. Must be notarized below.)

This Affidavit of Loss and Indemnity is being delivered in connection with that certain Letter of Transmittal executed by the undersigned Equity Holder in favor of PalletOne, Inc., a Delaware corporation (the “Company”), Thunder Merger Sub, Inc., a Delaware corporation (“Merger Sub”), UFP Industrial, LLC, a Michigan limited liability company (“Buyer”), and Former P1 Stockholders, LLC, a Delaware limited liability company, solely in its capacity as representative (the “Representative”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Letter of Transmittal.  The undersigned Equity Holder being duly sworn and intending to be legally bound, does hereby certify as follows:

1.

That the following certificate(s) representing shares of Company Stock of PalletOne, Inc., a Delaware corporation (the “Company”), indicated below (the “Certificate”), has(have) been lost, stolen or destroyed:

Certificate No.	No. of Shares

2.

That the circumstances in connection with such loss, theft or destruction are unknown and that the undersigned Equity Holder has no knowledge or information as to the present whereabouts of such Certificate(s).

3.	That the true and lawful, present and sole, unconditional record and beneficial owner of said lost, stolen or destroyed Certificate(s) is the undersigned Equity Holder.

4.

That the undersigned Equity Holder has made and has caused to be made a diligent search for said Certificate(s) and has been unable to find or recover such Certificate(s); neither the Certificate(s) nor any interests therein have been sold, assigned, endorsed, transferred, deposited under any agreement, hypothecated, pledged, or disposed of in any manner by or on behalf of the undersigned Equity Holder; that neither the undersigned Equity Holder nor anyone on his, her or its behalf has signed any power of attorney, any stock power or any other assignment or authorization with respect to the Certificate(s); and that no person, firm or corporation has any right, title, claim, equity or interest in, to or with respect to the Certificate, except the undersigned Equity Holder as the sole owner.

5.

The undersigned Equity Holder hereby agrees to surrender immediately the Certificate(s) to the Company or its successors and assigns for cancellation without consideration should the Certificate(s) at any time come into the possession or control of the undersigned Equity Holder.  If the Company or any of its successors discovers the Certificate, the undersigned Equity Holder hereby expressly authorizes the Company or such successor to cancel such Certificate without further notice to the undersigned Equity Holder.

6.

The undersigned Equity Holder and its successors and assigns shall at all times indemnify and hold harmless each of Buyer, Merger Sub, the Company and the Equity Holders of the Company as of immediately prior to the Merger in connection with which this affidavit is being delivered, and their respective directors, officers, limited and general partners, employees, agents, successors and assigns (collectively, “Indemnitees”), from and against any and all claims, actions, suits, liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) whatsoever, now or hereafter arising, which any Indemnitee at any time shall or may sustain or incur

(a) by reason of the Certificate(s) coming into possession of any other Person and (b) by reason of any claim, demand, action, suit or other proceeding which may be made with respect to the Certificate(s). The undersigned Equity Holder hereby agrees and acknowledges that the Company and/or the Surviving Corporation may in its discretion and as a condition precedent to the issuance of a new certificate, require the owner of such lost, stolen or destroyed certificate to provide to the Company and/or the Surviving Corporation a bond against any claim that may be made against the Indemnitees with respect to the Certificate(s) alleged to have been lost, stolen or destroyed.

7.

This Affidavit of Loss and Indemnity, and any claim, controversy or dispute arising under or related to this Affidavit of Loss and Indemnity, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law.

IN WITNESS WHEREOF, the undersigned has executed this Affidavit of Loss and Indemnity as of the _____ day of _____________, 2020.

Name:

THE STATE OF	)
)
COUNTY OF	)

On this _____ day of _____________, 2020, before me personally appeared ________________________, known to me to be the individual described in and who executed the foregoing Affidavit of Loss and Indemnity and acknowledged that he or she executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Printed Name:
Notary Public, State of
My Commission Expires:

[NOTARIAL SEAL]

Exhibit B

IRS Form W-9

Attached.

EXHIBIT C

Form of Restrictive Covenant Agreement

(See attached)

C-1

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made effective as of [•], 2020 by and between UFP Industries, Inc., a Michigan corporation (“UFP”) and [•]1 (the “Restricted Party”).

RECITALS

A.UFP, [•], a Delaware corporation (“Merger Sub”), PalletOne, Inc., a Delaware corporation (the “Company”), and Former P1 Stockholders, LLC, a Delaware limited liability company, solely in its capacity as representative for the Equity Holders entered into that certain Agreement and Plan of Merger, dated [•], 2020 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation following the Merger (such surviving corporation, the “Surviving Corporation”).

B.Under the terms of the Merger Agreement, the Restricted Party has agreed to enter into a restrictive covenant agreement with UFP.

C.Further, Restricted Party’s entry into this Agreement, and its agreement to the restrictive covenants under this Agreement, are a material inducement to and condition of UFP’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement (the “Transaction”).

D.Restricted Party is a direct or indirect owner of the equity securities of the Company and, as such will be receiving valuable consideration as part of the Transaction, and therefore, Restricted Party has a material economic interest in the consummation of the Transaction.

E.In order to protect the goodwill related to the Company’s business, Restricted Party has agreed to the restrictive covenants and other terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the obligations set forth in the Merger Agreement, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.Definitions.

A.Unless defined in this Agreement, all capitalized terms in this Agreement shall have the meaning assigned them in the Merger Agreement.

B.“Compete with”, “in competition with”, or similar words shall mean: (i) directly or indirectly, providing services for, forming, acquiring, financing, operating or controlling any individual, sole proprietorship, corporation, limited liability company, other entity,

[1]	Note to Draft: List of parties executing this Agreement is separately provided.

trust, unincorporated organization, or any government or any agency or political subdivision thereof (collectively, a “Person”) that manufactures, sells, or distributes products or services the same as or directly competitive with the products or services manufactured, sold, or distributed by the Company or any of its subsidiaries or affiliates as of immediately prior to the Effective Time (the “Business”) that is within five hundred (500) miles of a facility operated by any Related Entities (excluding ownership of less than three percent (3%) of the equity in any publicly traded company); (ii) the solicitation, acceptance without solicitation, inducement, request, or advice to any Person who is an employee, independent contractor, customer, or supplier of any Related Entities that is engaged in the Business to refrain from doing business with, to terminate, or to change his, her, or its relationship with the Related Entities engaged in the Business for any reason whatsoever; and (iii) the hiring of any individual that is an employee of the Company or any of its subsidiaries or any other Related Entity engaged in the Business, in each case, within one (1) year prior to such hiring.  The Restricted Party shall not circumvent the purpose of the geographic restriction of this Section 1(B) by engaging in business outside the applicable territory through remote means like telephone, correspondence, or computerized communication.

2.Non-Competition.

A.The Restricted Party shall not, for itself or any other Person, compete with2 UFP or any of its affiliates or subsidiaries including, after the Effective Time, the Company and its subsidiaries, or their respective successors (collectively, the “Related Entities”), during the Restricted Period.  During the Restricted Period, the Restricted Party shall cause its current and future affiliates (other than the Related Entities) to not, for themselves or for any other Person (other than a Related Entity), compete with UFP or the Related Entities during the Restricted Period.  Except for the specific obligations of this Section 2, nothing herein shall be construed to prohibit the Restricted Party from manufacturing, selling, or distributing any products or services that are not the same as or directly competitive with products or services manufactured, sold, or distributed by the UFP or any Related Entity and related to the Business.

B.The Restricted Party further agrees that the provisions of this Section 2 shall continue for a period equal to five (5) years from the Closing Date (the “Restricted Period”).

C.The Restricted Party acknowledges and agrees that:

(i)	compliance with this Agreement is necessary to protect UFP’s acquisition of the Business and goodwill;

(ii)	a breach of this Agreement will irreparably and continuously damage UFP; and

(iii)	an award of money damages will not be adequate to remedy such harm.

D.The Restricted Party agrees that, in the event he, she or it breaches or threatens to breach any of the covenants set forth in this Section 2, UFP shall be entitled to both:

[2]	Note to Draft: See definition of "compete with" above.

2

(i)	A preliminary or permanent injunction so as to prevent the threatened breach or the continuation of such breach, without any requirement to post a bond or other security; and

(ii)

Money damages, insofar as they can be determined, including without limitation, all reasonable and documented costs and attorneys’ fees incurred by UFP in enforcing the provisions of this Agreement.  Any monetary damages under this subsection to which UFP may be entitled shall not be limited to any amounts paid or allocated under the Merger Agreement.

E.If the Restricted Party breaches Section 2 of this Agreement, the Restricted Period shall be tolled and suspended for a period of time equal to the aggregate amount of time during which the Restricted Party is or continues to be in breach of Section 2.

F. Notwithstanding the foregoing, nothing in this Agreement shall prohibit UFP or any Related Entity from also pursuing any other remedy, whether contractual, legal, or equitable, and all remedies that may be available to UFP or any Related Entity are cumulative.

3.Confidential Information.

A.Confidential Information. Restricted Party shall not divulge, use, furnish, disclose, or make accessible to anyone other than UFP or its Related Entities any knowledge or information that is confidential or proprietary information of UFP or its Related Entities (such information, “Confidential Information”), including, without limitation, the following:

(i)

Confidential, proprietary, or secret processes, plans, formulas, data, machinery, information, drawings, specifications, marketing or manufacturing procedures and techniques, methods, marketing and sales plans and strategies, cost and pricing structures, technology, know-how, programs, customer or supplier names, pricing, product mix or product information or other customer or supplier information, devices, material, or other aspects relating to the business, products, services, or activities of UFP or any of its Related Entities;

(ii)	Any confidential, proprietary, or secret engineering, process, methodology, plans, trade secrets, research, development, or other original work of UFP or any of its Related Entities.

B.The obligations set forth in this Section 3 shall continue for the longer of (i) the Restricted Period or, (ii) with respect to any trade secrets or other items included in Section in 3.A.(ii), in perpetuity so long as such items constitute Confidential Information.

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C.This Section 3 shall not apply to any information that the Restricted Party can prove by documentary evidence is: (i) in the public domain other than as a result of the violation of the terms of this Section 3 by the Restricted Party or any of its affiliates or representatives; (ii) approved in writing for unrestricted release or unrestricted disclosure by UFP; or (iii) produced or disclosed to the extent required by applicable laws, regulations or court order, provided the Restricted Party has given written notice of such requirement to UFP a reasonable time before production or disclosure such that UFP has an opportunity to defend, limit or protect such production or disclosure.

4.Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon UFP and the Restricted Party and their respective successors, executors, administrators, heirs and assigns.  UFP may assign this Agreement to one or more of its affiliates or any successor, without the prior consent of the Restricted Party.  This Agreement is personal to the Restricted Party, and as such, the Restricted Party may not assign this Agreement.

5.Entire Agreement; Waiver.  This Agreement, together with the Purchase Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and shall supersede all contemporaneous oral agreements, communications, and understandings and all prior oral and written communications, agreements, and understandings between the parties with respect to the subject matter of this Agreement.  No provision of this Agreement may not be changed, and none of its provisions may be waived, except by a writing duly executed by the parties to this Agreement or, in the case of waiver, by the party against whom the waiver is asserted.  A waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as or constitute a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of this Agreement. No failure of any party to exercise any right or remedy given to such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its or his obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof.

6.Controlling Law.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

7.Attorneys’ Fees and Costs.  In the event arbitration or litigation is initiated by one of the parties, the prevailing party in such arbitration or litigation shall be entitled to its reasonable arbitration or litigation costs and reasonable attorneys’ fees from the non-prevailing party. In the event neither party is the sole prevailing party, the arbitrator or court of competent jurisdiction shall be entitled to allocate such fees and expenses between the parties as the arbitrator or court shall determine to be equitable in light of the relief sought by each party and the results.

8.Severability.  The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as

4

written, the parties intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law and not subject to reformation, then (A) such provision shall be fully severable, (B) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (C) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

9.No Strict Construction.  Each party confirms that it has reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent.  No rule of strict construction shall be applied against any party.

10.Counterparts.  This Agreement may be executed in one or more counterparts (including via electronic means), each of which shall be considered an original counterpart, and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other party.

[Signatures appear on following page.]

5

IN WITNESS WHEREOF, UFP and the Restricted Party have executed and delivered this Agreement or have caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

UFP:	RESTRICTED PARTY:

UFP INDUSTRIES, INC.	[⚫]

By:	By:
Name:	Name:
Title:	Title:

Signature Page to the Restrictive Covenant Agreement - Thunder

EXHIBIT D

Forms of Employment Agreement

(See attached)

D-1

Form of Exhibit

EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT (the “Agreement”) is made effective as of _________, 2020 (the “Effective Date”), by and between PALLETONE, INC. (“Employer”), a Delaware corporation, and ________________________________, an individual residing in __________, __________ (“Employee”).

RECITALS

A.      Employee has significant experience in the [sales and operations] of ______________________ Employer in connection with his/her role as the _____________________ for Employer.

B.      Employer, UFP Industrial, LLC, and certain other parties are parties to Agreement and Plan of Merger, dated ____________, 2020, under which UFP Industrial, LLC is to acquire all of the outstanding equity interests of Employer (the “Purchase Agreement”).  Under the terms of the Purchase Agreement, Employee is to enter into an employment agreement with Employer as a condition to closing.

C.      Employer desires to employ Employee, and Employee desires to be employed by Employer, in each case, as provided in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.      Employment Arrangements.

A.      Employment.  Employer shall employ Employee for a [3 to 5] year period commencing on the Effective Date and ending on the _______ (___) anniversary of the Effective Date, or such earlier date as is specified in Section 4, or on such other date as the parties may agree in writing (the “Employment Period”).

B.      Capacity and Duties.  During the Employment Period, Employer shall employ Employee as a __________________ of Employer consistent with Employee’s experience and the goals and the business objectives of Employer, as shall be agreed upon between Employer and Employee from time-to-time.

C.      Full-Time Employment.  During the Employment Period, (i) Employee shall devote his/her full-time effort to the performance of his/her employment duties, and (ii)Employee shall forego any other employment opportunity which would prevent him from dedicating his/her full-time effort to his/her employment duties for Employer

2.      Compensation and Benefits.

A.      Salary and Incentive Compensation.  During the Employment Period, Employee shall be paid an annual salary of ____________________ Thousand and No/100 Dollars ($___,000.00).  Thereafter, Employee will be eligible for merit based salary increases consistent with Employer’s employee performance and compensation review process.  During the Employment Period, Employee shall be eligible to participate in Employer’s [Salaried Employee Performance Bonus Program].  All payments of salary and bonus shall be made at intervals consistent with other salaried employees of Employer and will be subject to applicable withholding.

B.      Employee Benefits.  During the Employment Period, Employee shall be entitled to receive employee benefits (e.g. health, dental, life, disability and 401(k)) provided from time to time by Employer to its salaried employees.  During the Employment Period, Employee shall receive vacation and/or PTO benefits consistent with the vacation and PTO policies of Employer for salaried employees.

C.      Reimbursement of Expenses.  Employee shall be reimbursed, in accordance with Employer’s company policy, for ordinary and reasonable documented business expenses incurred by Employee in the performance of Employee's duties carrying out the terms of this Agreement, upon presentation of supporting documentation for such expenses and approval by Employer.

3.         Confidential Information.

A.      Confidential Information. Employee shall not at any time divulge, use, furnish, disclose, or make accessible to anyone other than Employer (including its parent company, Subsidiaries, and other Affiliates) any knowledge or information that is confidential or proprietary information of any member of the Employer Group (such information, “Confidential Information”), including, without limitation, the following:

(i)      Confidential, proprietary, or secret processes, plans, formulas, data, machinery, information, drawings, specifications, marketing or manufacturing procedures and techniques, methods, marketing and sales plans and strategies, cost and pricing structures, technology, know-how, programs, customer or supplier names, pricing, product mix or product information or other customer or supplier information, devices, material, or other aspects relating to the business, products, services, or activities of Employer, UFP Industries, Inc., a Michigan corporation (“UFPI”), or any Subsidiary or other Affiliate of Employer, Buyer, or UFPI, or any successor or assignee of Employer, Buyer, UFPI, or any such Subsidiary or other Affiliate (collectively, the “Employer Group”); or

(ii)      Any confidential, proprietary, or secret engineering, research, development, or other original work of any member of the Employer Group.

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B.      Exclusions. This provision shall not apply to any information that Employee can prove by documentary evidence is: (i) on or after the Effective Date in the public domain other than as a result of the violation of the terms of this Section 3 by Employee, any of his Affiliates, or any of their respective Representatives; (ii) independently developed by Employee after the Effective Date if the information is both (a) unrelated to his employment with the Employer Group and (b) developed without use of or reference to any Confidential Information; or (iii) produced or disclosed to the extent required by applicable laws, regulations, or court order, provided Employee has given written notice of such requirement to Buyer a reasonable time before production or disclosure such that Buyer has an opportunity to defend, limit, or protect such production or disclosure.  This Section 3 shall be subject to the provisions of Section 6(B).

4.     Termination of Employment.  The employment of Employee by Employer under this Agreement shall terminate on the earliest of the following dates:

A.      As provided in Section 1(A);

B.      Thirty (30) days after the death or disability of Employee.  For purposes of this Agreement, Employee shall be deemed disabled if he has been unable to render the services required to be rendered by him during the Employment Period for ninety (90) consecutive days;

C.      After the receipt of written notice from Employer at least ten (10) business days prior to such proposed termination date, which written notice shall specify in reasonable detail the grounds for termination; provided, however, that Employee shall have the opportunity within such period to cure such grounds for termination (if such grounds for termination are curable).  As used in this Agreement, “Cause” means (i) Employee’s material breach of the terms of this Agreement, of any other agreement between Employee and any member of the Employer Group, or of a material policy or code of conduct of the Employer or any other member of the Employer Group, including, without limitation, UFPI’s Code of Business Conduct and Ethics; (ii) Employee’s material failure, neglect, or refusal to perform any duties of Employee hereunder; (iii) Employee’s gross negligence or willful misconduct in the performance of his duties to the Employer; (iv) Employee’s willful insubordination or disregard of any reasonable directive of the Employer; (v) Employee’s engaging in misconduct which has a material adverse impact on the reputation, business, business relationships, or financial condition of the Employer or any other member of the Employer Group; (vi) Employee’s failure to meet the reasonable performance expectations of the Employer, in each case, consistent with an officer and/or employee with a similar title (which performance expectations shall be set each year as part of Employee’s onboarding process and through the annual review process); (vii) Employee’s commission of an act of fraud or embezzlement against the Employer or any other member of the Employer Group; (viii) any conviction of, or plea of guilty or nolo contendere by, Employee with respect to a felony, a crime involving moral turpitude, fraud, misrepresentation, or which causes material harm to the standing or reputation of the Employer or any other member of the Employer Group; or (ix) Employee’s (A) use of any illegal drug while conducting the business of any member of the Employer Group, (B) use of alcohol and/or drugs that in any way violate any policy of any member of the Employer Group, or (C) abuse or misuse of alcohol and/or drugs which materially adversely affects the performance of his duties to the Employer or any other member of the Employer Group.

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D.      Upon termination of employment, no member of the Employer Group shall have any further obligation to make any payment to Employee under this Agreement, other than any base salary payments for the period prior to effective date of termination and any payments under benefit plans of Employer to the extent required by such plans; provided, however, that upon any termination without Cause during the Earn-Out Period, Employee may be eligible to receive additional payments pursuant to the Purchase Agreement. No termination of this Agreement shall waive or release any claim by Employer or any other member of the Employer Group against Employee for damages or other relief arising out of Employee’s breach of this Agreement, the Purchase Agreement, or any other agreement between Employee and any member of the Employer Group.

5.      Non-Competition.

A.      “Compete with”, “in competition with”, or similar words shall mean: (i) directly or indirectly, providing services for, forming, acquiring, financing, operating or controlling any individual, sole proprietorship, corporation, limited liability company, other entity, trust,  unincorporated organization, or any government or any agency or political subdivision thereof (collectively, a “Person”) that manufactures, sells, or distributes products or services the same as or directly competitive with the products or services manufactured, sold, marketed, or distributed by any member of the Employer Group that has a location within the greater of the territory in which Employee provided services for Employer or within two hundred (200) miles of a facility operated by the Employer Group (excluding ownership of less than one percent (1%) of the equity in any publicly traded company); (ii) the solicitation, acceptance without solicitation, inducement, request, or advice to any Person who is an employee, independent contractor, customer, or supplier of any member of the Employer Group to refrain from doing business with, to terminate, reduce, or to change his, her, or its relationship with any member of the Employer Group for any reason whatsoever; or (iii) the hiring of any individual (either as an employee or independent contractor) who is or was an employee of any member of the Employer Group within one (1) year prior to such hiring.

B.      Employee shall not, for himself/herself or any other Person, compete or plan to compete with any member of the Employer Group during the Restricted Period.

C.      The provisions of this Section 5 shall continue for a period equal to the Employment Period plus one (1) year1 after the separation (for any reason) from employment with Employer or one of its Affiliates (the “Restricted Period”).

D.      Employee acknowledges and agrees that: (i) compliance with this Agreement is necessary to protect Employer and its goodwill; (ii) a breach of this Agreement will irreparably and continuously damage Employer; and (iii) an award of money damages will not be adequate to remedy such harm. Employee further acknowledges and agrees that the provisions of Sections 3, 5, 6, and 7 are in consideration of: (i) Employee’s employment by the Employer, (ii) the transactions contemplated by, and consideration paid or payable under or in connection with,the Purchase Agreement, and (iii) additional good and valuable consideration as set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged. Employee further

1  2 years for an officer

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acknowledges and agrees that the restrictions contained in Sections 3, 5, 6, and 7 neither preclude Employee from earning a livelihood nor unreasonably impose limitations on Employee’s ability to earn a living.

E.      In the event Employee breaches or threatens to breach any provision of this Section 5, Employer shall be entitled to both: (i) a preliminary or permanent injunction so as to prevent the threatened breach or the continuation of such breach, without any requirement to post a bond or other security; and (ii) money damages, insofar as they can be determined, including without limitation, all reasonable and documented costs and attorneys’ fees incurred by Employer in enforcing the provisions of this Agreement.  Any monetary damages under this subsection to which Employer may be entitled shall not be limited to any amounts paid under this Agreement or paid or allocated under the Purchase Agreement.

F.      If Employee breaches any provision of this Section 5, the Restricted Period shall be tolled and suspended for a period of time equal to the aggregate amount of time during which Employee is or continues to be in breach of this Section 5.

G.      Notwithstanding the foregoing, nothing in this Agreement shall prohibit Employer or any other member of the Employer Group from also pursuing any other remedy, whether contractual, legal, or equitable, and all remedies that may be available to Employer and any other member of the Employer Group are cumulative.

6.      Work Product.

A.      Employee hereby assigns and shall assign to the Employer all right, title, and interest in and to all inventions, developments, methods, processes, designs, analyses, reports, and all similar or related information (in each case whether or not patentable), all copyrightable works, all trade secrets and other confidential information, all know-how, and all other intellectual property and other similar rights everywhere in the world that both (a) are conceived, reduced to practice, developed, or made in whole or in part by Employee while employed by any member of the Employer Group, and (b) either (i) relate to any member of the Employer Group’s actual or anticipated businesses, research and development, or existing or future products or services, or (ii) are conceived, reduced to practice, developed, or made using any of the equipment, supplies, facilities, Confidential Information, assets, or resources of any member of the Employer Group (including, but not limited to, any intellectual property rights) (“Work Product”). Employee shall promptly disclose such Work Product to the Employer in writing and perform all actions reasonably requested by the Employer (whether during or after the Employment Period) to establish and confirm the Employer’s ownership of the Work Product (including, without limitation, executing and delivering assignments, consents, powers of attorney, applications, and other instruments). All copyrightable works that Employee creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Employer.

B.      18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected

5

violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

7.      Non-disparagement.  Employee shall not make negative comments regarding, or otherwise disparage, any member of the Employer Group or any of their officers, directors, employees, shareholders, agents, products, or services.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

8.      Employer Property. Employee acknowledges that all originals and copies of drawings, blueprints, manuals, reports, notebooks, notes, photographs, customer lists, calendars, computer programs in whatever form and other data, materials marked confidential, and all materials or information constituting Confidential Information, and any other recorded, written, printed, or electronically stored information, whether considered confidential or not, relating to research, manufacturing, operations or business of any member of the Employer Group made or received by Employee during his employment are the property of the Employer Group.  Employee will not, except with the written permission of Employer, remove from Employer any such items when Employee leaves Employer’s employ.  Employee will also surrender all Employer property in his possession or control if and when Employee leaves Employer’s employ. Employee will similarly return all other property of Employer, including, without limitation, any equipment, samples, models, telephones, laptops, PDAs, tablets, passwords, account information and any other Employer-issued equipment.

9.      Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Employer and Employee and their respective successors, executors, administrators, heirs, and assigns.  Employer may assign this Agreement to one or more of its Affiliates, without the prior consent of Employee.  This Agreement is personal to Employee, and as such, Employee may not assign this Agreement.

10.      Entire Agreement; Waiver.  This Agreement, together with the Purchase Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and shall supersede all contemporaneous oral agreements, communications, and understandings and all prior oral and written communications, agreements, and understandings between the parties with respect to the subject matter of this Agreement.  No provision of this Agreement may not be changed, and none of its provisions may be waived, except by a writing duly executed by the parties to this Agreement or, in the case of waiver, by the party against whom the waiver is asserted.  A waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as or constitute a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of

6

this Agreement. No failure of any party to exercise any right or remedy given to such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its or his obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof.

11.      Controlling Law.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

12.      Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. The parties acknowledge and agree that in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

13.      Survival. Notwithstanding anything in this Agreement, Sections 3, 5, and 6 through 19, inclusive, shall survive any termination of this Agreement indefinitely.

14.      Attorneys’ Fees and Costs.  In the event arbitration or litigation is initiated by one of the parties, the prevailing party in such arbitration or litigation shall be entitled to its reasonable arbitration or litigation costs and reasonable attorneys’ fees from the non-prevailing party. In the event neither party is the sole prevailing party, the arbitrator or court of competent jurisdiction shall be entitled to allocate such fees and expenses between the parties as the arbitrator or court shall determine to be equitable in light of the relief sought by each party and the results.

15.      Severability.  The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the parties intend that the court should reform such provision to such narrower scope

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and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law and not subject to reformation, then (A) such provision shall be fully severable, (B) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (C) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

16.      No Strict Construction.  Each party confirms that it/he/she has reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent.  No rule of strict construction shall be applied against any party.

17.      Independent Legal Review. Employee acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein and intends for such terms and conditions to be binding on and enforceable against Employee.

18.      Definitions.  Unless defined in this Agreement, all capitalized terms in this Agreement shall have the meaning assigned them in the Purchase Agreement.

19.      Counterparts.  This Agreement may be executed in one or more counterparts (including via electronic means), each of which shall be considered an original counterpart, and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other party.

[Signatures appear on following page.]

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IN WITNESS WHEREOF, the parties enter into this Agreement as of the Effective Date.

EMPLOYER:

PalletOne, Inc.

By:
Name:
Title:

EMPLOYEE:

Name:

Signature Page to the Employment and Noncompetition Agreement – [insert name]

EXHIBIT E

Required Approvals

All consent, notices or other actions by any Person set forth (or required to be set forth) on Schedule 4.3(a) and any Governmental Approval set forth (or required to be set forth) on Schedule 4.3(b).

E-1

EXHIBIT F

Diligence Matters

(See attached)

PROJECT THUNDER

Open Due Diligence Items

IT

1.	Results and analysis with respect to the penetration and vulnerability assessment

Sales and Marketing/Customer

2.	Conducting a customer survey and analyzing the results
3.	Sales organization charts that are clear to UFP
4.	Customer contracts for Sunbelt

Insurance

5.	Provide missing binders for policy year 2020-2021 (auto, auto physical damage, GL PalletOne, WC (AOS), WC (WI), excess liability, Crime/fiduciary/K&R))
6.	Provide missing binders for policy year 2020-2021 - Flood (405 McKinley), Flood (415 McKinley), Flood (1601 Maverick Rd), Boiler and Machinery (renewal scheduled for 11/9/20), Ocean Marine Renewal.
7.	Review and analysis of self-insured retention on works’ compensation and any related recorded liability

Real Estate

8.	Results and analysis with respect to all new title work ordered by UFP
9.	Results and analysis with respect to all new surveys ordered by UFP
10.	Results and analysis with respect to all exception documents that have been or will be provided
11.	Review and analysis of all documents (e.g. title work, survey, etc.) to be provided in connection with the Ringgold, GA purchase
12.	Review and analysis of all real estate leases
13.	Results and analysis of all zoning memos for all properties

Legal

14.	Review and analysis of foreign trade relationships, including, without limitation, imports and exports
15.	Review and analysis of data privacy protocols and practices
16.	Review and analysis of Babb Lumber deal
17.	Review and analysis of agreement(s) with Gregory Lumber
18.	Review and analysis of all items on Annex 1

Tax

19.	Reconciliation of statutory rate to effective tax rate for 2018 and 2019
20.	Reconciliation of Depreciation deferred tax liability to Book/Tax net book value
21.	Reconciliation of $3.39M Goodwill Amortization basis difference between book and tax.
22.	Review and analysis of 2020 tax provision thru Sept.
23.	Review and analysis of reconciliation of G/L balance for Income Tax Payable, Deferred Taxes, and Income Tax Expense

Accounting

24.	Review and analysis of quality of earnings document(s)
25.	Review and analysis of accruals related to self-insured retentions
26.	Review and analysis of premium prepaid or accruals
27.	Review and analysis of audit workpapers
28.	Review and analysis of operating leases and capital leases
29.	Review and analysis of A/R & A/P agings
30.	Review and analysis of past due agings by customer / vendor
31.	Review and audit of EBITDA addbacks and proforma synergies (to be provided by Thunder)

HR

32.	For benefit items, review and analysis of the items on Annex 2.
33.	For compliance items, review and analysis of the items on Annex 3.
34.	Obtaining and reviewing background checks of key employees.

Manufacturing

35.	Site visits of the following facilities in order to review all operational matters: New Boston, TX, Clarksdale, TX, and Smarr, GA.

General

36.	Receiving satisfactory responses from PalletOne/SunBelt on any follow-up questions or requests to any of the above items

ANNEX 2

SUPPLEMENTAL DILIGENCE REQUESTS

In connection with Project Thunder and the potential transaction involving PalletOne, we kindly request copies of the documents and related information as set forth below. Please annotate your responses to the requests below with references to the Data Room as items are added or with in-line comments, as applicable.

Corporate Governance

1.	Copy of any and all amendments to the articles of organization which amended the authorized number of shares of capital stock of the Company.

Contracts and Agreements

2.	Fully executed copy of that certain Asset Purchase Agreement, by and between the Company and Spaulding Lumber Company, Inc., dated on or about September 2002.
3.	Confirmation that those certain Promissory Notes executed between Sunbelt Forest Products Corporation, and Southeast Wood-Rockledge Treating Plant, L.L.C. and Southeast Wood-Louisville Treating Plant, L.L.C., dated November 4, 2015 have been paid in full.
4.	Confirmation that those certain Mortgage, Security Agreements, and Assignment of Rents and Leases, by and between Sunbelt and Southeast Wood-Rockledge Treating Plant, L.L.C. and Southeast Wood-Louisville Treating Plant, L.L.C., dated November 4, 2015 have been fully satisfied.
5.	Copies of the Company's standard terms and conditions of purchase and sale, and standard purchase order forms.
6.	Copies of purchase orders with the Company's material customers (representative sample).
7.	Copies of purchase orders with the Company's material suppliers (representative sample).
8.	Copies of the Dempsey and Conner agreements, including, but not limited to the following:
a.	Equipment Lease Agreement, by and between PalletOne, Inc. and Dempsey Wood Products, Inc., dated May 22, 2019.
b.	Lumber Supply Agreement, by and between PalletOne, Inc. and Dempsey Wood Products, Inc., dated May 22, 2019.
c.	Equipment Lease Agreement, by and among PalletOne, Inc., Conner Holdings, LLC and Dupont Pine Products, LLC, dated January 13, 2020.
9.	Copies of any other long-term supply agreement to which the Company is a party that do not follow the Company's standard terms and conditions.
10.	Copies of any and all Addendums to that certain Framework Agreement for Goods and Services, by and between the Company and DSM Nutritional Products, LLC, dated January 17, 2020.

11.	Copy of that certain Supply Agreement, by and between the Company and Benjamin Moore & Co., dated January 1, 2017.
12.	Copies of those contracts related to the Company's licensed software other than standard terms and conditions for off-the-shelf software.
13.	Confirmation that the equipment leases, as listed on that certain Operating Lease Schedule, dated July 2020, found at 6.1.1. in the data room, are still in force.
14.	Copies of all PNC Bank, Fifth Third Bank, and Mezzanine level debt documentation.
15.	Copy of that certain Strategic Supply Agreement, by and between Sunbelt Forest Products Corporation and Lowe's Companies, Inc., dated January 1, 2019.
16.	Copy of that certain Lumber Supply Agreement, by and between PalletOne, Inc. and Gregory Lumber, Inc.
17.	Copy of that certain Equipment Lease Agreement and associated Equipment Schedule No. 1 and 2, by and between Sunbelt Forest Georgia LLC, as assumed by Babb Lumber Company, Inc., and Toyota Industries Commercial Finance, Inc., as successor-in-interest by assignment to Kenco Material Handling Solutions, LLC, dated August 28, 2020.
18.	Copy of that certain Lumber Purchasing Agreement, by and between Sunbelt Forest Products Corporation and 84 Lumber Company.
19.	Copy of that certain Standard Procurement Agreement for Goods and Services, by and between PalletOne, Inc. and ExxonMobil Global Services Company, dated September 21, 2020.
20.	Copy of that certain Conversion of Subordinated Convertible Promissory Note, by and between PalletOne, Inc. and Bay Wood Products, Inc., dated August 30, 2019.
21.	Copy of that certain Lumber Supply Agreement, by and among PalletOne, Inc., Conner Holdings, LLC, Dupont Pine Products, LLC, and Cross City Lumber, LLC, dated January 13, 2020.
22.	Copy of that certain Software License Agreement, by and between PalletOne, Inc. and Innovative Data Systems, Inc., dated May 12, 2017.
23.	Copy of that certain SaaS Agreement, by and between PalletOne, Inc. and The Ultimate Software Group, Inc., dated July 10, 2017.
24.	Copy of those certain Software Licenses and Services Terms, by and among PalletOne, Inc., Sunbelt Forest Ventures, LLC, and Rocket Software, Inc., dated September 28, 2018.
25.	Copy of that certain 2020 Authorized System Integrator (ASI) Agreement, by and between PalletOne, Inc. and FANUC America Corporation, dated July 1, 2020.
26.	Copy of that certain Mutual Nondisclosure Agreement, by and between PalletOne, Inc. and FANUC America Corporation, dated October 21, 2020.
27.	Copies of engagement agreements with (i) BlackArch Partners LLC; (ii) BlackArch Securities LLC, and (iii) The White Oak Company, along with any other broker or engagements agreements the Company has entered into.

28.	Copy of that certain Asset Purchase Agreement by and between the Company and Gregory Lumber.
29.	Copies of all debt documentation relating to that certain Deed to Secure Debt and Security Agreement, by and between SunOne Logistics, LLC and Jeff Davis County Development Authority, dated December 2027, including the Promissory Note and Loan Agreement regarding the same.
30.	Copy of that certain SWAP Agreement issued by PNC Bank, N.A. to the Company on April 27, 2020 in the initial notational amount of $20,000,000.00.
31.	Copies of all information and documentation surrounding that certain Department of Homeland Security warning to the Company with respect to potential documentation violations in connection with the Company's Form I-9s, dated September 28, 2011

UCC / Litigation / Liens

32.	Copies of all information/documentation regarding the following pending or threatened matters: (i) Sebraskan Brown & Columbus Mizell v. PalletOne, Inc.; (ii) Erica Savage EEOC Charge, and (iii) Westley Drake Threatened EEOC Charge.

Real Property

33.	Copy of that certain Master Lease Agreement, by and between the City of Bartow and the Bartow Municipal Airport Development Authority, along with any amendments thereto that show the master lease is still in full force and effect.
34.	Fully executed copies of the that certain Lease Agreement, by and between Shipshewana Pallet Co., Inc. and Joseph J. and Judy Bontrager, along with all amendments thereto.
35.	Confirmation and/or documentation regarding the below discrepancies that arose during our review of the initial draft of the disclosure schedules:
a.	Whether the Company owns property at 1458 US Highway 82 East, New Boston, Texas, as disclosed on the disclosure schedules, or at 1020 US Highway 82 East as disclosed in the data room? Do these addresses reference the same or separate parcels?
b.	Whether the Company owns property at 475 Carver Road, Rockledge, Florida, as disclosed on the disclosure schedules, or at 477 Carver Road, as disclosed in the data room? Do these addresses reference the same or separate parcels?
c.	Whether the Company owns property at 79 Pioneer Lane, Selma, Alabama, as disclosed on the disclosure schedules, or at 113 Pioneer Lane, Selma, Alabama, as disclosed in the data room? Do these addresses reference the same or separate parcels?
d.	Whether the Company leases property at 1019 West Cherry Street, Douglas, Georgia as disclosed on the disclosure schedules, or at 1125 Magnolia Street, Douglas, Georgia, as disclosed in the data room? Do these addresses reference the same or separate parcels?
36.	Copies of all lease documentation regarding that certain leased property located at 1935 US Highway 82 West, New Boston, Texas.

37.	Copies of all lease documentation regarding that certain leased property located at 610 Cessna Street, Building 216, Bartow, Florida.
38.	Copy of that certain Short Form / Memorandum of Lease, between Sunbelt Forest Products Corporation and BellSouth Mobility Inc, dated July 30, 1998, along with all amendments thereto.
39.	Confirmation that the buildings on the property located at 405/415 McKinley, New London, Wisconsin, which are encroaching on the setbacks under the applicable zoning ordinance are grandfathered in / legally nonconforming.
40.	Confirmation as to which title materials relate to the property located at 79 Pioneer Lane, Selma, Alabama, as opposed to the property located at 113 Pioneer Lane, Selma, Alabama.

ANNEX 2

HR: Benefits

Open Items
Open medical claims with charges that exceed $75,000 during the current plan year (2020). List was provided but would like to see diagnoses.
HIPAA Business Associate Agreement with BCBS of Florida
Additional information spike in medical claims in middle of 2018.
Documentation regarding the calculation of healthcare costs for reporting in Box 12 (Code DD) for the Form W-2.
Please explain how the COBRA rates for the self-insured medical/prescription drug benefit is calculated.
Clarification surrounding wellness program rules and legal analysis.
Historical trust reports for 401(k) and transaction history report for forfeitures.

The new hire packet includes a different safe harbor notice that does not appear to include the QDIA notice.  Do new hires receive the combined QDIA and Safe Harbor Notice provided at 7.7.10.16?  Please confirm whether the QDIA/Safe Harbor Notice is distributed to newly eligible participants and on an annual basis.  Please describe how the notice is distributed (e.g., by email, mailing, etc.)

For the 401(k) 2018 and 2019 compliance testing errors that are shown as corrected in the report uploaded at 7.7.10.16.5, please provide the underlying documents that demonstrate how the errors were corrected.

A signed copy of the Premium Conversion Plan Document. (The document in the data room is unsigned).
A signed copy of the Health Plan Wrap Document. (The document in the data room is unsigned).
401(k) Basic Plan Document and current IRS opinion letter
Description of 401(k) SPD and SMM distribution.
Copy of all of the most recent 408(b)(2) fee disclosures from each service provider. Please also describe how revenue sharing is used in the Plan.
For employees who receive employer-provided group-term life insurance/AD&D in excess of $50,000, is the value of the coverage in excess of $50,000 treated as imputed income to the employee?
Commentary on form 5500s that there was not sufficient audit evidence for the auditor to provide a basis for audit opinion on the 401(k).
May need to ask clarifying questions on COBRA audit
May need to ask clarifying questions on census and employee classifications and impact on benefits
May need to ask additional questions on discrimination testing – 401(k) and H&W
Additional ACA questions and documents for 1094 and 1095s and filing penalty notices.
Clarifying commentary and documentation on distribution of SBCs and SPDs.
Clarification on Medcom’s spousal notification process for COBRA.

ANNEX 3

HR: Compliance

Open Requests
Background Checks
Possible Acquisition – Babb Lumber

Still Analyzing / Under Review
Reviewing 3 years of payroll registers
Nepotism Issues
Employee Survey

EXHIBIT G

Agreed Principles

(See attached)

G-1

Project Thunder Comparison of PalletOne and UFP Net Working Capital and Debt Definitions (as of 10/22/2020 Net Working Capital and Adjusted Net Debt Analysis Reported Working Capital Cash and Cash Equivalents (Checks Issued Against Future Deposits Trade Receivables, Net Inventory Prepaid Expense Other Current Assets Deferred Tax Assets - Net Intercompany ($7,307) 92,791 49,747 1,867 8,924 0 0 ($8,633) 96,458 49,460 1,693 9,490 0 0 ($7,875) 99,756 53,880 2,472 7,412 0 (15) ($14,539) 114,905 67,190 2,051 7,348 0 0 ($10,384) 132,146 63,865 5,154 7,397 - - ($10,956) 111,577 60,838 3,854 7,397 - - ($11,972) 95,251 57,278 3,554 7,397 - - Current Assets Checks Issued Against Future Deposit Accounts Payable Accrued Liabilities 146,023 - 18,313 14,701 148,468 - 17,907 14,427 155,630 - 22,263 16,346 176,954 - 32,057 16,910 198,178 - 28,997 12,509 172,710 - 14,655 8,489 151,509 - 15,748 9,607 Current Liabilities 33,014 32,334 38,610 48,967 41,506 23,144 25,355 P1 Working Capital Adjustments 1 Deferred Tax Assets - Current 2 Income Taxes Payable (5) 3 Intercompany 4 Health Insurance Adjusted IBNR Accrual 5 Workers' Compensation Adjusted IBNR Accrual 6 Accrued Interest 7 Accrued Board of Directors' Fees 8 Related Party Receivable 9 Bay Wood Net Working Capital 10 Customer Overcharge Correction 11 Sick Leave Accrual 12 Bad Debt Adjustments 13 Forklift Rent Reclass (SFV) 14 Siler City Sawmill Inventories ($0) 4,203 (0) 1,484 431 260 - (8,392) - (15) 120 89 - (132) ($0) 3,196 (0) 818 312 222 14 (9,259) - (120) 190 39 - (46) ($0) 3,903 15 963 536 226 28 (7,412) - 156 260 11 - - ($0) 4,847 (0) 614 435 219 - (7,412) - - 200 11 - - $0 3,975 - 614 435 219 14 (8,222) - - 270 11 - - $0 - - 614 435 219 28 (8,222) - - 340 11 - - $0 - - 614 435 219 - (8,222) - - 410 11 - - This adjustment is based off of a TTM Jul-20 target anticipating a N UFP Working Capital Adjustments 1 Accrued Bonus 2 Checks Issued Against Future Deposits 3 Cash and Cash Equivalents (Checks Issued Against Future Deposits 4 Federal Income Tax Withheld 5 State/Local Income Tax Withheld 6 FICA Payable 7 FUTA Payable 8 SUTA Payable 9 Non-Trade Payables $909 - 7,307 (0) (0) 904 (0) (0) 22 $1,614 - 8,633 (0) (0) 1,204 (0) (0) 19 $1,874 - 7,875 17 (0) 1,586 (0) (0) 20 $2,257 - 14,539 17 (0) 1,885 (0) (0) 21 $2,624 - 10,384 0 0 2,182 0 0 20 $2,624 - 10,956 0 0 2,557 0 0 20 $2,675 - 11,972 0 0 2,857 0 0 20 This adjustment is based off of a TTM Jul-20 target anticipating a N Adjusted Net Debt Gross Debt Revolver (excludes SFV and WC Letters of Credit) Term Debt Mezzanine & Other Junior Debt $57,615 34,625 29,173 $60,931 34,123 29,173 $60,809 33,622 29,173 $69,294 33,120 29,173 $98,489 32,528 29,173 $89,228 32,026 29,173 $75,282 31,524 29,373 Total Gross Debt Accrued Interest Mezzanine Debt Accrued Interest $121,414 260 976 $124,227 222 1,248 $123,604 226 1,582 $131,587 219 95 $160,190 219 350 $150,427 219 673 $136,179 219 91 Total Gross Debt + Accrued Interest $122,649 $125,697 $125,411 $131,901 $160,760 $151,319 $136,490 Working Capital, UFP Adjusted $120,198 $122,968 $127,076 $145,619 $169,198 $159,148 $137,144 Trailing 12-Month Average - UFP Definition $111,978 $113,508 $115,259 $118,669 $123,809 $128,066 $130,435 Target Net Working Capital - UFP (2) $113,508 Projected Working Capital Adjustment - UFP Adjustment$13,568 $32,111 $55,689 $45,639 $23,636 Working Capital, P1 Adjusted $111,057 $111,499 $115,704 $126,900 $153,988 $142,991 $119,621 Trailing 12-Month Average - PalletOne NWC Definition $104,905 $106,067 $107,383 $109,818 $114,309 $117,776 $119,313 Target Net Working Capital - PalletOne (2) $106,067 Projected Working Capital Adjustment - UFP Adjustmen$9,638 $20,834 $47,921 $36,924 $13,554 Working Capital, Reported $113,009 $116,134 $117,020 $127,987 $156,672 $149,566 $126,154 ($ in Thousands)Jun-20 Jul-20 Aug-20 Sep-20 Oct-20E Nov-20E Dec-20E Adjustments to PalletOne's Net Working Capital Proposal (10/22/2020) - Buyer and Seller have confirmed setting a NWC target using the average TTM July 2020 adjusted net working capital balance - Seller has excluded Income Taxes Payable from Net Working Capital and recognizes that it is responsible for income taxes currently payabl - The tax benefit from the exercise of Series G and Series H warrants has been factored into the Income Taxes Payable balance for November and December (see Footnote 5

Project Thunder Comparison of PalletOne and UFP Net Working Capital and Debt Definitions (as of 10/22/2020 Net Working Capital and Adjusted Net Debt Analysis PalletOne Adjustments to Gross Debt (per LOI) Investment In and Advances To SFV Dempsey Kiln Conner Kiln Storti Robotic Nailer #2 (Port Arthur) Fence Nailer Robot (Sunbelt) Gregory Saw System Babb Lumber Debt (Anticipated Acquisition) (3) ($11,357) (1,177) (3,784) (1,483) (220) - - ($12,224) (1,124) (3,710) (1,538) (220) - - ($10,377) (1,071) (3,635) (1,549) (451) (230) - ($10,377) (1,019) (3,561) (1,576) (475) (230) - ($11,187) (966) (3,487) (1,893) (475) (370) - ($11,187) (913) (3,412) (2,000) (1,069) (790) - ($11,187) (860) (3,338) (2,000) (1,185) (5,210) - UFP Adjustments to Gross Debt Checks Issued Against Future Deposit Cash and Cash Equivalents (Checks Issued Against Future Deposits Accrued Bonus Federal Income Tax Withheld State/Local Income Tax Withheld FICA Payable FUTA Payable SUTA Payable Non-Trade Payables Deferred Loan Costs $ - 7,307 909 (0) (0) 904 (0) (0) 22 (488) $ - 8,633 1,614 (0) (0) 1,204 (0) (0) 19 (476) $ - 7,875 1,874 17 (0) 1,586 (0) (0) 20 (464) $ - 14,539 2,257 17 (0) 1,885 (0) (0) 21 (453) $ - 10,384 2,624 - - 2,182 - - 20 (444) $ - 10,956 2,624 - - 2,557 - - 20 (435) $ - 11,972 2,675 - - 2,857 - - 20 (427) Footnotes: (1) Line items from August 2018 through July 2019 are adjusted for Bay Wood Products Net Working Capital. Bay Wood's results are reported within the Company's consolidated financials as of August 2019. (2) The Company proposes a target NWC amount equal to the trailing 12-month average as of July 2020, consistent with the assumptions used to determine the Letter of Intent adjusted debt. (3) Placeholder only: the net working capital and associated debt related to the anticipated Babb Lumber acquisition is not reflected in this model. The acquisition is expected to be completed prior to the close of Project Thunder. (4) The adjusted debt target per the Letter of Intent is $95 million. (5) The Company estimates a tax benefit of approximately $1,248,287 from the exercise of the Series G and Series H warrants, which has been factored into the projected Income Taxes Payable balance Adjusted Net Debt per UFP $117,485 $121,071 $122,908 $137,776 $161,122 $147,670 $129,806 Target Adjusted Net Debt (4) $95,000 Difference in UFP Projected Adjusted Debt from Target ($52,670) Total Projected Purchase Price Adjustment (Net Effect of Working Capital Adjustment and Target Debt Difference) - UFP ($7,030) Income Taxes Payable (5) 4,203 3,196 3,903 4,847 3,975 - - Adjusted Net Debt - PalletOne Definition $108,832 $110,077 $112,000 $119,510 $146,356 $131,947 $112,709 Target Adjusted Net Debt (4) $95,000 Difference in PalletOne Projected Adjusted Debt from Target ($36,947) Total Projected Purchase Price Adjustment (Net Effect of Working Capital Adjustment and Target Debt Difference) - PalletOne ($23) ($ in Thousands)Jun-20 Jul-20 Aug-20 Sep-20 Oct-20E Nov-20E Dec-20E Adjustments to PalletOne's Net Working Capital Proposal (10/22/2020) - Buyer and Seller have confirmed setting a NWC target using the average TTM July 2020 adjusted net working capital balance - Seller has excluded Income Taxes Payable from Net Working Capital and recognizes that it is responsible for income taxes currently payabl - The tax benefit from the exercise of Series G and Series H warrants has been factored into the Income Taxes Payable balance for November and December (see Footnote 5

EXHIBIT H

Form of Warrant Cancellation Agreement

(See attached)

H-1

WARRANT CANCELLATION AGREEMENT

This Warrant Cancellation Agreement (this “Agreement”), dated as of [•], 2020, is by and between PalletOne, Inc., a Delaware corporation (the “Company”), and the signatory to this Agreement (“Warrantholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement (as defined herein).

WHEREAS, as of the date hereof, Warrantholder is the holder of warrants to purchase that number of shares of common stock of the Company set forth on Exhibit A hereto (collectively, the “Warrant”), pursuant to that certain Series [•] Warrant to Purchase Common Stock, dated as of [•], executed by the Company (collectively, the “Warrant Agreement”);

WHEREAS, on [October 30], 2020, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Thunder Merger Sub, Inc., a Delaware corporation (“Merger Sub”), UFP Industrial, LLC, a Michigan limited liability company (“Buyer”), and Former P1 Stockholders, LLC, a Delaware limited liability company, solely in its capacity as representative for the Equity Holders (the “Representative”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation following the Merger (such surviving corporation, the “Surviving Corporation”);

WHEREAS, pursuant to the terms of the Merger Agreement, Warrantholder is entitled to his, her or its portion of the Closing Warrant Merger Consideration and Additional Per Share Merger Consideration (collectively, the “Warrant Termination Consideration”) subject to Warrantholder’s agreement to terminate the Warrant effective as of the Effective Time and the execution and delivery of this Agreement and the other documents described herein; and

WHEREAS, Warrantholder desires to receive the Warrant Termination Consideration that Warrantholder may be entitled to, and is therefore willing to terminate the Warrant and enter into this Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby acknowledge and agree to the following:

1.      Warrant Termination and Payment. Warrantholder hereby acknowledges and agrees that as of the Effective Time and in connection with the Warrant, the number of shares of common stock of the Company subject to the Warrant, the exercise price per share, the number of vested and unvested shares, and the number of exercised shares are each as set forth on Exhibit A hereto. Warrantholder further acknowledges and agrees that, contingent upon the Merger, and effective as of the Effective Time, the Warrant shall be cancelled and converted into the right to receive the Warrant Termination Consideration (regardless of whether the Warrant is then exercisable and regardless of the exercise price thereof). If the Warrant is not currently exercisable, then the Warrant is hereby amended so as to be exercisable beginning immediately prior to the Effective Time.  In settlement of such surrender and cancellation, Warrantholder shall be entitled to receive, without interest and subject to all applicable withholding, the Warrant Termination Consideration, which is determined in accordance with the Merger Agreement. Further information regarding the amount, manner and timing of the payment(s) to be paid to Warrantholder with respect to the Warrant is set forth in the Merger Agreement, a copy of which is attached hereto as Exhibit B. Upon payment of the Warrant Termination Consideration and occurrence of the Effective Time, all of the Company’s obligations, and all of Warrantholder’s rights, under the Warrant Agreement and all exhibits, amendments, addenda and documents related thereto shall be terminated and of no further force and effect without any further action by the Company, the Warrantholder or any other Person. Payment of the Warrant Termination Consideration shall be in complete discharge and satisfaction of any and all rights of Warrantholder under the terms of his, her or its Warrant Agreement. In the event that the Merger Agreement terminates, this Agreement will terminate and be of no further force or effect.

2.      Conditions to Payment. Warrantholder acknowledges and agrees that the receipt of the Warrant Termination Consideration is conditioned upon: (a) the execution and delivery to the Company of a properly completed and duly executed copy of this Agreement and IRS Form W-9 or IRS Form W-8 (as further described herein, and (b) a copy of the original Company Warrant (the “Transmittal Deliveries”).

3.      No Exercise of Warrants. Warrantholder hereby agrees not to exercise the Warrant (including with respect to any vested portion thereof and any portion that may vest after the date hereof) for the purchase of shares of common stock of the Company at any time from and after the date of this Agreement until the earlier of (a) the termination of the Merger Agreement and (b) the Merger (at which point the Warrant shall be converted into the right to receive the Warrant Termination Consideration).

4.      Acknowledgments and Agreements. As further consideration for Warrantholder’s receipt of the Warrant Termination Consideration, by execution and delivery of this Agreement, Warrantholder hereby irrevocably (a) waives, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), any right to dissent and seek appraisal that Warrantholder may have under the DGCL or the Merger Agreement; and (b) appoints the Representative to act as Warrantholder’s representative pursuant to Section 12.12 of the Merger Agreement.

5.      Representations and Warranties. As further consideration for Warrantholder’s right to receive his, her or its applicable portion of the Merger Consideration and to further induce the Company, Buyer, Merger Sub and the Representative to enter into the Merger Agreement, Warrantholder hereby represents and warrants to the Company, Buyer, and Merger Sub (and each of their successors and assigns) as follows:

(a)      (i) Warrantholder has the corporate, limited liability company, limited partnership or other applicable power and authority (or, if Warrantholder is a natural person, Warrantholder has the legal capacity) to execute and deliver this Warrant Cancellation Agreement and to perform the obligations set forth herein and therein; (ii) Warrantholder has duly and validly executed the Transmittal Deliveries; (iii) the Transmittal Deliveries are legal, valid and binding obligations on Warrantholder, enforceable against Warrantholder in accordance with the terms set forth herein and therein; (iv) Warrantholder owns and has good and valid title to the Warrant free and clear of all Liens; (v) the Warrant represents one hundred percent (100%) of the rights convertible into, or exercisable or exchangeable for, any common stock of the Company, including options and warrants, owned by the Warrantholder and the Warrantholder does not own any other options or warrants to purchase shares of common stock of the Company; (vi) Warrantholder has received, read and understands the Merger Agreement; and (vii) Warrantholder understands that, in accordance with the Merger Agreement, at and/or after the Effective Time, Buyer will have paid or issued or will pay or issue to Representative (on your behalf) the portion of the Merger Consideration payable or issuable to Warrantholder.

(b)      Neither the execution and delivery of the Transmittal Deliveries nor the consummation or performance of the transactions contemplated hereby by Warrantholder will, directly or indirectly (with or without notice or lapse of time): (i) if you are an entity, contravene, conflict with or result in a violation of any provision of your Organizational Documents; (ii) contravene, conflict with or result in a violation of any applicable Law to which Warrantholder is subject, or any Order to which Warrantholder is subject; (iii) contravene, conflict with or result in

2

a violation (with or without notice, consent or other approval from any third party) of any Contract to which Warrantholder is subject or (iv) result in the creation or imposition of any Lien upon the Warrant

(c)       No stock certificates have been issued to Warrantholder, or, to the knowledge of Warrantholder, to any other person, in respect of the Warrant. If any payment or issuance of any portion of the Warrant Termination Consideration is to be made to a Person other than the Warrantholder, the Warrantholder acknowledges that, as a condition to such payment or issuance that the Warrant shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment or issuance in a name other than the name of the Warrantholder and shall establish to the reasonable satisfaction of the Company that such Taxes either have been paid or are not payable.

(d)       Warrantholder agrees to provide to the Company such tax forms as the Company may reasonably request to establish the Company’s withholding obligations. Warrantholder acknowledges and agrees that the Company intends to deduct from the amounts payable to Warrantholder in respect of the Warrant all applicable withholding and employment taxes, which amounts shall be remitted to the Internal Revenue Service and other taxing authorities in accordance with the terms of the Internal Revenue Code and the laws of such other authorities. As such, to the extent that Warrantholder is subject to this withholding obligation, Warrantholder understands that substantially less will be received than would have been received absent this withholding obligation. If Warrantholder is not an employee and has not provided the Company with an IRS Form W-9 or IRS Form W-8, then Warrantholder’s right to obtain any payment hereunder will be subject to the provision to the Company of such IRS Form W-9 or IRS Form W-8.

(e)      With respect to the Warrant held by Warrantholder, Warrantholder is either (i) delivering the original Warrant or (ii) Warrantholder has executed an Affidavit of Loss and Indemnity in the form attached as Exhibit D with respect to such Warrant.

6.      Governing Law. This Agreement shall be governed in all respects, whether as to its validity, construction, capacity, performance, or otherwise, by the laws of the State of Delaware, without regard to its principles of conflict of laws that would permit or direct the application of the laws of another jurisdiction.

7.      SUBMISSION TO JURISDICTION; WAIVER OF TRIAL BY JURY. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN WARRANTHOLDER, BUYER, MERGER SUB, THE SURVIVING CORPORATION, THE OTHER EQUITY HOLDERS AND THE REPRESENTATIVE, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. WARRANTHOLDER HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY CLAIM THAT (A) WARRANTHOLDER IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) WARRANTHOLDER AND WARRANTHOLDER’S PROPERTY ARE IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. WARRANTHOLDER HEREBY AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO THE ADDRESS OF SUCH PARTY PROVIDED HEREIN, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE

3

THEREOF AND WARRANTHOLDER HEREBY WAIVES ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

WARRANTHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS LETTER OF TRANSMITTAL OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE MERGER AGREEMENT, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

8.      Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, Warrantholder, the Company and their respective heirs, executors, administrators, successors and assigns.

9.      Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. A counterpart executed by facsimile or electronically shall constitute an original, it being expressly agreed that each party to this Agreement shall be bound by its own facsimile or electronic signature and shall accept the facsimile or electronic signature of the other party to this Agreement.

[SIGNATURE PAGE FOLLOWS]

4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WARRANTHOLDER

Signature:

Print Name:

COMPANY

PalletOne, Inc.

By:
Name:
Title:

[Signature Page to Warrant Cancellation Agreement]

Exhibit A

Outstanding Warrant Information

Grant Date	Number of Shares Subject to Warrant	Exercise Price per Share	Number of Shares Vested	Number of Shares Unvested	Number of Shares Exercised

Exhibit B

Merger Agreement

ATTACHED.

Exhibit C

AFFIDAVIT OF LOSS AND INDEMNITY

This Affidavit of Loss and Indemnity is being delivered in connection with that certain Warrant Cancellation Agreement executed by the undersigned Equity Holder in favor of PalletOne, Inc., a Delaware corporation (the “Company”), Thunder Merger Sub, Inc., a Delaware corporation (“Merger Sub”), UFP Industrial, LLC, a Michigan limited liability company (“Buyer”), and Former P1 Stockholders, LLC, a Delaware limited liability company, solely in its capacity as representative (the “Representative”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Warrant Cancellation Agreement.  The undersigned Equity Holder being duly sworn and intending to be legally bound, does hereby certify as follows:

1.	That the following warrants to purchase common stock of PalletOne, Inc., a Delaware corporation (the “Company”), indicated below (the “Warrants”), has (have) been lost, stolen or destroyed:

Grant Date	Warrant No.	Series of Warrants	Number of Shares Subject to Warrant	Exercise Price per Share	Number of Shares Vested	Number of Shares Unvested	Number of Shares Exercised

2.

That the circumstances in connection with such loss, theft or destruction are unknown and that the undersigned Equity Holder has no knowledge or information as to the present whereabouts of such Warrant(s).

3.	That the true and lawful, present and sole, unconditional record and beneficial owner of said lost, stolen or destroyed Warrant(s) is the undersigned Equity Holder.

4.

That the undersigned Equity Holder has made and has caused to be made a diligent search for said Warrant(s) and has been unable to find or recover such Warrant(s); neither the Warrant(s) nor any interests therein have been sold, assigned, endorsed, transferred, exercised, deposited under any agreement, hypothecated, pledged, or disposed of in any manner by or on behalf of the undersigned Equity Holder; that neither the undersigned Equity Holder nor anyone on his, her or its behalf has signed any power of attorney or any other assignment or authorization with respect to the Warrant(s); and that no person, firm or corporation has any right, title, claim, equity or interest in, to or with respect to the Warrant(s), except the undersigned Equity Holder as the sole owner.

5.

The undersigned Equity Holder hereby agrees to surrender immediately the Warrant(s) to the Company or its successors and assigns for cancellation without consideration should the Warrant(s) at any time come into the possession or control of the undersigned Equity Holder.  If the Company or any of its successors discovers the Warrant(s), the undersigned Equity Holder hereby expressly authorizes the Company or such successor to cancel such Warrant(s) without further notice to the undersigned Equity Holder.

6.

The undersigned Equity Holder and its successors and assigns shall at all times indemnify and hold harmless each of Buyer, Merger Sub, the Company and the Equity Holders of the Company as of immediately prior to the Merger in connection with which this affidavit is being delivered, and their respective directors, officers, limited and general partners, employees, agents, successors and assigns (collectively, “Indemnitees”), from and against any and all claims, actions, suits, liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) whatsoever, now or hereafter arising, which any Indemnitee at any time shall or may sustain or incur (a) by reason of the Warrant(s) coming into possession of any other Person and (b) by reason of any claim, demand, action, suit or other proceeding which may be made with respect to the Warrant(s). The undersigned Equity Holder hereby agrees and acknowledges that the Company and/or the Surviving Corporation may in its discretion and as a condition precedent to the issuance of a new certificate, require the owner of such lost, stolen or destroyed Warrant(s) to provide to the Company and/or the Surviving Corporation a bond against any claim that may be made against the Indemnitees with respect to the Certificate(s) alleged to have been lost, stolen or destroyed.

7.

This Affidavit of Loss and Indemnity, and any claim, controversy or dispute arising under or related to this Affidavit of Loss and Indemnity, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law.

IN WITNESS WHEREOF, the undersigned has executed this Affidavit of Loss and Indemnity as of the _____ day of _____________, 2020.

Name:

THE STATE OF

COUNTY OF

On this _____ day of _____________, 2020, before me personally appeared ________________________, known to me to be the individual described in and who executed the foregoing Affidavit of Loss and Indemnity and acknowledged that he or she executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Printed Name:
Notary Public, State of
My Commission Expires:

[NOTARIAL SEAL]

EXHIBIT I

Working Capital

(See attached)

I-1

Project Thunder Comparison of PalletOne and UFP Net Working Capital and Debt Definitions (as of 10/22/2020 Net Working Capital and Adjusted Net Debt Analysis Reported Working Capital Cash and Cash Equivalents (Checks Issued Against Future Deposits Trade Receivables, Net Inventory Prepaid Expense Other Current Assets Deferred Tax Assets - Net Intercompany ($7,307) 92,791 49,747 1,867 8,924 0 0 ($8,633) 96,458 49,460 1,693 9,490 0 0 ($7,875) 99,756 53,880 2,472 7,412 0 (15) ($14,539) 114,905 67,190 2,051 7,348 0 0 ($10,384) 132,146 63,865 5,154 7,397 - - ($10,956) 111,577 60,838 3,854 7,397 - - ($11,972) 95,251 57,278 3,554 7,397 - - Current Assets Checks Issued Against Future Deposit Accounts Payable Accrued Liabilities 146,023 - 18,313 14,701 148,468 - 17,907 14,427 155,630 - 22,263 16,346 176,954 - 32,057 16,910 198,178 - 28,997 12,509 172,710 - 14,655 8,489 151,509 - 15,748 9,607 Current Liabilities 33,014 32,334 38,610 48,967 41,506 23,144 25,355 P1 Working Capital Adjustments 1 Deferred Tax Assets - Current 2 Income Taxes Payable (5) 3 Intercompany 4 Health Insurance Adjusted IBNR Accrual 5 Workers' Compensation Adjusted IBNR Accrual 6 Accrued Interest 7 Accrued Board of Directors' Fees 8 Related Party Receivable 9 Bay Wood Net Working Capital 10 Customer Overcharge Correction 11 Sick Leave Accrual 12 Bad Debt Adjustments 13 Forklift Rent Reclass (SFV) 14 Siler City Sawmill Inventories ($0) 4,203 (0) 1,484 431 260 - (8,392) - (15) 120 89 - (132) ($0) 3,196 (0) 818 312 222 14 (9,259) - (120) 190 39 - (46) ($0) 3,903 15 963 536 226 28 (7,412) - 156 260 11 - - ($0) 4,847 (0) 614 435 219 - (7,412) - - 200 11 - - $0 3,975 - 614 435 219 14 (8,222) - - 270 11 - - $0 - - 614 435 219 28 (8,222) - - 340 11 - - $0 - - 614 435 219 - (8,222) - - 410 11 - - This adjustment is based off of a TTM Jul-20 target anticipating a N UFP Working Capital Adjustments 1 Accrued Bonus 2 Checks Issued Against Future Deposits 3 Cash and Cash Equivalents (Checks Issued Against Future Deposits 4 Federal Income Tax Withheld 5 State/Local Income Tax Withheld 6 FICA Payable 7 FUTA Payable 8 SUTA Payable 9 Non-Trade Payables $909 - 7,307 (0) (0) 904 (0) (0) 22 $1,614 - 8,633 (0) (0) 1,204 (0) (0) 19 $1,874 - 7,875 17 (0) 1,586 (0) (0) 20 $2,257 - 14,539 17 (0) 1,885 (0) (0) 21 $2,624 - 10,384 0 0 2,182 0 0 20 $2,624 - 10,956 0 0 2,557 0 0 20 $2,675 - 11,972 0 0 2,857 0 0 20 This adjustment is based off of a TTM Jul-20 target anticipating a N Adjusted Net Debt Gross Debt Revolver (excludes SFV and WC Letters of Credit) Term Debt Mezzanine & Other Junior Debt $57,615 34,625 29,173 $60,931 34,123 29,173 $60,809 33,622 29,173 $69,294 33,120 29,173 $98,489 32,528 29,173 $89,228 32,026 29,173 $75,282 31,524 29,373 Total Gross Debt Accrued Interest Mezzanine Debt Accrued Interest $121,414 260 976 $124,227 222 1,248 $123,604 226 1,582 $131,587 219 95 $160,190 219 350 $150,427 219 673 $136,179 219 91 Total Gross Debt + Accrued Interest $122,649 $125,697 $125,411 $131,901 $160,760 $151,319 $136,490 Working Capital, UFP Adjusted $120,198 $122,968 $127,076 $145,619 $169,198 $159,148 $137,144 Trailing 12-Month Average - UFP Definition $111,978 $113,508 $115,259 $118,669 $123,809 $128,066 $130,435 Target Net Working Capital - UFP (2) $113,508 Projected Working Capital Adjustment - UFP Adjustment$13,568 $32,111 $55,689 $45,639 $23,636 Working Capital, P1 Adjusted $111,057 $111,499 $115,704 $126,900 $153,988 $142,991 $119,621 Trailing 12-Month Average - PalletOne NWC Definition $104,905 $106,067 $107,383 $109,818 $114,309 $117,776 $119,313 Target Net Working Capital - PalletOne (2) $106,067 Projected Working Capital Adjustment - UFP Adjustmen$9,638 $20,834 $47,921 $36,924 $13,554 Working Capital, Reported $113,009 $116,134 $117,020 $127,987 $156,672 $149,566 $126,154 ($ in Thousands)Jun-20 Jul-20 Aug-20 Sep-20 Oct-20E Nov-20E Dec-20E Adjustments to PalletOne's Net Working Capital Proposal (10/22/2020) - Buyer and Seller have confirmed setting a NWC target using the average TTM July 2020 adjusted net working capital balance - Seller has excluded Income Taxes Payable from Net Working Capital and recognizes that it is responsible for income taxes currently payabl - The tax benefit from the exercise of Series G and Series H warrants has been factored into the Income Taxes Payable balance for November and December (see Footnote 5

Project Thunder Comparison of PalletOne and UFP Net Working Capital and Debt Definitions (as of 10/22/2020 Net Working Capital and Adjusted Net Debt Analysis PalletOne Adjustments to Gross Debt (per LOI) Investment In and Advances To SFV Dempsey Kiln Conner Kiln Storti Robotic Nailer #2 (Port Arthur) Fence Nailer Robot (Sunbelt) Gregory Saw System Babb Lumber Debt (Anticipated Acquisition) (3) ($11,357) (1,177) (3,784) (1,483) (220) - - ($12,224) (1,124) (3,710) (1,538) (220) - - ($10,377) (1,071) (3,635) (1,549) (451) (230) - ($10,377) (1,019) (3,561) (1,576) (475) (230) - ($11,187) (966) (3,487) (1,893) (475) (370) - ($11,187) (913) (3,412) (2,000) (1,069) (790) - ($11,187) (860) (3,338) (2,000) (1,185) (5,210) - UFP Adjustments to Gross Debt Checks Issued Against Future Deposit Cash and Cash Equivalents (Checks Issued Against Future Deposits Accrued Bonus Federal Income Tax Withheld State/Local Income Tax Withheld FICA Payable FUTA Payable SUTA Payable Non-Trade Payables Deferred Loan Costs $ - 7,307 909 (0) (0) 904 (0) (0) 22 (488) $ - 8,633 1,614 (0) (0) 1,204 (0) (0) 19 (476) $ - 7,875 1,874 17 (0) 1,586 (0) (0) 20 (464) $ - 14,539 2,257 17 (0) 1,885 (0) (0) 21 (453) $ - 10,384 2,624 - - 2,182 - - 20 (444) $ - 10,956 2,624 - - 2,557 - - 20 (435) $ - 11,972 2,675 - - 2,857 - - 20 (427) Footnotes: (1) Line items from August 2018 through July 2019 are adjusted for Bay Wood Products Net Working Capital. Bay Wood's results are reported within the Company's consolidated financials as of August 2019. (2) The Company proposes a target NWC amount equal to the trailing 12-month average as of July 2020, consistent with the assumptions used to determine the Letter of Intent adjusted debt. (3) Placeholder only: the net working capital and associated debt related to the anticipated Babb Lumber acquisition is not reflected in this model. The acquisition is expected to be completed prior to the close of Project Thunder. (4) The adjusted debt target per the Letter of Intent is $95 million. (5) The Company estimates a tax benefit of approximately $1,248,287 from the exercise of the Series G and Series H warrants, which has been factored into the projected Income Taxes Payable balance Adjusted Net Debt per UFP $117,485 $121,071 $122,908 $137,776 $161,122 $147,670 $129,806 Target Adjusted Net Debt (4) $95,000 Difference in UFP Projected Adjusted Debt from Target ($52,670) Total Projected Purchase Price Adjustment (Net Effect of Working Capital Adjustment and Target Debt Difference) - UFP ($7,030) Income Taxes Payable (5) 4,203 3,196 3,903 4,847 3,975 - - Adjusted Net Debt - PalletOne Definition $108,832 $110,077 $112,000 $119,510 $146,356 $131,947 $112,709 Target Adjusted Net Debt (4) $95,000 Difference in PalletOne Projected Adjusted Debt from Target ($36,947) Total Projected Purchase Price Adjustment (Net Effect of Working Capital Adjustment and Target Debt Difference) - PalletOne ($23) ($ in Thousands)Jun-20 Jul-20 Aug-20 Sep-20 Oct-20E Nov-20E Dec-20E Adjustments to PalletOne's Net Working Capital Proposal (10/22/2020) - Buyer and Seller have confirmed setting a NWC target using the average TTM July 2020 adjusted net working capital balance - Seller has excluded Income Taxes Payable from Net Working Capital and recognizes that it is responsible for income taxes currently payabl - The tax benefit from the exercise of Series G and Series H warrants has been factored into the Income Taxes Payable balance for November and December (see Footnote 5